UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

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☐  Preliminary Proxy Statement
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☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to § 240.14a-12

Manor Care, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Manor Care, Inc.

September 14, 2007

Dear Stockholder:

The board of directors of Manor Care, Inc. (“Manor Care,” “we,” “us” or “our”) has unanimously (with Paul A. Ormond and Steven L. Guillard taking no part in the vote) approved a merger agreement providing for the merger of Manor Care with MCHCR-CP Merger Sub, Inc. (“MergerCo”), which is an affiliate of The Carlyle Group, which is a private equity firm. If the merger is completed, you will receive $67.00 in cash, without interest, for each share of our common stock that you own, and Manor Care will become wholly owned by MCHCR-CP Holdings, Inc., the sole stockholder of MergerCo and an affiliate of The Carlyle Group.

You will be asked, at a special meeting of the Manor Care stockholders, to consider and vote on a proposal to adopt the merger agreement. After careful consideration, our board of directors approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and unanimously (with Messrs. Ormond and Guillard taking no part in the vote due to potential conflicts of interest as a result of their positions as officers of Manor Care and The Carlyle Group’s interest in having certain members of Manor Care’s management team participate as investors in the merger) declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of our stockholders. THE BOARD OF DIRECTORS UNANIMOUSLY (WITH MESSRS. ORMOND AND GUILLARD TAKING NO PART IN THE RECOMMENDATION) RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

The time, date and place of the special meeting to consider and vote upon the adoption of the merger agreement are as follows:

2:00 p.m., eastern time, on October 17, 2007
in the auditorium of One SeaGate, Toledo, Ohio

The proxy statement attached to this letter provides you with information about the merger and the special meeting. A copy of the merger agreement is attached as Annex A to this proxy statement. We encourage you to read the entire proxy statement carefully. You may also obtain additional information on us from documents we have filed with the Securities and Exchange Commission.

Your vote is very important, regardless of the number of shares of our common stock you own. The merger cannot be completed unless holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting of stockholders vote for the adoption of the merger agreement. If you do not vote, it will have the same effect as a vote against the adoption of the merger agreement.

Whether or not you plan to attend the special meeting of stockholders in person, please vote your shares using one of the three alternatives offered on your proxy card to ensure your representation and the presence of a quorum at the special meeting. If you attend the meeting, you may vote your shares in person, even though you have previously voted by proxy.

Thank you in advance for your cooperation and continued support.

On behalf of your Board of Directors,

Paul A. Ormond
Chairman of the Board, President and
Chief Executive Officer

THIS PROXY STATEMENT IS DATED SEPTEMBER 14, 2007 AND IS FIRST BEING
MAILED TO STOCKHOLDERS ON OR ABOUT SEPTEMBER 17, 2007

Manor Care, Inc.

Notice of Special Meeting of Stockholders
October 17, 2007

Manor Care, Inc. will hold a special meeting of stockholders on October 17, 2007 at 2:00 p.m., eastern time, in the auditorium of One SeaGate, Toledo, Ohio. At the meeting, we will:

•	Consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 2, 2007, between MCHCR-CP Merger Sub Inc. and Manor Care, Inc., pursuant to which, upon the merger becoming effective, each outstanding share of Manor Care common stock, par value $0.01 per share (other than shares held in our treasury or owned by MCHCR-CP Merger Sub Inc. or its sole stockholder and shares held by stockholders who properly demand statutory appraisal rights) will be converted into the right to receive $67.00 in cash, without interest;

•	Approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

•	Consider any other business properly presented at the special meeting.

Only stockholders of record at the close of business on September 10, 2007 will be entitled to notice of and to vote at the special meeting.

Your vote is very important, regardless of the number of shares of our common stock you own. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock on the record date for the special meeting. Whether or not you plan to attend the special meeting of stockholders in person, please vote your shares using one of the three alternatives offered on your proxy card to ensure your representation and the presence of a quorum at the special meeting. If you attend the special meeting, you may vote your shares in person, even though you have previously voted by proxy. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” the adoption of the merger agreement.

If you fail to vote by proxy or in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote against the adoption of the merger agreement. If you are a stockholder of record and wish to vote in person at the special meeting, you may withdraw your proxy and vote in person.

Stockholders of Manor Care who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for appraisal to Manor Care before the vote is taken on the merger agreement and comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement under the caption “Appraisal Rights” beginning on page 69.

By Order of the Board of Directors,

Richard A. Parr II
Secretary

September 14, 2007

MANOR CARE, INC.
333 N. Summit St.
Toledo, Ohio 43604

PROXY STATEMENT

This proxy statement and the accompanying proxy card are being mailed to our stockholders in connection with the solicitation of proxies by our Board of Directors for a special meeting of stockholders to be held on October 17, 2007, beginning at 2:00 p.m., eastern time, at One SeaGate, Toledo, Ohio, in the auditorium adjacent to the lobby, and any adjournment or postponement thereof. The mailing commenced on or about September 17, 2007.

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement, the annexes attached to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. We have included page references in parentheses to direct you to the appropriate place in this proxy statement for a more complete description of the topics presented in this summary. In this proxy statement, the terms “Manor Care,” “HCR Manor Care,” “we,” “us” and “our” refer to Manor Care, Inc.

The Parties to the Merger Agreement (page 14)

Manor Care, Inc.
333 N. Summit Street
Toledo, OH 43604-2617
(419) 252-5500

Manor Care, Inc., a Delaware corporation, provides a range of health care services, including skilled nursing care, assisted living, post-acute medical and rehabilitation care, hospice care, home health care and rehabilitation therapy. The most significant portion of our business relates to long-term care, including skilled nursing care and assisted living. Our other segment is hospice and home health care.

We are a leading owner and operator of long-term care centers in the United States, with the majority of our facilities operating under the respected Heartland, ManorCare Health Services and Arden Courts names. On September 10, 2007, we operated 280 skilled nursing facilities and 65 assisted living facilities in 30 states, with 62 percent of our facilities located in Florida, Illinois, Michigan, Ohio and Pennsylvania.

Our hospice and home health business specializes in all levels of hospice care, home health and rehabilitation therapy, through 122 offices in 25 states as of September 10, 2007. In addition, we operated 10 inpatient hospice facilities at September 10, 2007.

In addition to the rehabilitation provided in each of our skilled nursing centers, we provide rehabilitation therapy in our 83 outpatient therapy clinics and at work sites, schools, hospitals and other health care settings. Our outpatient rehabilitation therapy business primarily performs services in Midwestern and Mid-Atlantic states, Texas and Florida.

MCHCR-CP Merger Sub Inc. (“MergerCo”)
In care of The Carlyle Group
1001 Pennsylvania Avenue NW
Washington, DC 20004
(202) 729-5626

MergerCo is a Delaware corporation and the wholly-owned subsidiary of MCHCR-CP Holdings, Inc. (“Holdings”). MergerCo and Holdings were formed at the direction of The Carlyle Group in anticipation of the merger. Subject to the terms of the merger agreement and in accordance with Delaware law, at the effective time of the merger, MergerCo will merge with and into Manor Care. MergerCo has de minimis assets and no operations.

The Carlyle Group (“Carlyle”)
1001 Pennsylvania Avenue, NW
Washington, DC 20004
(202) 729-5626

The Carlyle Group is a global private equity firm with $58.5 billion under management. Carlyle invests in buyouts, venture & growth capital, real estate and leveraged finance in Asia, Europe and North America, focusing on aerospace & defense, automotive & transportation, consumer & retail, energy & power, healthcare, industrial, infrastructure, technology & business services and telecommunications & media. Since 1987, the firm has invested $28.3 billion of equity in 636 transactions for a total purchase price of $132 billion. The Carlyle Group employs more than 800 people in 18 countries. In the aggregate, Carlyle portfolio companies have more than $87 billion in revenue and employ more than 286,000 people around the world.

The Special Meeting

Time, Place and Date (page 15)

The special meeting will be held on October 17, 2007, beginning at 2:00 p.m., eastern time, in the auditorium of One SeaGate, Toledo, Ohio.

Purpose (page 15)

You will be asked to consider and vote on a proposal to adopt an Agreement and Plan of Merger, dated as of July 2, 2007 (as it may be amended from time to time, the “merger agreement”), between MCHCR-CP Merger Sub, Inc. (“MergerCo”) and Manor Care, Inc. The merger agreement provides that MergerCo will be merged with and into Manor Care (the “merger”), with Manor Care being the surviving corporation in the merger (the “surviving corporation”). Each outstanding share of Manor Care common stock (other than shares held in our treasury or owned by MergerCo or its sole stockholder, MCHCR-CP Holdings, Inc., and shares held by stockholders who properly demand statutory appraisal rights) will be converted into the right to receive $67.00 in cash, without interest.

You will also be asked to consider and vote on a proposal to adjourn or postpone the special meeting, if determined to be necessary.

The persons named in the accompanying proxy card will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting.

Record Date and Quorum (page 15)

You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on September 10, 2007, the record date for the special meeting. You will have one vote for each share of Manor Care common stock that you owned on the record date. As of the record date, there were 73,281,931 shares of our common stock entitled to be voted.

A quorum is the number of shares that must be present to have the special meeting. The quorum requirement for the special meeting is a majority of the outstanding shares as of the record date, present in person or represented by proxy. If you submit a valid proxy card or attend the special meeting, your shares will be counted to determine whether a quorum is present. Abstentions and broker non-votes count toward the quorum. A “broker non-vote” occurs when a nominee (such as a bank or broker) holding shares for a beneficial owner does not have discretionary voting power and does not receive voting instructions from the beneficial owner before the meeting.

Required Vote (page 15)

Completion of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of our common stock at the close of business on the record date for the special meeting. A failure to vote your shares of our common stock or an abstention will have the same effect as voting against the merger. The proposal to adjourn or postpone the special meeting and approval of any other item require the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on such item.

Although abstentions and broker non-votes count for quorum purposes, in the case of the adoption of the merger agreement, they will have the same effect as a vote against the merger.

Share Ownership of Directors and Executive Officers (page 72)

As of the record date for the special meeting, the directors and executive officers of Manor Care beneficially owned, in the aggregate, 4,204,243 shares of our common stock, or approximately 5.6% of the outstanding shares of our common stock. The directors and executive officers have informed us that they intend to vote all of their shares of Manor Care common stock “FOR” the adoption of the merger agreement and “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Voting and Proxies (page 15)

Any Manor Care stockholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail, by internet or by telephone following the instructions on your proxy card, or may vote in person by appearing at the special meeting. If your shares are held in “street name” by your bank, broker or other nominee, you should instruct your nominee on how to vote your shares using the instructions provided by your nominee. If you do not provide your nominee with instructions, your shares will not be voted and that will have the same effect as voting against the merger.

Revocability of Proxy (page 15)

Any Manor Care stockholder of record who executes and returns a proxy card may revoke the proxy at any time before it is voted in any one of the following ways:

•	submitting a new proxy card;

•	giving written notice to us before the meeting that you are revoking your proxy card to Manor Care, Inc., in care of National City Bank, P.O. Box 535800, Pittsburgh, PA 15253;

•	casting a new vote by internet at http://www.cesvote.com or by telephone at (888) 693-8683; or

•	attending the meeting and voting your shares in person.

If you hold your shares indirectly in the name of a bank, broker, or other nominee, the revocation must be performed by your nominee by submitting a new proxy card or giving us written notice of the revocation.

When the Merger Will be Completed (page 49)

We are working to complete the merger as soon as possible. We anticipate completing the merger by the end of 2007, subject to adoption of the merger agreement by our stockholders and the satisfaction of the other closing conditions. In addition, MergerCo is not obligated to complete the merger until the expiration of a 30 consecutive calendar day (subject to tolling and extension under certain circumstances) “marketing period” throughout which MergerCo shall have the financial information that we are required to provide pursuant to the merger agreement to complete the debt financing of the merger, our independent public accountants shall not have withdrawn any relevant audit opinion and the conditions to closing (other than conditions that by their nature may be satisfied only at closing and certain conditions relating to governmental approvals and the financing-related CMBS restructuring (as defined below under “The Merger Agreement — CMBS Restructuring” beginning on page 62)) shall have been satisfied.

Effects of the Merger (page 49)

If the merger agreement is adopted by our stockholders and the other conditions to closing are satisfied, MergerCo will merge with and into Manor Care. The separate corporate existence of MergerCo will cease, and Manor Care will continue as the surviving corporation, wholly owned by entities sponsored by or co-investors with Carlyle. Upon completion of the merger, our common stock will be converted into the right to receive $67.00 per share, without interest and less any required withholding taxes. The surviving corporation will be a privately held corporation, and you will cease to have any ownership interest in the surviving corporation or any rights as its stockholder.

Recommendation of Our Board of Directors (page 25)

After careful consideration, our board of directors unanimously (with Messrs. Ormond and Guillard taking no part in the vote) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of our stockholders. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND “FOR” ANY PROPOSAL BY MANOR CARE TO ADJOURN OR POSTPONE THE SPECIAL MEETING, IF DETERMINED TO BE NECESSARY.

In reaching its decision, our board of directors considered a variety of business, financial and market factors and, in evaluating the merger, consulted with our management team and legal and financial advisors. In considering the recommendation of our board of directors with respect to the merger, you should be aware that certain of our directors and executive officers have interests in the merger that differ from, or are in addition to, your interests as a stockholder. See “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 39.

For the factors considered by our board of directors in reaching its decision to approve the merger agreement and the merger, see “The Merger — Reasons for the Merger” beginning on page 23.

Opinion of JPMorgan (page 25 and Annex B)

J.P. Morgan Securities Inc. (“JPMorgan”) delivered its opinion to our board of directors that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration of $67.00 in cash per share to be received by our stockholders in the merger was fair, from a financial point of view, to such stockholders.

The full text of the written opinion of JPMorgan, dated July 1, 2007, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Our stockholders are encouraged to read the opinion carefully in its entirety. JPMorgan’s written opinion is addressed to our board of directors, and is directed only to the consideration to be received in the merger and does not constitute a recommendation to any of our stockholders as to how such stockholder should vote at the special meeting. Pursuant to an engagement letter between Manor Care and JPMorgan, we have agreed to pay JPMorgan a transaction fee of 0.55% of the aggregate consideration to be paid in the transaction, or approximately $34.8 million (less the amount of the opinion fee to Citigroup Global Markets Inc.), $5 million of which was payable upon delivery of its opinion and the remainder of which is payable upon and contingent on consummation of the merger. In addition, affiliates of JPMorgan will be entitled to receive fees from MergerCo pursuant to debt commitment letters delivered by affiliates of JPMorgan to MergerCo as described under “The Merger — Financing — Debt Financing” beginning on page 37.

Opinion of Citi (page 31 and Annex C)

In connection with the merger, our board of directors received a written opinion, dated July 1, 2007, from Citigroup Global Markets Inc. (“Citi”), as to the fairness, from a financial point of view and as of the date of the opinion, of the $67.00 per share merger consideration to be received in the merger by holders of our common stock. The full text of Citi’s written opinion is attached as Annex C to this proxy statement. Our stockholders are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Citi’s opinion was provided to our board of directors in connection with its evaluation of the per share merger consideration from a financial point of view. Citi’s opinion does not address any other aspects or implications of the merger and does not constitute a recommendation to any of our stockholders as to how such stockholder should vote or act on any matters relating to the proposed merger. Pursuant to an engagement letter between Manor Care and Citi, we have agreed to pay Citi an opinion fee of $5 million, all of which was payable upon delivery of its opinion.

Financing (page 36)

MergerCo estimates the total amount of funds necessary to complete the merger and the related transactions to be approximately $6.6 billion, which includes approximately $5.4 billion (net of the impact of certain call options entered into in connection with Manor Care’s 2.125% convertible senior notes due 2035) to be paid out to our stockholders and holders of other equity-based interests in Manor Care, with the remainder to be applied to refinance existing indebtedness and pay related fees and expenses in connection with the merger, the financing arrangements and the related transactions. These payments are expected to be funded by a combination of equity contributions by entities sponsored by or co-investors with Carlyle and debt financing, as well as our available cash.

In connection with the execution and delivery of the merger agreement, MergerCo has obtained commitments to provide up to $5.5 billion in debt financing, consisting of (1) a first lien term loan facility in an aggregate principal amount of $700 million, (2) a revolving first lien credit facility in an aggregate principal amount of $200 million, (3) a secured real estate credit facility in an aggregate principal amount of approximately $4.6 billion (subject to reduction by amount drawn under the bridge facility described in clause (4) below) (the “CMBS facility”) and (4) a senior bridge loan facility in an aggregate principal amount of $4.6 billion, which will be available to the extent that any portion of the CMBS facility is not available, to finance a portion of the merger consideration, the refinancing of certain of our debt outstanding on the closing date of the merger and to pay fees, commissions and expenses in connection with the merger and, in the case of the first lien term loan facility and the revolving first lien credit facility, to provide cash collateral for bonds and/or letters of credit and for working capital and general corporate purposes. MergerCo has agreed to use its reasonable best efforts to consummate the debt financing on the terms and conditions described in the commitments. In addition, MergerCo has obtained an equity commitment from Carlyle Partners V, L.P. The facilities contemplated by the debt financing commitments are subject to various conditions, as described in further detail under “The Merger — Financing — Conditions to the Financing” beginning on page 39.

The closing of the merger is not conditioned on the receipt of the debt financing by MergerCo. MergerCo, however, is not required to consummate the merger until after the completion of the marketing period, as described above under “When the Merger Will be Completed” and in further detail under “The Merger Agreement — Effective Time; The Marketing Period” beginning on page 49.

Treatment of Outstanding Equity-Based Awards (page 50)

Except as otherwise agreed between MergerCo and the holder of outstanding equity-based awards, at the effective time of the merger:

•	each outstanding option to purchase shares of our common stock and each outstanding stock appreciation right with respect to shares of our common stock, whether or not then exercisable, will be canceled and converted into the right to receive a cash payment equal to the excess (if any) of the $67.00 per share cash merger consideration over the exercise price per share of the option or stock appreciation right, multiplied by the number of shares subject to the option or stock appreciation right;

•	each outstanding share of restricted stock will immediately vest and will be converted into the right to receive $67.00 per share;

•	each outstanding stock award subject to performance-based vesting criteria will immediately vest at the maximum performance level and will be converted into the right to receive $67.00 per share; and

•	each outstanding restricted stock unit, whether or not vested, will be canceled and will be converted into the right to receive $67.00 per unit.

In the case of stock equivalent units outstanding under our deferred compensation plans, at the effective time of the merger, each such stock equivalent unit will cease to represent the right to receive a share of our common stock and instead will be converted into the right to receive $67.00 per unit. Such amounts will be credited under our deferred compensation plans and will be notionally reinvested in the future in accordance with the terms of the applicable plan.

Interests of Our Directors and Executive Officers in the Merger (page 39)

Our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the following:

•	our directors and executive officers will receive cash consideration for their vested and unvested equity-based awards in connection with the merger;

•	each of Paul A. Ormond, Stephen L. Guillard, Steven M. Cavanaugh and Richard A. Parr II is a party to an employment agreement with us that provides for (1) vesting of equity-based awards and payout of annual bonus plan awards and performance award plan awards at designated levels upon a change in control, (2) severance and other separation benefits (including (a) cash severance payments, (b) continued welfare benefits, (c) additional service credit under our tax-qualified and supplemental pension, retirement and savings plans, (d) solely in the case of Messrs. Ormond and Cavanaugh, full funding of any split dollar life insurance arrangements maintained by Manor Care for the executive’s benefit and (e) solely in the case of Mr. Ormond, continued use of office space) if the executive’s employment terminates under certain circumstances following completion of the merger, and (3) “gross-ups” in respect of certain golden parachute excise taxes payable by the executive and certain other taxes, interest and penalties that may be imposed on nonqualified deferred compensation;

•	pursuant to an agreement between us and Mr. Ormond regarding Manor Care’s purchase of a life insurance policy with premiums payable in a total amount equal to $3.4 million, if Mr. Ormond’s employment terminates under certain circumstances following the effective time of the merger, Manor Care will transfer ownership of the life insurance policy to Mr. Ormond;

•	the merger agreement provides that, during the one-year period following the effective time of the merger, the surviving corporation will maintain certain benefit plans and will continue to provide certain compensation and benefits;

•	the merger agreement provides for indemnification and liability insurance arrangements for each of our current and former directors and officers;

•	Carlyle has informed us that it currently intends to retain the members of our management team following the merger, and that it expects that Mr. Ormond and our other executive officers will remain in their current positions with the surviving corporation following completion of the merger; and

•	while no agreements have been entered into as of the date of this proxy statement, members of our management may enter into employment agreements with the surviving corporation and may participate in the equity of the surviving corporation.

Our board of directors was aware of these interests and considered them, among other matters, in making its decisions.

Material United States Federal Income Tax Consequences of the Merger (page 45)

For U.S. federal income tax purposes, the merger will be treated as a sale of the shares of our common stock for cash by each of our stockholders. As a result, in general, each stockholder will recognize gain or loss equal to the difference, if any, between the amount of cash received in the merger and such stockholder’s adjusted tax basis in the shares surrendered. Such gain or loss will be capital gain or loss if the shares of common stock surrendered are held as a capital asset in the hands of the stockholder, and will be long-term capital gain or loss if the shares of common stock have a holding period of more than one year at the time of the merger. Stockholders are urged to consult their own tax advisors as to the particular tax consequences to them of the merger.

Regulatory Approvals (page 47)

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”), provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. Manor Care and Carlyle Partners V MC, L.P. filed notification reports with the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Act on August 2, 2007 and on August 1, 2007, respectively. We received notification on August 13, 2007 that the waiting period under the Hart-Scott-Rodino Act has been terminated.

The merger and the CMBS restructuring are also subject to certain health care-related local, state and federal regulatory requirements for notice, abbreviated review or full regulatory review and approval of the merger or related transactions as part of the CMBS restructuring, which will encompass the need for new permits, licenses, certificates of need, third party payor agreements, certifications and contracts, as well as other requirements as mandated by the applicable jurisdictions within which Manor Care provides or owns licensed or otherwise regulated services.

Procedure for Receiving Merger Consideration (page 50)

Within two business days after the effective time of the merger, a paying agent will mail a letter of transmittal and instructions to you and the other Manor Care stockholders. The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a signed letter of transmittal.

No Solicitation of Transactions (page 56)

The merger agreement restricts our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving Manor Care. Notwithstanding these restrictions, under certain limited circumstances required for our board of directors to comply with its fiduciary duties, our board of directors may respond to a bona fide written proposal for an alternative transaction or, upon paying the termination fee specified in the merger agreement, terminate the merger agreement and enter into an agreement with respect to a superior proposal.

Conditions to Closing (page 63)

Before we can complete the merger, a number of conditions must be satisfied. These include:

•	the adoption of the merger agreement by our stockholders;

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Act;

•	the absence of governmental judgments or orders that have the effect of enjoining or otherwise prohibiting the consummation of the merger;

•	the receipt of all consents and approvals of, and the making of all filings with and notices to, governmental authorities required in connection with the merger and the other transactions contemplated by the merger agreement (including the debt financing and the related CMBS restructuring), without the imposition of any condition or restriction that is adverse to Manor Care or MergerCo, except as would not, in the aggregate, reasonably be expected to result in losses, costs, liabilities, damages or expenses to MergerCo and/or Manor Care and our subsidiaries in excess of $40 million;

•	the completion of the CMBS restructuring;

•	the absence of any event, circumstance, development, change or effect since the date of the merger agreement that has had, or would reasonably be expected to have, a material adverse effect (as defined below under “The Merger Agreement — Representations and Warranties” beginning on page 51);

•	performance by each of the parties of its material obligations under the merger agreement in all material respects;

•	the accuracy of the representations and warranties of each of the parties to the merger agreement as of the closing date of the merger as described below under “The Merger Agreement — Conditions to the Merger” beginning on page 63; and

•	the delivery of closing certificates by each of the parties with respect to the satisfaction of the conditions relating to its representations and warranties and material obligations.

Other than the conditions pertaining to the stockholder approval, the absence of governmental orders, the expiration or termination of the Hart-Scott-Rodino Act waiting period and the receipt of the required governmental consents and approvals and mailing of filings and notices, either Manor Care, on the one hand, or MergerCo, on the other hand, may elect to waive conditions to their respective performance and complete the merger.

Termination of the Merger Agreement (page 65)

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained, as follows:

•	by mutual written consent of MergerCo and Manor Care;

•	by either MergerCo or Manor Care, if:

•	our stockholders do not adopt the merger agreement at the special meeting or any postponement or adjournment thereof;

•	a final, non-appealable governmental order prohibits the merger;

•	the merger has not been consummated on or before March 31, 2008, provided that if the closing has not occurred prior to such date solely as a result of the failure of the marketing period to have been completed prior to such date, then such date will be extended by an additional five business days (or, in the event the marketing period has commenced on or before March 31, 2008 and is then continuing, the number of days that remain in the marketing period); provided further that if the closing has not occurred prior to March 31, 2008 solely as a result of a governmental order or the failure to receive the required governmental consents or approvals or make the required filings and notices and it is reasonably apparent that such condition may be satisfied (or waived) on or prior to May 30, 2008, the March 31, 2008 date will be automatically extended to May 30, 2008; or

•	there is a breach by the non-terminating party of any of its representations or warranties or failure to perform any of its covenants or agreements in the merger agreement such that the closing conditions would not be satisfied and which cannot be cured prior to the termination date set forth above;

•	by MergerCo, if our board of directors withdraws or adversely modifies its recommendation or approval of the merger agreement or recommends, or enters into or causes Manor Care or any of our subsidiaries to enter into a definitive agreement for, another takeover proposal; or

•	by Manor Care, if

•	prior to adoption of the merger agreement by our stockholders, our board of directors determines that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, but only after our board of directors has given proper notice to MergerCo and taken into account any changes to the financial terms of the merger agreement proposed by MergerCo to us in response to such notice or otherwise; or

•	all of the mutual conditions to closing and all of the conditions to MergerCo’s obligations to close have been satisfied (other than those conditions that by their terms may only be satisfied at the closing) and, on or after the last day of the marketing period, neither MergerCo nor the surviving corporation has received the proceeds of the debt financing and MergerCo shall have failed to consummate the merger.

Termination Fees and Expenses (page 66)

Under certain circumstances, in connection with the termination of the merger agreement, we will be required to pay to MergerCo a termination fee of $175 million and in certain circumstances will be required to reimburse MergerCo for its documented out-of-pocket fees and expenses incurred in connection with the merger up to a total of $15 million, which amount will be credited against any termination fee payment.

MergerCo has agreed to pay us a termination fee of $175 million if we terminate the merger agreement in certain circumstances related to the failure of MergerCo to receive the proceeds of the debt financing. If, in the event that MergerCo becomes obligated to pay this termination fee, then our termination of the merger agreement in these circumstances and receipt of payment of such termination fee shall be our sole and exclusive remedy against MergerCo for any loss or damage suffered as a result of any breach of the merger agreement by MergerCo and the failure of the merger to be consummated.

The parties have agreed that the aggregate liability of Manor Care and our subsidiaries, as a group, on the one hand, or MergerCo, on the other hand, arising from any breach of the merger agreement shall be capped at $250 million.

Market Price of Our Stock (page 71)

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “HCR”. The closing sale price of our common stock on the NYSE on April 10, 2007, which was the last trading day before we announced that our board of directors was exploring strategic alternatives, including a potential sale of Manor Care, was $55.75. The closing sale price of our common stock on the NYSE on June 29, 2007, which was the last trading day before we announced the merger, was $65.29. On September 13, 2007, the last trading day before the date of this proxy statement, the closing price of our common stock on the NYSE was $64.56.

Appraisal Rights (page 69 and Annex D)

Pursuant to section 262 of the Delaware General Corporation Law, referred to as the DGCL, our stockholders have the right to dissent from the merger and receive a cash payment for the judicially determined fair value of their shares of our common stock. The judicially determined fair value under section 262 could be greater than, equal to or less than the $67.00 per share that our stockholders are entitled to receive in the merger. Stockholders that wish to exercise their appraisal rights must not vote in favor of the adoption of the merger agreement and must strictly comply with all of the procedures required by the DGCL. A copy of section 262 of the DGCL is attached to this proxy statement as Annex D.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as our stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

What is the proposed transaction?

The proposed transaction is the merger of Manor Care with an affiliate of Carlyle pursuant to the merger agreement. Once the merger agreement has been adopted by the Manor Care stockholders and the other closing conditions under the merger agreement have been satisfied or waived, MergerCo will merge with and into Manor Care. Manor Care will be the surviving corporation in the merger and will become wholly owned by an entity sponsored by or co-investors with Carlyle.

What will I receive in the merger?

Upon completion of the merger, you will receive $67.00 in cash, without interest and less any required withholding taxes, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will receive $6,700.00 in cash in exchange for your shares of our common stock, less any required withholding taxes. You will not own shares in the surviving corporation.

Where and when is the special meeting?

The special meeting will take place in the auditorium of One SeaGate, Toledo, Ohio, on October 17, 2007, at 2:00 p.m., eastern time.

What vote of our stockholders is required to adopt the merger agreement and for the adjournment or postponement of the special meeting, if determined to be necessary?

For us to complete the merger, holders of a majority of the outstanding shares of our common stock at the close of business on the record date must vote their shares “FOR” the adoption of the merger agreement. Accordingly, failure to vote or an abstention will have the same effect as a vote against adoption of the merger agreement. The proposal to adjourn or postpone the special meeting and approval of any other item require the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on such item.

How does our board of directors recommend that I vote on the merger agreement and the adjournment or postponement of the special meeting if determined to be necessary?

Our board of directors unanimously (with Messrs. Ormond and Guillard taking no part in the recommendation) recommends that our stockholders vote “FOR” the adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if determined to be necessary. You should read “The Merger — Reasons for the Merger” beginning on page 23 for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the merger agreement.

What do I need to do now?

We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. If you are a stockholder of record, then you can ensure that your shares are voted at the special meeting by completing, signing, dating and mailing each proxy card and returning it in the envelope provided, by voting on the internet at http://www.cesvote.com or by telephone at (888) 693-8683. If you hold your shares in “street name”, you can ensure that your shares are voted at the special meeting by instructing to your bank, broker or other nominee on how to vote, as discussed below.

If my shares are held in “street name” by my bank, broker or other nominee, will my nominee vote my shares for me?

Yes, but only if you provide instructions to your bank, broker or other nominee on how to vote. You should follow the directions provided by your nominee regarding how to instruct your nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against adoption of the merger agreement.

Can I change my vote?

Yes. You can change your vote at any time before your proxy is voted at the special meeting. If you are a registered stockholder, you may revoke your proxy by notifying us at Manor Care, Inc., in care of National City Bank, P.O. Box 535800, Pittsburgh, PA 15253 in writing or by submitting by mail a new proxy dated after the date of the proxy being revoked or by casting a new vote by internet at http://www.cesvote.com or by telephone at (888) 693-8683. In addition, your proxy may be revoked by attending the special meeting and voting in person (you must vote in person, as simply attending the special meeting will not cause your proxy to be revoked).

Please note that if you hold your shares in “street name” and you have instructed your bank, broker or other nominee to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the directions received from your nominee to change your vote.

Who counts the votes?

Our transfer agent, National City Bank, tabulates the votes and acts as inspector of the election.

Is my vote confidential?

Yes. All proxy cards and vote tabulations identifying individual stockholders are handled in a manner that protects your voting privacy.

How do I vote my HCR Manor Care Stock Purchase and Retirement Savings 401(k) Plan shares?

If you hold shares through the HCR Manor Care Stock Purchase and Retirement Savings 401(k) Plan, you will receive a separate proxy card which describes the three alternative methods for voting. Use one of these alternatives to instruct the plan trustee how to vote the shares allocated to your plan account. If you do not vote by one of these methods (or you submit an unclear voting designation or no voting designation at all), the plan trustee will vote the shares in your account the same way as the majority of the other plan participants voted their shares. Any revocation of your vote must be submitted to the plan trustee, and you will not be entitled to vote your shares in person at the meeting.

What does it mean if I get more than one proxy card or vote instruction card?

If your shares are registered differently or are in more than one account, you will receive more than one proxy card or, if you hold your shares in “street name”, more than one vote instruction card. Please complete and return all of the proxy cards or vote instruction cards you receive to ensure that all of your shares are voted.

Should I send in my stock certificates now?

No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

What happens if I sell my shares before the special meeting?

The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of our common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $67.00 per share in cash to be received by our stockholders in the merger. In order to receive the $67.00 per share, you must hold your shares through completion of the merger.

Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

Yes. As a holder of our common stock, you are entitled to appraisal rights under Delaware law in connection with the merger if you meet certain conditions, which conditions are described in this proxy statement under the caption “Appraisal Rights” beginning on page 69.

Can I attend the meeting in person?

Yes. If you were a stockholder of record at the business on September 10, 2007, you or your designated proxy may attend the meeting. We may ask that you or your proxy present valid identification for admission.

Who can help answer my other questions?

If you have more questions about the merger, please contact our Corporate Communications Department at (419) 252-5500. If you need assistance in submitting your proxy or voting your shares or need additional copies of this proxy statement or the enclosed proxy card, you should contact our proxy solicitation agent, Georgeson, Inc., at (888) 605-8302. If your bank, broker or other nominee holds your shares, you should call your nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of Manor Care, the expected completion and timing of the merger and other information relating to the merger. We identify forward-looking statements in this proxy statement by using words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may be,” “objective,” “plan,” “predict,” “project,” “will be” and similar words or phrases, or the negative thereof. For each of these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control. Those risks include, without limitation:

•	the satisfaction of the conditions to consummation of the merger, including the adoption of the merger agreement by our stockholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a $175 million termination fee to MergerCo;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally, including our ability to retain key employees;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common stock;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

•	the risk that we may be subject to litigation, including the litigation described under “The Merger — Litigation Concerning the Merger” beginning on page 48, in connection with the merger;

•	risks related to diverting management’s attention from our ongoing business operations; and

•	other risks detailed in our filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2006. See “General Information — Where You Can Find More Information” on page 75.

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this document. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained in this report to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

THE PARTIES TO THE MERGER AGREEMENT

Manor Care, Inc.

Manor Care, Inc., a Delaware corporation, provides a range of health care services, including skilled nursing care, assisted living, post-acute medical and rehabilitation care, hospice care, home health care and rehabilitation therapy. The most significant portion of our business relates to long-term care, including skilled nursing care and assisted living. Our other segment is hospice and home health care.

We are a leading owner and operator of long-term care centers in the United States, with the majority of our facilities operating under the respected Heartland, ManorCare Health Services and Arden Courts names. On September 10, 2007, we operated 280 skilled nursing facilities and 65 assisted living facilities in 30 states, with 62 percent of our facilities located in Florida, Illinois, Michigan, Ohio and Pennsylvania.

Our hospice and home health business specializes in all levels of hospice care, home health and rehabilitation therapy, through 122 offices in 25 states as of September 10, 2007. In addition, we operated 10 inpatient hospice facilities at September 10, 2007.

In addition to the rehabilitation provided in each of our skilled nursing centers, we provide rehabilitation therapy in our 83 outpatient therapy clinics and at work sites, schools, hospitals and other health care settings. Our outpatient rehabilitation therapy business primarily performs services in Midwestern and Mid-Atlantic states, Texas and Florida.

Manor Care’s principal executive offices are at 333 N. Summit Street, Toledo, OH 43604-2617, and our telephone number is (419) 252-5500.

MCHCR-CP Merger Sub Inc.

MCHCR-CP Merger Sub Inc. (“MergerCo”) is a Delaware corporation and wholly-owned subsidiary of Holdings. Holdings and MergerCo were formed at the direction of The Carlyle Group in anticipation of the merger. Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger MCHCR-CP Merger Sub Inc. will merge with and into Manor Care, Inc. MCHCR-CP Merger Sub Inc. has de minimis assets and no operations. Following the closing of the merger, the capital stock of Holdings will be owned by investment funds managed by The Carlyle Group or its affiliates and certain co-investors designated by The Carlyle Group, as well as any members of management of Manor Care who agree to convert their equity in Manor Care into equity of Holdings in connection with the merger. MCHCR-CP Merger Sub Inc. has its principal executive offices at c/o The Carlyle Group, 1001 Pennsylvania Avenue, NW, Washington, DC, 20004, and its telephone number is (202) 729-5626.

The Carlyle Group

The Carlyle Group is a global private equity firm with $58.5 billion under management. Carlyle invests in buyouts, venture & growth capital, real estate and leveraged finance in Asia, Europe and North America, focusing on aerospace & defense, automotive & transportation, consumer & retail, energy & power, healthcare, industrial, infrastructure, technology & business services and telecommunications & media. Since 1987, the firm has invested $28.3 billion of equity in 636 transactions for a total purchase price of $132 billion. The Carlyle Group employs more than 800 people in 18 countries. In the aggregate, Carlyle portfolio companies have more than $87 billion in revenue and employ more than 286,000 people around the world.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement and the accompanying proxy card are being mailed to our stockholders in connection with the solicitation of proxies by our board of directors for special meeting of stockholders to be held on October 17, 2007, beginning at 2:00 p.m., eastern time, at One SeaGate, Toledo, Ohio, in the auditorium adjacent to the lobby, and any adjournment or postponement thereof. The mailing commenced on or about September 17, 2007. The purpose of the special meeting is for our stockholders to consider and vote upon the adoption of the merger agreement and to consider and vote on a proposal to adjourn or postpone the special meeting, if determined to be necessary. Our stockholders must adopt the merger agreement for the merger to occur. If the stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A.

Record Date and Quorum

The holders of record of our common stock as of the close of business on September 10, 2007, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 73,281,931 shares of our common stock outstanding.

The holders of a majority of the outstanding shares of our common stock at the close of business on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any postponement or adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Required Vote

Completion of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of our common stock at the close of business on the record date for the special meeting. The proposal to adjourn or postpone the special meeting and approval of any other item require the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on such item. Each outstanding share of our common stock is entitled to one vote.

As of September 10, 2007, the record date for the special meeting, the directors and executive officers of Manor Care beneficially owned, in the aggregate, 4,204,243 shares of Manor Care common stock, or approximately 5.6% of the outstanding shares of Manor Care common stock. The directors and executive officers have informed us that they intend to vote all of their shares of our common stock “FOR” the adoption of the merger agreement and “FOR” any adjournment or postponement of the special meeting, if determined to be necessary.

Proxies; Revocation

If you are a stockholder of record and submit a proxy by returning a signed proxy card by mail, by internet or by telephone, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your proxy card, your shares of Manor Care common stock will be voted “FOR” the adoption of the merger agreement and “FOR” any adjournment or postponement of the special meeting, if determined to be necessary.

If your shares are held in “street name” by your bank, broker or other nominee, you should instruct your nominee how to vote your shares using the instructions provided by your nominee. If you have not received such voting instructions or require further information regarding such voting instructions, contact your nominee and they can give you directions on how to vote your shares. Under the rules of the NYSE, nominees who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the merger proposal and thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the adoption of the merger agreement (i.e., “broker non-votes”). Shares of our common stock held by persons attending the special meeting but not voting, or shares for which we have received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists but will have the same effect as a vote “AGAINST” adoption of the merger agreement and any adjournment or postponement of the special meeting.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise us in writing at Manor Care Inc., in care of National City Bank, P.O. Box 535800, Pittsburgh, PA 15253, submit by mail a new proxy card dated after the date of the proxy you wish to revoke, cast a new vote by internet at http://www.cesvote.com or by telephone at (888) 693-8683, or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

Please note that if you hold your shares in “street name” and you have instructed your bank, broker or other nominee to vote your shares, the options for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your nominee to change your vote.

If you hold shares through the HCR Manor Care Stock Purchase and Retirement Savings 401(k) Plan, you will receive a separate proxy card which describes the three alternative methods for voting. Use one of these alternatives to instruct the plan trustee how to vote the shares allocated to your plan account. If you do not vote by one of these methods (or you submit an unclear voting designation or no voting designation at all), the plan trustee will vote the shares in your account the same way as the majority of the other plan participants voted their shares. Any revocation of your vote must be submitted to the plan trustee, and you will not entitled to vote your shares in person at the meeting. The Manor Care, Inc. Nonqualified Retirement Savings and Investment Plan trustee has the exclusive right to vote the shares held in this plan.

Manor Care does not expect that any matter other than the adoption of the merger agreement (and the approval of the adjournment or postponement of the special meeting, if determined to be necessary) will be brought before the special meeting. If, however, any such other matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than thirty days), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. If no instructions are indicated on your proxy card, your shares of our common stock will be voted “FOR” any adjournment or postponement of the special meeting, if determined necessary or appropriate, to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

Manor Care will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Manor Care may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. Manor Care will, upon request, reimburse banks, brokers and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Manor Care has retained Georgeson Inc. to assist it in the solicitation of proxies for the special meeting and will pay Georgeson Inc. a fee of approximately $25,000, plus reimbursement of out-of-pocket expenses.

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact our proxy solicitor:

Georgeson Inc.
17 State Street
New York, New York 10004
Telephone: (888) 605-8302
Attention: Manor Care Special Meeting

THE MERGER

Background of the Merger

Our board of directors periodically reviews and assesses strategic alternatives available to us. At a regularly scheduled meeting of the board held on January 30, 2007, Mr. Ormond provided an update on industry developments, including recent transactions involving other health care services companies. Mr. Ormond agreed to continue to evaluate the capital markets and to update the board regarding market conditions. In early March 2007, Mr. Ormond spoke individually with the other members of our board of directors by telephone to apprise them of discussions he had had with various shareholders, analysts and investment bankers, including JPMorgan, regarding strategic alternatives. Each of the board members approved Mr. Ormond to provide information to JPMorgan for the purpose of evaluating for the board a full range of alternatives open to Manor Care in the current market environment.

At a meeting of the board held on April 10, 2007, our board of directors considered a review of our strategic plan and potential alternatives to maximize shareholder value. The board consulted with JPMorgan regarding its analysis of our strategic alternatives, including, among other things, maintaining the status quo, a strategic acquisition of another company, a sale and lease-back of certain Manor Care properties, a spin-off of Manor Care’s real estate and a sale of Manor Care to a strategic or financial buyer. After further discussions between members of the board and our management, the board determined at the meeting that it was advisable and in the best interests of Manor Care and our stockholders to further explore strategic alternatives to enhance shareholder value, including through a potential sale of Manor Care. We retained JPMorgan as financial advisor, and Cravath, Swaine & Moore LLP (“Cravath”) as legal counsel, to Manor Care and the board. We announced our board’s determination to explore strategic alternatives to enhance shareholder value in an April 11, 2007 press release.

Also at the April 10, 2007 meeting of the board, JPMorgan confirmed that, in the event that the board determined to pursue a sale process, JPMorgan would be willing to offer debt financing to all potential acquirors of Manor Care, noting that no acquiror would be obligated to use JPMorgan as its debt financing source. Representatives of Cravath discussed with the board the nature of the potential conflict of interest that might arise from JPMorgan acting both as the financial advisor to Manor Care and a possible financing source in connection with a sale of Manor Care and described to the board certain procedures that JPMorgan undertook to institute to ensure the separation between the financing teams and the team advising Manor Care and the safeguards that Manor Care could undertake with regard to such conflict, including obtaining an additional opinion from another investment bank as to the fairness, from a financial point of view, of the consideration to be received in any transaction that might result from a sale process.

Representatives of JPMorgan were then excused from the board meeting, and the board engaged in a discussion of the risks and benefits relating to JPMorgan’s offer, including the potential conflict of interest and the related safeguards, with management and representatives of Cravath. After this discussion, our board of directors determined that, in the interest of facilitating any potential sale process, JPMorgan should make a debt financing package available to all potential acquirors, subject to the implementation of the appropriate procedural safeguards. The board of directors also determined that, should we enter into a transaction involving a change of control of Manor Care, the board would request that JPMorgan be willing to opine on the fairness, from a financial point of view, of the consideration to be received by our stockholders and the board would also seek to secure the opinion of another investment bank not providing financing to the acquiror as to the fairness, from a financial point of view, of the consideration to be received by our stockholders.

Thereafter, and continuing into July 2007, JPMorgan refined and updated its analysis of our strategic alternatives. JPMorgan also began to contact potential strategic and financial acquirors to gauge their interest in acquiring Manor Care. Over the course of the following weeks, JPMorgan contacted 48 potential acquirors, including 10 potential strategic acquirors, to assess their interest in acquiring Manor Care.

On April 19, 2007, the board of directors again met to discuss the exploration of our strategic alternatives. Representatives of JPMorgan reviewed for the board the work that management, with the assistance of JPMorgan and Cravath, undertook in connection with the exploration of each of our previously identified strategic alternatives. With respect to the sale of the company alternative, representatives of JPMorgan updated the board on the contacts made by JPMorgan to potential financial and strategic acquirors, noting that at least 24 parties had expressed interest, but that several of the potential strategic acquirors stated that they were not interested in exploring further an acquisition of Manor Care and only two potential strategic acquirors expressed any meaningful degree of interest in an acquisition of Manor Care. Following a discussion between the board and JPMorgan and Cravath regarding next steps, the board directed our management, with the assistance of JPMorgan and Cravath, to continue to explore strategic alternatives, including a potential sale of Manor Care.

Over the course of April 2007, JPMorgan continued to make contacts with potential acquirors of Manor Care and to analyze the relative merits of our other strategic alternatives. During this period, JPMorgan distributed introductory information materials and a form confidentiality agreement to prospective acquirors that had expressed interest in Manor Care. We subsequently executed confidentiality agreements with 21 potential financial acquirors and two potential strategic acquirors.

At the regular meeting of our board of directors on May 8, 2007, the board received an update regarding the on-going exploration of our strategic alternatives, including, among other things, maintaining the status quo, a strategic acquisition of another company, a sale and lease-back of certain Manor Care properties, a spin-off of Manor Care’s real estate and the sale of the company. Representatives of Cravath reviewed with the board the fiduciary duties of directors in the context of considering our strategic alternatives. Representatives of JPMorgan reviewed and discussed with the board JPMorgan’s current analysis, based on various generally accepted valuation methods, of the value that each strategic alternative could yield to our stockholders which continued to show highest values for the sale of the company alternative. Representatives of JPMorgan also updated the board on the progress of the potential sale of the company process, noting that, of the 23 parties that had entered into confidentiality agreements, eight potential financial acquirors and two potential strategic acquirors had provided preliminary indications of interest to JPMorgan.

At its May 8, 2007 meeting, our board also received a report of the compensation committee of the board with respect to changes in the retention and change in control programs for our executive officers, which were previously approved by the compensation committee of the board at the compensation committee’s meetings on April 19, 2007, and earlier on May 8, 2007. Hewitt Associates, the compensation committee’s special independent compensation consultants, reviewed and discussed with the compensation committee its recommendations with respect to various retention and change of control arrangements, and Cravath reviewed with the compensation committee a summary of the proposed retention and change in control arrangements. In discussing these arrangements, the compensation committee noted the increased threat posed by competitors offering to hire our executive officers following our announcement of the review of strategic alternatives. Based on the compensation committee’s review of Manor Care’s retention and change in control arrangements, on June 13, 2007, Manor Care entered into new employment agreements with each of Paul A. Ormond, Stephen L. Guillard, Steven M. Cavanaugh and Richard A. Parr II. For a discussion of the impact of the merger on Manor Care’s compensation arrangements, see “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 39.

Over the course of May and June 2007, the continuing potential acquirors conducted their due diligence of Manor Care. In mid-May 2007, we held in-depth management presentations with each of the continuing potential acquirors, and the potential acquirors conducted in-depth business accounting and legal due diligence. During the course of their due diligence process and prior to the submission of final acquisition proposals, all but two of the potential buyers dropped out of the process.

On June 8, 2007, JPMorgan distributed a bid procedures letter and a draft merger agreement to the seven potential financial acquirors and one potential strategic acquiror that were still actively engaged in the process. The bid procedures letter requested that proposals for an acquisition of Manor Care, accompanied by equity and debt financing commitments, sponsor guarantees and comments on the draft merger agreement, be submitted by June 22, 2007. A copy of the draft merger agreement and a summary thereof was also provided to our board of directors.

On June 11, 2007, we retained Citi to render an opinion to our board of directors as to the fairness, from a financial point of view, of the consideration to be received by holders of our common stock in connection with a potential sale of the company.

By June 25, 2007, Carlyle and one continuing strategic acquiror submitted proposals for the acquisition of Manor Care, together with debt financing commitments and comments on the draft merger agreement and, in the case of Carlyle, an equity financing commitment and sponsor guarantee. Carlyle offered merger consideration of $67.00 per share in cash, while the potential strategic acquiror offered merger consideration of $65.00 per share divided equally between cash and the acquiror’s common stock. The Carlyle offer was subject to a condition that would have required Mr. Ormond and other members of senior management to enter into employment and related agreements with Carlyle prior to the execution of a merger agreement. From June 25 to July 2, 2007, Cravath held discussions and negotiated the terms of the acquisition documents with counsel for each of the potential acquirors. On June 25, 2007, Manor Care entered into a confidentiality agreement with the continuing potential strategic acquiror so that Manor Care could conduct due diligence on the potential strategic acquiror to better assess the value of the stock component of its proposal.

Our board of directors met on June 26, 2007 to further analyze our strategic alternatives and to consider the proposals submitted by the two potential acquirors. Representatives of JPMorgan reviewed and discussed with the board JPMorgan’s further refined analysis of our strategic alternatives. Representatives of JPMorgan also reviewed with the board the financial terms of each of the acquisition proposals, including the amount of the proposed equity and debt financing and the resulting transaction leverage. Representatives of Cravath reviewed with the board the legal terms of each potential acquiror’s proposal, including terms relating to the conditionality of the acquiror’s obligation to consummate the merger. Management discussed with the board its views of the risks associated with each strategic alternative. In addition, JPMorgan reviewed and discussed with the board its updated preliminary financial analysis with respect to Manor Care, including a review of our full range of strategic alternatives and Citi reviewed and discussed with the board the proposed transaction from a financial perspective. With respect to the potential sale of the company process, representatives of JPMorgan and Cravath discussed with the board, in light of the proposals made by each of the potential acquirors, the process to solicit improved terms from the potential acquirors. Following discussion, the board determined that a sale of Manor Care likely would provide our stockholders with greater value than any of Manor Care’s other strategic alternatives. Nevertheless, the board directed that our management and JPMorgan continue to conduct their analysis with respect to the other strategic alternatives. The board also directed JPMorgan and Cravath to seek improved terms from each of the potential acquirors. In light of the threshold condition to Carlyle’s offer, the board also authorized Mr. Ormond to meet with Carlyle, on behalf of himself and other members of senior management, subject to full disclosure to the board regarding any such meeting and any agreement reached prior to the board’s consideration of a transaction with Carlyle. As a precaution against any potential resulting conflict of interest, the board determined that Mr. Ormond and Mr. Guillard would thereafter be recused from any votes and certain discussions regarding the board’s consideration of strategic alternatives.

After the June 26, 2007 board meeting, JPMorgan communicated to each of the potential acquirors that our board of directors was seeking that certain financial and contractual terms be improved. At the board’s direction, JPMorgan also commenced due diligence regarding the financial condition of the potential strategic acquiror in order to evaluate the stock consideration offered by this potential acquiror.

On June 27, 2007, Carlyle presented to Mr. Ormond its plans for Manor Care and described the general structure of co-investment opportunities and equity incentive plans they had offered in past acquisitions and that could be considered for a transaction involving Manor Care. During that discussion, Carlyle also indicated that it would request certain changes to Mr. Ormond’s existing employment agreement. No terms for equity participation or employment with the surviving corporation were offered, and no understandings or agreements were reached with respect to any co-investment or equity participation by Mr. Ormond or any other member of senior management or any employment terms for Mr. Ormond or any other member of senior management.

Prior to the meeting of the board on the morning of June 28, 2007 described below, Carlyle orally informed JPMorgan that it was increasing its proposal to a best and final offer of $67.50 per share and removed the condition, contained in Carlyle’s initial offer, that would have required Mr. Ormond and other members of senior management to enter into employment and related agreements prior to the execution of a merger agreement. The potential strategic acquiror informed Manor Care in writing that it was not willing to increase its offer price any further.

On the morning of June 28, 2007, our board of directors met to review our strategic alternatives and to discuss the best and final proposals submitted by the potential acquirors. Mr. Ormond described to the board his June 27 discussions with Carlyle, which discussions had been authorized at the previous board meeting. Mr. Ormond reported that, although the parties had discussed various possibilities regarding the general outlines of a relationship following a transaction, no formal or informal agreements had been reached. Representatives of JPMorgan reported to the board regarding the potential sale of the company process, including with respect to the negotiations that took place with the potential acquirors since the board’s meeting on June 26, 2007. JPMorgan reviewed the terms of each of the two proposals, noting that Carlyle had agreed not to condition the execution of a merger agreement on any prior agreements with Mr. Ormond and other members of senior management. JPMorgan provided the board with an updated analysis of other strategic alternatives and discussed with the board the relative merits of all such alternatives. Representatives of Cravath then reviewed with the board the legal terms of the two proposals, noting that significant progress had been made in negotiations with Carlyle with respect to, among other things, closing conditions and the remedies available to Manor Care in the event that MergerCo did not acquire Manor Care upon satisfaction of such conditions, but that the potential strategic acquiror had not meaningfully improved its proposed contractual terms. Representatives of Cravath responded to questions from the board regarding the legal terms of the offers and again discussed with the board the fiduciary duties of directors in connection with evaluating strategic alternatives. Additional discussions were held among the non-management directors, JPMorgan and Cravath in the absence of Mr. Ormond, Mr. Guillard or any other member of management. The non-management directors, JPMorgan and Cravath discussed the possibility of continuing negotiations with the strategic bidder, but, in light of the superiority of Carlyle’s offer and the expressed unwillingness of the strategic bidder to improve its terms or pricing, the board determined that this action would be productive and advisable only in the event that negotiations with Carlyle reached an impasse. The board also determined that, considering the strategic alternatives available to Manor Care, the dynamics of the bidding process, the state of the debt markets and certain other factors, JPMorgan and Cravath should be instructed to proceed without unnecessary delay in their efforts to finalize the negotiation of a definitive transaction agreement with Carlyle at the maximum obtainable price and on the best possible terms.

On the evening of June 28, 2007, our board of directors met to review developments that had occurred over the course of the day. Management informed the board that a $53.2 million jury verdict had been returned against Manor Care in litigation relating to patient care in New Mexico, which verdict had also been disclosed by management to Carlyle and its counsel earlier in the day. The board discussed with representatives of JPMorgan and Cravath the implications of this verdict for Manor Care and the potential sale of the company process, including the request from Carlyle to conduct further due diligence on this matter.

On the evening of June 29, 2007, our board of directors met to review the progress of negotiations with Carlyle and other developments that had occurred since the board’s meeting on the evening of June 28, 2007. Management and JPMorgan informed the board that, in responding to questions raised by Carlyle in the course of the due diligence process earlier that week, management and JPMorgan had determined earlier that day that a sale of Manor Care would give rise to additional costs in connection with the termination of certain warrants issued by Manor Care to an affiliate of JPMorgan. The warrants were issued in July 2005 and give the JPMorgan affiliate the right to acquire up to 8,938,960 shares of Manor Care common stock from us. The terms of the warrants provide for termination effective on the date of a stockholder vote approving a merger involving Manor Care in which our stockholders receive any cash consideration. Upon termination of the warrants, we would be required to pay the JPMorgan affiliate an amount in cash equal to the value of the warrants. The value of the warrants is a combination of their intrinsic value (the difference between the market price and the strike price) plus the time value. Also in July 2005, we purchased options from the JPMorgan affiliate with respect to our common stock in connection with Manor Care’s 2.125% convertible senior notes due 2035 (the “2035 convertible notes”). The options give Manor Care the right to purchase from the JPMorgan affiliate approximately the number of shares of Manor Care common stock that are issuable upon conversion of the 2035 convertible notes (other than any additional shares issuable in the context of a sale of Manor Care pursuant to the make-whole provision of the 2035 convertible notes). The original terms of the options provide that following a merger involving Manor Care, the options would continue, but would be adjusted, substantially consistent with the terms of the 2035 convertible notes, to substitute shares of Manor Care with the merger consideration unless or until the options are exercised in connection with conversion of the 2035 convertible notes. In the event of a merger, Manor Care would not have a contractual right to terminate the options. Our initial presentation to potential acquirors included the intrinsic value but did not include the time value of the warrants, and thus bidders had not included it in the calculation of their respective initial bids. Following further review by JPMorgan and management, JPMorgan and management determined that the time value of the warrants would result in an amount significantly in excess of $50 million due to the JPMorgan affiliate. This additional cost would, in the context of a sale of Manor Care, increase Manor Care’s net debt by the full time value of the warrants and directly affect the value of Manor Care on a dollar-for-dollar basis. Manor Care discussed with the JPMorgan affiliate the possibility of terminating the options upon closing of the merger in a manner that would take into account both the intrinsic value and the time value of the options, and which would result in a cap on the net payment owed to the JPMorgan affiliate in respect of the time value of the options offset against the time value of the warrants of approximately $50 million. The board acknowledged that recent developments could have an impact on the value of Manor Care to any potential acquiror, and the directors discussed various approaches to minimizing the cumulative impact of the time value cost of the warrants, the New Mexico verdict and other concerns. Additional discussions were held among the non-management directors, JPMorgan and Cravath in the absence of Mr. Ormond, Mr. Guillard or any other member of management. Following these discussions, the board instructed JPMorgan to specifically quantify for Carlyle the additional warrant liability, to continue negotiations with Carlyle and to engage the strategic bidder in additional negotiations on July 2, 2007, if successful negotiations had not been concluded with Carlyle prior to that time.

Following the meeting of our board on June 29, 2007, JPMorgan and Cravath engaged in extensive negotiations with Carlyle and its counsel regarding the pricing and terms of a potential transaction. At the same time, Manor Care negotiated with the JPMorgan affiliate to reach an agreement to terminate both the options and the warrants upon the closing of the merger under which agreement the net payment to the JPMorgan affiliate in respect of the time value of the options offset against the time value of the warrants would be capped at $47 million. As a result, Carlyle submitted a revised offer to purchase Manor Care for $67.00 per share.

On the evening of July 1, 2007, our board met to review Manor Care’s strategic alternatives and the revised financial and legal terms that had been proposed by Carlyle. Representatives of JPMorgan reported to the board regarding the potential sale of the company process, including with respect to the negotiations that had taken place with Carlyle since the board’s meeting on June 29, 2007, and reviewed the terms of Carlyle’s proposal. Representatives of Cravath then reviewed with the board the contractual terms of Carlyle’s proposal, noting that Carlyle had further improved its proposed merger agreement terms with respect to closing conditions and other matters. Representatives of Cravath responded to questions from the board regarding the legal terms of the offer and again discussed with the board the fiduciary duties of directors in connection with evaluating strategic alternatives.

After further discussions between the board and representatives of JPMorgan and Cravath, the board requested that each of JPMorgan and Citi render an opinion as to the fairness, from a financial point of view, of the consideration to be received by holders of our common stock in the proposed merger. JPMorgan and Citi each separately delivered to the board an oral opinion, and each such oral opinion was confirmed by delivery of a written opinion dated July 1, 2007, to the effect that, as of the date of such opinion and based on and subject to the matters described in such opinion, the consideration to be received by the holders of our common stock in the proposed merger was fair, from a financial point of view, to such holders.

Notwithstanding that Mr. Ormond and Mr. Guillard confirmed that they had no agreement or understanding with Carlyle so that no potential conflict of interest existed, all members of management, including Mr. Ormond and Mr. Guillard, left the meeting after the delivery of JPMorgan’s and Citi’s respective oral opinions, and further discussions regarding the potential sale of Manor Care were conducted by the non-management directors, JPMorgan and Cravath.

Following additional discussion and deliberation, our board of directors determined that, based on all information available to the board, a sale of Manor Care to Carlyle at $67.00 per share would provide our stockholders with greater value than any of Manor Care’s other strategic alternatives, and the board unanimously (other than Mr. Ormond and Mr. Guillard, who did not take part in the vote) approved the merger agreement with an entity sponsored by Carlyle, the merger and the other transactions contemplated by the merger agreement, authorized Manor Care to enter into the merger agreement and resolved to recommend that our stockholders vote to adopt the merger agreement.

The merger agreement was executed by Manor Care, Inc. and MCHCR-CP Merger Sub Inc. as of July 2, 2007. On July 2, 2007, before the opening of trading on the NYSE, Manor Care and Carlyle issued a joint press release announcing the merger.

Reasons for the Merger

In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and to recommend that our stockholders vote to adopt the merger agreement, our board of directors considered a number of potentially positive factors, including the following material factors:

•	the current and historical market prices of our common stock, and the fact that the $67.00 per share to be paid for each share of our common stock in the merger represents a premium of 20.2% to the closing price of our common stock on April 10, 2007, the last trading day before we announced exploration of our strategic alternatives, and a premium of 22.9% to the average closing price for the 30 days ended April 10, 2007;

•	the current condition of the financial markets, including the availability of financing for the merger at favorable rates, and the risk of future deterioration in such conditions;

•	the possible alternatives to the sale of Manor Care, including continuing to operate Manor Care on a stand-alone basis and various recapitalization, restructuring and acquisition strategies, and the risks and uncertainties associated with such alternatives, including the risks associated with our ability to meet our projections for future results of operations, compared to the certainty of realizing in cash a fair value to our stockholders in the merger;

•	the extensive sale process conducted by us, with the assistance of JPMorgan and Cravath, which process involved engaging in discussions with 48 parties to determine their interest in acquiring Manor Care, entering into confidentiality agreements with 23 parties and the receipt of two definitive proposals to acquire Manor Care;

•	the price proposed by Carlyle reflected extensive negotiations between the parties, as well as all positive and negative developments prior to the approval of the merger agreement, and represented the highest final price that we had received for the acquisition of Manor Care;

•	the financial presentation of JPMorgan and its opinion, each dated July 1, 2007, to our board of directors as to the fairness, from a financial point of view and as of the date of such opinion, of the $67.00 per share consideration to be received in the merger by holders of our common stock, as more fully described below under the caption “Opinion of JPMorgan” beginning on page 25 (see also Annex B to this proxy statement);

•	the financial presentation of Citi and its opinion, each dated July 1, 2007, to our board of directors as to the fairness, from a financial point of view and as of the date of such opinion, of the $67.00 per share consideration to be received in the merger by holders of our common stock, as more fully described below under the caption “Opinion of Citi” beginning on page 31 (see also Annex C to this proxy statement);

•	the terms of the merger agreement and the related agreements, including:

•	the limited number and nature of the conditions to MergerCo’s obligation to consummate the merger, and the likelihood that the merger will be completed, including the likelihood that the regulatory approvals necessary to complete the merger will be obtained and the financing-related CMBS restructuring required as a closing condition to the merger will be consummated;

•	our ability, under certain limited circumstances, to furnish information to and conduct negotiations with third parties regarding other proposals;

•	our ability to terminate the merger agreement in order to accept a financially superior proposal, subject to paying MergerCo a $175 million termination fee, and our board of directors’ belief that the $175 million termination fee (1) is reasonable in light of the comprehensive process undertaken by the board of directors, as well as the overall terms of the merger agreement and the benefits of the merger, including in particular the $175 million fee payable by MergerCo under the circumstances described below, (2) is within the range of termination fees provided in other transactions of this size and nature and (3) would not preclude another party from making a competing proposal;

•	the limitation on our liability for any breaches of the merger agreement to $250 million; and

•	the limited number and nature of the conditions to funding set forth in the debt financing commitment letter and the obligation of MergerCo to use its reasonable best efforts (1) to obtain the debt financing and (2) if MergerCo fails to effect the closing because of a failure to obtain the debt financing and we terminate the merger agreement thereafter, to pay us a $175 million termination fee.

•	the fact that the non-financial terms of the proposal received from Carlyle were, in the aggregate, more favorable to us than the non-financial terms of the proposal from the other potential acquiror; and

•	the availability of appraisal rights to our stockholders who properly exercise their statutory rights (see “Appraisal Rights” beginning on page 69 and Annex D to this proxy statement).

Our board of directors also considered and balanced against the potentially positive factors a number of potentially negative factors concerning the merger, including the following material factors:

•	the risk that the merger might not be completed, including as a result of a failure by MergerCo to obtain the debt financing or as a result of a failure to obtain the necessary approvals or complete the CMBS restructuring;

•	the fact that our stockholders will not participate in any future earnings or growth of Manor Care;

•	the fact that the merger consideration consists of cash and will therefore be taxable to our stockholders for U.S. federal income tax purposes;

•	the restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding other proposals and the requirement that we pay MergerCo a $175 million termination fee if our board of directors accepts a superior proposal;

•	the possibility of disruption to our operations associated with the merger (including the fact that the structure of Carlyle’s contemplated acquisition of Manor Care involves a separation of Manor Care’s real estate assets from its operating business, and the potential costs, delays and risks that may be imposed on Manor Care by such structure), and the resulting effect thereof on us if the merger does not close; and

•	the fact that Manor Care is entering into a merger agreement with a newly formed corporation with essentially no assets, but for which certain obligations are being guaranteed by Carlyle Partners V, L.P., up to a $250 million limit, and the fact that Manor Care’s remedy in connection with a breach of the merger agreement by MergerCo, even a breach that is deliberate or wilful, is limited to $250 million.

During its consideration of the transaction with MergerCo, our board of directors was also aware that all of our directors and executive officers have interests in the merger that are, or may be, different from, or in addition to, those of our stockholders generally, as described under “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 39.

After taking into account all of the factors set forth above, as well as others, our board of directors determined that the potentially positive factors outweighed the potentially negative factors. Furthermore, our board of directors determined it to be advisable and in the best interests of our stockholders that we enter into the merger agreement, and that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of our stockholders. Our board of directors has unanimously (with Messrs. Ormond and Guillard taking no part in the vote) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommends that our stockholders vote to adopt the merger agreement at the special meeting.

Our board of directors did not assign relative weights to the above factors or the other factors considered by it. In addition, our board of directors did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the board of directors may have given different weights to different factors.

Recommendation of Our Board of Directors

On July 1, 2007, after evaluating a variety of business, financial and market factors with the assistance of our management and our legal and financial advisors, and after due discussion and due consideration, our board of directors unanimously (with Messrs. Ormond and Guillard taking no part in the vote) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of our stockholders. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

Opinion of JPMorgan

Pursuant to an engagement letter, dated April 20, 2007, we retained JPMorgan as our financial advisor in connection with our analysis and consideration of various strategic alternatives, including the proposed merger, and to render an opinion to our board of directors as to the fairness, from a financial point of view, of the consideration to be received by our stockholders in connection with the proposed merger.

At the meeting of our board of directors on July 1, 2007, JPMorgan rendered its oral opinion, which opinion was confirmed by delivery of a written opinion dated July 1, 2007, to our board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be received by our stockholders in the proposed merger is fair, from a financial point of view, to such stockholders. No limitations were imposed by our board of directors upon JPMorgan with respect to the investigations made or procedures followed by it in rendering its opinions.

The full text of JPMorgan’s written opinion, dated July 1, 2007, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. Our stockholders are urged to read the opinion in its entirety. JPMorgan’s written opinion is addressed to our board of directors, is directed only to the fairness, from a financial point of view, of the consideration to be received by our stockholders in the proposed merger and does not constitute a recommendation to any of our stockholders as to how such stockholder should vote at the Manor Care special meeting. The summary of JPMorgan’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, JPMorgan, among other things:

•	reviewed a draft of the merger agreement, dated July 1, 2007;

•	reviewed certain publicly available business and financial information concerning Manor Care and the industries in which we operate;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for those companies;

•	compared our financial and operating performance with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of our common stock and certain publicly traded securities of those other companies;

•	reviewed certain internal financial analyses and forecasts prepared by our management relating to our business; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purpose of its opinion.

JPMorgan also held discussions with certain members of our management with respect to certain aspects of the proposed merger, and the past and current business operations of Manor Care, our financial condition and future prospects and operations, and certain other matters JPMorgan believed necessary or appropriate to its inquiry.

JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with JPMorgan by us or otherwise reviewed by or for JPMorgan. JPMorgan did not conduct, and was not provided with, any valuation or appraisal of any of the assets or liabilities of Manor Care, nor did JPMorgan evaluate the solvency of Manor Care under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to our expected future results of operations and financial condition to which such analyses or forecasts relate. JPMorgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. JPMorgan also assumed that the proposed merger and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement and that the definitive merger agreement would not differ in any material respect from the draft provided to JPMorgan. JPMorgan also assumed that the representations and warranties made by each of the parties in the merger agreement are and will be true and correct in all ways material to its analysis. JPMorgan relied as to all legal matters relevant to the rendering of its opinion upon the advice of counsel. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed merger would be obtained without any adverse effect on Manor Care.

The projections furnished to JPMorgan regarding Manor Care were prepared by our management. We do not publicly disclose internal management projections of the type provided to JPMorgan in connection with JPMorgan’s analysis of the proposed merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

JPMorgan’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of such opinion. Subsequent developments may affect JPMorgan’s opinion and JPMorgan does not have any obligation to update, revise, or reaffirm such opinion. JPMorgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be received by our stockholders in the proposed merger, and JPMorgan has expressed no opinion as to the fairness of the proposed merger to, or any consideration of, creditors or other constituencies of Manor Care or the underlying decision by us to engage in the proposed merger. JPMorgan expressed no opinion as to the price at which Manor Care’s common stock will trade at any future time, whether before or after the closing of the proposed merger.

In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan in connection with providing its opinion.

Public Trading Multiples

Using publicly available information, including filings with the SEC and published Wall Street equity research estimates, JPMorgan compared selected financial data of Manor Care with similar data for selected publicly traded companies engaged in businesses which JPMorgan judged to be similar to Manor Care. These companies were selected, among other reasons, because of their operational and overall business similarities with our business. The companies reviewed in connection with this analysis were classified into three groups as follows:

Long-Term Care Facilities	Hospice Facilities	Other Healthcare Facilities

Extendicare Health Services, Inc. Genesis HealthCare Corporation Kindred Healthcare, Inc.	Chemed Corporation Odyssey HealthCare, Inc. VistaCare, Inc.	DaVita, Inc.
Tenet Healthcare Corporation
Health Management Associates, Inc.
Community Health Systems, Inc.
Universal Health Services, Inc.
HealthSouth Corporation
Lifepoint Hospitals, Inc.
AmSurg Corp.
MedCath Corporation
Symbion, Inc.
NovaMed, Inc.

For each selected company, JPMorgan computed the multiple of firm value, which consists of the market value of the company’s equity as of June 29, 2007 (with the exception of Genesis Healthcare Corporation, which was based on the company’s market value using an unaffected stock price as of January 12, 2007, the last trading day prior to the announcement of its transaction with Formation Capital LLC and JER Partners), plus the company’s net debt, to estimated 2007 and 2008 earnings before interest, taxes, depreciation and amortization, which is referred to as EBITDA. JPMorgan also calculated the price to earnings ratio for each selected company as of June 29, 2007. JPMorgan then computed median and mean multiples for each group of selected companies. These financial statistics were calendarized for a December year-end and yielded the following reference ranges:

	FV/2007E		FV/2008E
	EBITDA		EBITDA		P/E 2007E		P/E 2008E

Long-term care facilities
High	10.6	x	9.3	x	20.1	x	17.7	x
Mean	8.6	x	7.7	x	18.6	x	16.3	x
Median	8.8	x	8.2	x	19.7	x	16.8	x
Low	6.1	x	5.2	x	15.0	x	13.9	x
Hospice facilities
High	11.9	x	10.1	x	22.1	x	26.0	x
Mean	9.8	x	8.3	x	20.5	x	20.4	x
Median	9.8	x	8.3	x	20.5	x	19.0	x
Low	7.7	x	6.5	x	18.8	x	16.0	x
Other healthcare facilities
High	11.5	x	11.3	x	26.4	x	21.1	x
Mean	8.5	x	7.7	x	19.0	x	16.6	x
Median	8.6	x	8.0	x	17.4	x	15.9	x
Low	4.2	x	3.9	x	14.6	x	13.1	x

Based on the multiples of firm value computed as set forth above and taking into account differences in our business and such other companies and such other factors as JPMorgan deemed appropriate, JPMorgan derived a range of multiples of firm value to estimated 2007 and 2008 EBITDA of 9.0x to 10.5x and 8.5x to 9.5x, respectively, for Manor Care. These multiples were then applied to our management’s estimates of 2007 and 2008 EBITDA, yielding implied trading values for Manor Care of approximately $49.50 to $58.50 and $51.50 to $58.25 per share, respectively. In addition, based on the price to earnings multiples as set forth above and taking into account differences between our business and such other companies and such other factors as JPMorgan deemed appropriate, JPMorgan derived a range of price to estimated 2007 and 2008 earnings of 19.5x to 20.5x and 17.0x to 18.0x, respectively. These multiples were then applied to our management’s estimates of 2007 and 2008 earnings per share, yielding implied trading values for Manor Care of approximately $54.50 to $57.25 and $55.50 to $58.75, respectively.

Discounted Cash Flow Analysis

JPMorgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for our common stock. In accordance with customary valuation practices, JPMorgan calculated the unlevered free cash flows that we are expected to generate during fiscal years 2007 through 2016 based upon financial projections prepared by our management through the years ended 2012 and with management guidance through the years ended 2016. JPMorgan also calculated a range of terminal asset values for Manor Care at the end of the 10-year period ending 2016 by applying a perpetual growth rate ranging from 2.5% to 3.5% of our unlevered free cash flow during the final year of the 10-year period. The 2.5% to 3.5% growth rate range corresponded to JPMorgan’s assumption of organic long-term growth for Manor Care and was chosen based on JPMorgan’s review of the current and historical growth trends of both Manor Care and the selected companies considered in JPMorgan’s public trading multiples analysis, as well as the expected growth characteristics of Manor Care in 2016. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 9.75% to 10.25%, which were chosen by JPMorgan based upon an analysis of our weighted average cost of capital. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for our estimated net debt as of July 1, 2007, option exercise proceeds, and present value of potential future cash payments associated with litigation damages. Based on the adjusted management projections, the discounted cash flow analysis, on a fully-diluted basis, indicated a range of equity values for our common stock of approximately $56.25 to $67.50 per share.

Selected Transaction Analysis

JPMorgan performed a selected transaction analysis, which compares the per share merger consideration to be received in the proposed merger to an implied range of per share values for Manor Care derived from an analysis of selected precedent transactions deemed by JPMorgan to be similar to the proposed merger. Using publicly available information, JPMorgan examined selected transactions within the skilled nursing provider and healthcare facilities industry segments that JPMorgan, based on its experience with mergers and acquisitions analysis, deemed relevant to arriving at its opinion. JPMorgan selected these transactions, among other reasons, because the targets involved in such transactions operate in a similar industry to Manor Care and have similar lines of business to Manor Care. However, none of the target companies or selected transactions is identical or directly comparable to Manor Care or the proposed merger, respectively. Accordingly, JPMorgan made judgments and assumptions concerning differences in financial and operating characteristics of the target companies and other factors that could affect the pricing of the selected transactions. Specifically, JPMorgan reviewed the following transactions:

	Acquiror	Target

Skilled nursing provider transactions
	National Senior Care, Inc.	Mariner Health Care, Inc.
	Extendicare Health Services, Inc.	Assisted Living Concepts, Inc.
	Onex Corporation	Skilled Healthcare Group, Inc.
	Fillmore Capital Partners	Beverly Enterprises, Inc.
	JER Partners/Formation Capital, LLC	Tandem Health Care, Inc.
	Sun Healthcare Group, Inc.	Harborside Healthcare Corporation
	Formation Capital, LLC/JER Partners	Genesis HealthCare Corporation
Healthcare facilities transactions
	Welsh, Carson, Anderson & Stowe	Select Medical Corporation
	The Carlyle Group	LifeCare Holdings, Inc.
	Bain Capital Partners, LLC	CRC Health Corporation
	Vestar Capital Partners	National Mentor Holdings, Inc.
	Bain Capital Partners, LLC, Kohlberg Kravis Roberts & Co. and Merrill Lynch Global Private Equity	HCA Inc.
	Welsh, Carson, Anderson & Stowe	United Surgical Partners International, Inc.
	Community Health Systems, Inc.	Triad Hospitals, Inc.

JPMorgan calculated the latest-twelve-months EBITDA transaction value multiples for the skilled nursing provider transactions and healthcare facilities transactions by dividing the publicly announced value of each selected transaction by the latest-twelve-month EBITDA of the target company prior to the announcement of the transaction, which yielded the following reference ranges:

Firm Value/LTM EBITDA

	High		Median		Low

Skilled nursing provider transactions	12.4	x	9.5	x	8.1	x
Healthcare facilities transactions	13.0	x	8.9	x	7.4	x

Based on various judgments concerning the relative comparability of each of the selected transactions to the proposed merger, JPMorgan did not rely solely on the quantitative results of the selected transaction analysis in developing a reference range or otherwise applying its analysis. JPMorgan, based on its experience with mergers and acquisitions and this segment of the healthcare industry, and using the selected skilled nursing provider and healthcare facilities transaction multiples as a general guide, selected a range of multiples of transaction values to latest-twelve-months EBITDA that it believed reflected an appropriate range of transaction multiples applicable to Manor Care. JPMorgan applied a range of comparable transaction multiples of 10.0x to 12.5x to our Firm Value/LTM EBITDA (calculated as of September 30, 2007), and arrived at an estimated range of equity values for our common stock of $53.50 to $67.50. The range applied was narrower than that set forth in the table above primarily because JPMorgan focused on certain transactions that were most comparable to the proposed merger based on the operating and financial characteristics of the targets (specifically, transactions at the higher end of the range in the table above, including Mariner Healthcare and Genesis Healthcare).

In addition to the financial analyses performed by JPMorgan in connection with providing its opinion, JPMorgan presented the following additional financial analyses at the request of our board of directors:

Historical Stock Price Analysis

JPMorgan reviewed the historical trading prices for our common stock for a 52-week period ended April 10, 2007. The high and low trading prices for our common stock for such 52-week period were $45.68 and $55.83, respectively. JPMorgan noted that the $67.00 per share price in the proposed merger represented a 20.2% premium to our closing stock price on April 10, 2007, the last trading day prior to the date we publicly announced that we were exploring strategic alternatives with respect to the business, and a 2.6% premium to our closing stock price on June 29, 2007, the last trading day prior to the announcement of the proposed merger.

Leveraged Buyout Analysis

Using projections prepared by our management, JPMorgan calculated potential returns to equity investors in connection with a hypothetical leveraged acquisition of Manor Care. For purposes of this analysis, JPMorgan assumed the transaction would be completed on September 30, 2007 and that a subsequent sale of Manor Care would occur in 2012 at a price equal to 10.5x management’s estimated 2012 EBITDA (including public company costs). JPMorgan selected an exit multiple of up to 10.5x as it bore consistency with the last 2 years’ trading multiple for Manor Care and was greater than the mean value of Manor Care’s trading multiple for the last 10 years, and was greater than the last years’, 2 years’, 5 years’ and 10 years’ trading multiples of the publicly-traded selected companies considered in JPMorgan’s public trading multiples analysis. JPMorgan also assumed that the required rate of return would range from 17.5% to 22.5% in a transaction of this type. Based on this analysis, JPMorgan estimated a range of implied equity values for our common stock of $64.25 to $69.25 per share.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, JPMorgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, JPMorgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by JPMorgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to Manor Care and none of the selected transactions reviewed was identical to the proposed merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of JPMorgan’s analysis, may be considered similar to ours. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of JPMorgan’s analysis, may be considered similar to the proposed merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Manor Care and the transactions compared to the proposed merger.

As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected to advise us with respect to the proposed merger and deliver an opinion to our board of directors with respect to the proposed merger on the basis of such experience and its familiarity with Manor Care.

Pursuant to its engagement letter, JPMorgan has acted as financial advisor to Manor Care with respect to the proposed merger and Manor Care has agreed to pay JPMorgan (1) a fee of $5 million upon the delivery of its opinion and (2) a transaction fee in an amount equal to 0.55% of the aggregate consideration to be paid in the proposed merger, or approximately $34.8 million, which is subject to reduction for fees associated with a second fairness opinion. The transaction fee shall be payable upon consummation of the proposed merger and the $5 million fee paid with respect to JPMorgan’s delivery of its opinion shall be credited towards such amount. JPMorgan will also be entitled to receive 25% of any termination fee paid to Manor Care in the event that the proposed merger is terminated, abandoned or fails to occur and the $5 million fee paid with respect to JPMorgan’s delivery of its opinion shall be credited towards such amount. In addition, we have agreed to reimburse JPMorgan for its expenses incurred in connection with its services, including the reasonable fees and disbursements of counsel, and will indemnify JPMorgan against certain liabilities, including liabilities arising under the Federal securities laws.

From time to time, JPMorgan and its affiliates have in the past provided, are currently providing and in the future may provide investment banking, commercial banking and other financial services to Manor Care for which JPMorgan has received, and would expect to receive, customary compensation. In particular, in the last two years JPMorgan and its affiliates acted, on behalf of Manor Care, as the sole bookrunner on our $250 million issuance of 2.0% convertible senior notes due 2036 in May 2006 and our $400 million issuance of 2.125% convertible senior notes due 2035 in August 2005. In addition, JPMorgan and its affiliates have also provided a variety of services to Carlyle and its affiliates. All such services were performed for customary compensation. In connection with the proposed merger, JPMorgan and its affiliates offered financing terms to potential acquirors of Manor Care (including Carlyle and its affiliates) and are arranging and providing financing of the merger consideration for MergerCo. See “The Merger — Financing” beginning on page 36. In the ordinary course of its businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of Manor Care or affiliates of Carlyle for its own accounts or for the accounts of customers and, accordingly, JPMorgan may at any time hold long or short positions in such securities. Among other transactions, an affiliate of JPMorgan entered into an option transaction and a warrant transaction with Manor Care in July 2005. In connection with the merger agreement, the JPMorgan affiliate and Manor Care entered into an agreement to terminate both the option transaction and the warrant transaction on the closing date of the merger. Under the agreement, the net payment to the JPMorgan affiliate in respect of the time value of the options offset against the time value of the warrants, which is referred to as call spread value in JPMorgan’s opinion, is capped at $47 million.

Opinion of Citi

Manor Care requested that Citi evaluate the fairness, from a financial point of view, of the consideration to be received in the merger by holders of Manor Care common stock. On July 1, 2007, at a meeting of Manor Care’s board of directors held to evaluate the merger, Citi rendered to Manor Care’s board of directors an oral opinion, which was confirmed by delivery of a written opinion dated July 1, 2007, to the effect that, as of that date and based on and subject to the matters described in its opinion, the $67.00 per share merger consideration was fair, from a financial point of view, to the holders of Manor Care common stock.

The full text of Citi’s written opinion, dated July 1, 2007, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Annex C and is incorporated into this proxy statement by reference. Citi’s opinion was provided to Manor Care’s board of directors in connection with its evaluation of the per share merger consideration from a financial point of view. Citi’s opinion does not address any other aspects or implications of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed merger.

In arriving at its opinion, Citi:

•	reviewed a draft dated July 1, 2007 of the merger agreement;

•	held discussions with certain senior officers, directors and other representatives and advisors of Manor Care concerning Manor Care’s business, operations and prospects;

•	examined certain publicly available business and financial information relating to Manor Care;

•	examined certain financial forecasts, both before and after giving effect to certain acquisitions proposed to be undertaken by Manor Care, and other information and data relating to Manor Care which were provided to or otherwise discussed with Citi by Manor Care’s management;

•	reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of Manor Care common stock, Manor Care’s historical and projected earnings and other operating data and Manor Care’s capitalization and financial condition;

•	analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Manor Care;

•	considered, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the merger; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without assuming any responsibility for independent verification, on the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and on the assurances of Manor Care’s management that it was not aware of any relevant information that was omitted or remained undisclosed to Citi. With respect to financial forecasts and other information and data relating to Manor Care provided to or otherwise reviewed by or discussed with Citi, Citi was advised by Manor Care’s management, and Citi assumed, with Manor Care’s consent, that the forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of Manor Care’s management as to Manor Care’s future financial performance both before and after giving effect to certain acquisitions proposed to be undertaken by Manor Care. Citi assumed, with Manor Care’s consent, that the merger would be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any term, condition or agreement in any respect material to Citi’s opinion and in compliance with all applicable laws and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Manor Care or the merger. Representatives of Manor Care advised Citi, and Citi also assumed, with Manor Care’s consent, that the final terms of the merger agreement would not vary materially from those set forth in the draft reviewed by Citi.

Citi did not make, and it was not provided with, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Manor Care, and Citi did not make any physical inspection of the properties or assets of Manor Care. Citi’s opinion does not address any terms or other aspects or implications of the merger (other than the $67.00 per share merger consideration to the extent expressly specified in the opinion). Citi expressed no view as to, and its opinion does not address, Manor Care’s underlying business decision to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Manor Care or the effect of any other transaction in which Manor Care might engage. Citi was not requested to, and did not, solicit third party indications of interest in the possible acquisition of Manor Care; however, Citi held discussions with Manor Care and its other advisors regarding the results of the solicitation process undertaken as of the date of Citi’s opinion by or on behalf of Manor Care. Citi also was not requested to, and did not, participate in the negotiation or structuring of the merger. Citi’s opinion was necessarily based on information available to Citi, and financial, stock market and other conditions and circumstances existing and disclosed to Citi, as of the date of its opinion. Except as described above, Manor Care imposed no other instructions or limitations on Citi with respect to the investigations made or procedures followed by Citi in rendering its opinion.

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citi believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Manor Care. No company, business or transaction used in those analyses as a comparison is identical or directly comparable to Manor Care or the merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The estimates contained in Citi’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

The type and amount of consideration payable in the merger was determined through negotiations between Manor Care and Carlyle and the decision to enter into the merger was solely that of our board of directors. Citi’s opinion was only one of many factors considered by our board of directors in its evaluation of the merger and should not be viewed as determinative of the views of Manor Care’s board of directors or management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses presented to Manor Care’s board of directors in connection with Citi’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citi’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citi’s financial analyses.

Selected Publicly Traded Companies Analysis

Citi reviewed financial and stock market information of Manor Care and the following eight selected publicly held companies, three of which are in the skilled nursing facilities industry and five of which are hospitals:

Skilled Nursing Facilities Companies	Hospitals

• Kindred Healthcare, Inc.	• Community Health Systems, Inc.
• Skilled Healthcare Group, Inc.	• Health Management Associates, Inc.
• Sun Healthcare Group, Inc.	• Lifepoint Hospitals, Inc.
• Tenet Healthcare Corporation
• Universal Health Services, Inc.

Citi reviewed, among other things, enterprise values of the selected companies, calculated as fully diluted equity value based on closing stock prices on June 29, 2007, plus debt, less cash, as a multiple of latest 12 months earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, and calendar years 2007 and 2008 estimated EBITDA. Citi also reviewed equity values of the selected companies based on closing stock prices on June 29, 2007 as a multiple of calendar years 2007 and 2008 estimated earnings per share, commonly referred to as EPS, and the ratio of 2007 estimated price-to-earnings to 2007 through 2012 estimated earnings growth, commonly referred to as PEG ratio. Citi then applied a range of selected multiples of 10.0x to 12.0x in the case of latest 12 months EBITDA, 9.0x to 11.0x in the case of calendar year 2007 estimated EBITDA, 8.0x to 10.0x in the case of calendar year 2008 estimated EBITDA, 18.5x to 20.5x in the case of calendar year 2007 estimated EPS, 16.5x to 18.5x in the case of calendar year 2008 estimated EPS, and 1.20x to 1.35x in the case of 2007 estimated PEG ratio derived from the selected companies to Manor Care’s latest 12 months (as of March 31, 2007) EBITDA, calendar years 2007 and 2008 estimated EBITDA and EPS, and 2007 through 2012 estimated EPS growth multiplied by its 2007 estimated EPS, respectively. Estimated financial data of the selected companies were based on research analysts’ estimates, public filings and other publicly available information. Estimated financial data of Manor Care were based on internal estimates of Manor Care’s management. This analysis indicated the following selected per share equity reference range for Manor Care, as compared to the per share merger consideration:

Selected per Share Equity	Per Share Merger
Reference Range for Manor Care	Consideration

$52.00 - $60.00	$67.00

Selected Precedent Transactions Analysis

Using publicly available information, Citi reviewed transaction values in the following six selected transactions in the skilled nursing facility industry:

Announcement Date	Acquiror	Target

• 01/16/07	• Formation Capital, LLC and JER Partners	• Genesis HealthCare Corporation
• 10/19/06	• Sun Healthcare Group, Inc.	• Harborside Healthcare Corporation
• 07/12/06	• Formation Capital, LLC and JER Partners	• Tandem Health Care, Inc.
• 10/25/05	• Onex Corporation	• Skilled Healthcare Group, Inc.
• 11/21/05	• Fillmore Strategic Investors, LLC	• Beverly Enterprises, Inc.
• 06/29/04	• National Senior Care, Inc.	• Mariner Health Care, Inc.

Citi reviewed, among other things, transaction values, calculated as the purchase price paid for the target company’s equity, plus debt, less cash, in the selected transactions as multiples of latest 12 months revenue and EBITDA. In reviewing the selected transactions, Citi focused particularly on the Formation Capital, LLC and JER Partners/Genesis HealthCare Corporation transaction and the Sun Healthcare Group, Inc./Harborside Healthcare Corporation transaction given, among other things, that the target companies involved in such transactions had operating businesses similar to those of Manor Care and such companies, as is the case with Manor Care, owned a substantial portion of the real estate associated with their facilities. Citi then applied a range of selected multiples of 1.00x to 1.10x in the case of latest 12 months revenue and 11.5x to 13.0x in the case of latest 12 months EBITDA derived from those transactions to Manor Care’s latest 12 months (as of March 31, 2007) revenue and EBITDA, respectively. Financial data for the selected transactions were based on public filings and publicly available financial information at the time of announcement of the relevant transaction. Financial data for Manor Care were based on internal estimates of Manor Care’s management. This analysis indicated the following selected per share equity reference range for Manor Care, as compared to the per share merger consideration:

Selected per Share Equity	Per Share Merger
Reference Range for Manor Care	Consideration

$59.00 - $66.00	$67.00

Sum-of-the-Parts Analysis

Citi performed a sum-of-the parts analysis of Manor Care’s real estate property and operating business, based on internal estimates of Manor Care’s management. The estimated value of Manor Care’s real estate property was calculated by applying a range of capitalization rates of 7.0% to 7.5% to the estimated maximum rent, less costs, of the property, which capitalization rate range was derived taking into account, among other things, the purchase prices paid in selected transactions referred to above under “Selected Precedent Transactions Analysis.” The estimated value of Manor Care’s operating business was calculated by applying a range of EBITDA multiples of 7.5x to 8.5x to such business’ calendar year 2007 estimated EBITDA, adjusted for rent expense, which range of EBITDA multiples was derived taking into account, among other things, EBITDA trading multiples of selected companies in the skilled nursing facility industry referred to above under “Selected Publicly Traded Companies

Analysis” which do not own associated real estate. This analysis indicated the following selected per share equity reference range for Manor Care, as compared to the per share merger consideration:

Selected per Share Equity	Per Share Merger
Reference Range for Manor Care	Consideration

$61.72 - $66.78	$67.00

Discounted Cash Flow Analysis

Citi performed a discounted cash flow analysis of Manor Care to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Manor Care could generate for the last quarter of fiscal year 2007 through fiscal year 2012, based on internal estimates of Manor Care’s management both before and after giving effect to acquisitions (including investments in new facilities and expansions) proposed to be undertaken by Manor Care. Estimated terminal values for Manor Care were calculated by applying a range of EBITDA terminal value multiples of 8.5x to 9.5x to Manor Care’s fiscal year 2013 estimated EBITDA, which range of EBITDA terminal value multiples was derived taking into account, among other things, EBITDA trading multiples of selected companies in the skilled nursing facility industry referred to above under “Selected Publicly Traded Companies Analysis.” The cash flows and terminal values were then discounted to present value using discount rates ranging from 7.6% to 8.2%, which discount rate range was derived based on a weighted average cost of capital calculation. This analysis indicated the following implied per share equity reference ranges for Manor Care, both including and excluding acquisitions, as compared to the per share merger consideration:

Implied per Share Equity
Reference Ranges for Manor Care		Per Share Merger
Including Acquisitions	Excluding Acquisitions	Consideration

$60.37 - 67.93	$60.15 - 67.20	$67.00

Leveraged Buyout Analysis

Citi performed a leveraged buyout analysis of Manor Care, based on internal estimates of Manor Care’s management, to calculate the theoretical purchase price that could be paid by a hypothetical financial buyer in an acquisition of Manor Care, taking into account the pro forma leverage structure of Manor Care resulting from the proposed financing for the merger and internal rates of return generally required of financial buyers. Estimated financial data for Manor Care were based on internal estimates of Manor Care’s management both before and after giving effect to acquisitions (including investments in new facilities and expansions) proposed to be undertaken by Manor Care and after taking into account potential cost savings which Manor Care’s management estimated could be realized by a financial buyer by virtue of the fact that Manor Care would no longer be a public company and change of control costs related to Manor Care’s outstanding convertible debentures. Citi assumed that a financial buyer would attempt to realize a return on its investment in calendar year 2012. Estimated exit values for Manor Care were calculated by applying a range of exit value multiples of 8.5x to 9.5x to Manor Care’s fiscal year 2013 estimated EBITDA. Citi then derived a range of theoretical purchase prices based on an assumed required internal rate of return for a financial buyer of approximately 18.0% to 22.0%. This analysis indicated the following implied per share equity reference ranges for Manor Care, both including and excluding potential acquisitions, as compared to the per share merger consideration:

Implied per Share Equity
Reference Ranges for Manor Care		Per Share Merger
Including Acquisitions	Excluding Acquisitions	Consideration

$61.49 - $66.76	$61.10 - $66.05	$67.00

Miscellaneous

Under the terms of Citi’s engagement, Manor Care has agreed to pay Citi for its opinion services in connection with the merger an aggregate fee of $5 million, which fee was payable upon delivery of Citi’s opinion (regardless of the conclusion reached in such opinion). Manor Care also has agreed to reimburse Citi for reasonable travel and other expenses incurred by Citi in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Citi and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Citi and its affiliates in the past have provided, currently are providing and in the future may provide services to Carlyle and certain of its affiliates unrelated to the proposed merger, for which services Citi and its affiliates have received, and expect to receive, compensation, including, among other things, having acted or acting (1) as financial advisor to Carlyle and certain of its portfolio companies in connection with certain sale and acquisition transactions, (2) in various roles in connection with securities offerings of certain portfolio companies of Carlyle and (3) as a lender in connection with credit facilities of certain portfolio companies of Carlyle. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of Manor Care and certain portfolio companies of Carlyle for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Manor Care, Carlyle and their respective affiliates.

Manor Care selected Citi to provide certain financial advisory services in connection with the merger based on Citi’s reputation and experience. Citi is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Certain Projected Financial Data

During the due diligence process, Manor Care provided potential acquirors, JPMorgan and Citi with certain projected financial data prepared by our management, including projected revenue, EBITDA and free cash flow after interest expense, divestitures and investments (“available cash flow”), which are set forth below for the 2007 through 2010 fiscal years. Our prior public guidance of 2007 earnings per share of $2.70 to $2.80 is consistent with the projected revenue and EBITDA. Both the public guidance and the projections assumed no reductions in anticipated reimbursement levels. These projections were prepared for internal budgeting and other purposes, and were not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or generally accepted accounting principles. The projected financial data are not facts and should not be relied upon as being necessarily indicative of future results, and readers of this document are cautioned not to place undue reliance on these projections. These projections are “forward-looking statements” and actual results may differ materially from them; see “Cautionary Statement Regarding Forward-Looking Statements” on page 13.

	Manor Care Summary of Financial Projections
	(all amounts are in millions and are approximate)
	2007E	2008E	2009E	2010E

EBITDA	$523	$575	$631	$694
Revenue	$3,950	$4,297	$4,645	$5,019
Available Cash Flow	$177	$200	$246	$283

Financing

The total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $6.6 billion, which includes approximately $5.4 billion (net of the impact of certain call options entered into in connection with Manor Care’s 2.125% convertible senior notes due 2035) to be paid out to our stockholders and holders of other equity-based interests in Manor Care, with the remainder to be applied to refinance existing indebtedness and pay related fees and expenses in connection with the merger, the financing arrangements and the related transactions.

These funds are anticipated to come from the following sources:

•	cash equity contributions by associated investment vehicles of Carlyle Partners V, L.P., including co-investors, of $1.3 billion in the aggregate, pursuant to an equity commitment letter;

•	borrowings by OpCo, as a subsidiary of the surviving corporation, of $700 million of term loans under senior secured credit facilities (the “senior secured credit facilities”) with aggregate commitments of $900 million;

•	(1) a secured real estate credit facility (the “CMBS facility”) available to a series of special purpose bankruptcy-remote vehicles (the “PropCo borrowers”) formed by a subsidiary of the surviving corporation for the sole purpose of owning, or owning equity in similar entities that will own, certain of the real estate assets currently owned by Manor Care and its subsidiaries (such properties, comprising approximately 330 skilled nursing facilities and assisted living facilities, referred to as the “properties”) and/or (2) with respect to those properties intended for the CMBS facility and with respect to which the PropCo borrowers are not able to satisfy the conditions for including such properties in the CMBS facility (and with respect to which the CMBS lenders do not waive the satisfaction of such conditions), a bridge credit facility (the “bridge facility”) available to the PropCo borrowers. The CMBS facility and the bridge facility together shall be in the aggregate principal amount of approximately $4.6 billion (with the properties that are not able to be financed as part of the CMBS facility “shifting” to the bridge facility, as reasonably determined by CMBS lenders).

Equity Financing

Carlyle Partners V, L.P., delivered an equity commitment letter for $1.3 billion to MergerCo, subject to certain limitations. These commitments constitute all of the equity portion of the merger financing, other than shares of Manor Care common stock exchanged for MergerCo common stock.

The equity commitment letter provides that the equity funds will be contributed to fund the purchase of shares of common stock of MergerCo, solely to the extent necessary to pay the merger consideration and payment of related fees and expenses, and for no other purpose. The equity commitment is generally subject to certain other terms contained in the equity commitment letter, including the satisfaction or waiver at the closing of the conditions precedent to the obligations of MergerCo to consummate the merger. The equity commitment letter will expire automatically upon the earliest to occur of (1) the closing of the merger, (2) the termination of the merger agreement and (3) the assertion by Manor Care or any of its affiliates in any litigation or other proceeding of any claim or suit under or in connection with the merger agreement.

Debt Financing

MergerCo has entered into a debt financing commitment letter with J.P. Morgan Securities Inc., JPMorgan Chase Bank, N.A., Credit Suisse Securities (USA) LLC, Credit Suisse, Cayman Islands Branch, Column Financial, Inc., Banc of America Securities LLC, and Bank of America, N.A., providing (1) OpCo with committed financing for $900 million in senior secured credit facilities and (2) the PropCo borrowers with $4.6 billion under a secured real estate credit facility and/or related bridge credit facility.

The documentation governing the senior secured credit facilities, the CMBS facility and the bridge facility has not been finalized and, accordingly, their actual terms may differ from those described in this proxy statement.

Senior Secured Credit Facilities

The senior secured credit facilities are expected to be comprised of a $700 million term loan facility and a $200 million revolving credit facility. As a result of the merger, MergerCo will be merged with and into Manor Care. OpCo, as a subsidiary of Manor Care (the surviving corporation), will be the borrower under the senior secured credit facilities. All obligations of OpCo under the senior secured credit facilities will be guaranteed by MergerCo, Manor Care and each existing and future direct or indirect wholly owned material domestic subsidiary of OpCo, subject to certain exceptions. The obligations of OpCo and the guarantors under the senior secured credit facilities will be secured by substantially all of the assets of OpCo and the guarantors, including the equity interests in certain subsidiaries.

The full amount of the term loans is expected to be used to fund a portion of the merger consideration, to refinance our existing indebtedness and to pay related fees and expenses. The term loans are expected to bear interest based on either the adjusted London inter-bank offered rate (“LIBOR”) plus an initial spread, or the alternate base rate (“ABR”) plus an initial spread, at the option of OpCo. The term loans will mature seven years after the effective date of the merger and will also require quarterly interim amortization payments, with the balance payable at the final maturity date of the term loans. The borrower may make voluntary prepayments of the term loans at any time without premium or penalty. In addition, the term loans are required to be prepaid in certain circumstances, including with the net cash proceeds of debt issuances (other than debt otherwise permitted), the net cash proceeds of certain asset sales (subject to reinvestment rights and other exceptions) and specified percentages of certain cash flows.

The revolving credit facilities will be available at closing for working capital and other general corporate purposes. The revolving credit facilities will mature six years after the effective date of the merger and are expected to bear interest based on either LIBOR plus an initial spread, or ABR plus an initial spread, at the option of OpCo.

The senior secured credit facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens, investments, asset sales, mergers and consolidations, dividends and other distributions, redemptions and prepayments of certain indebtedness. The senior secured facilities will also include customary events of default, including upon a change of control.

CMBS Facility

It is expected that the PropCo borrowers will obtain approximately $4.6 billion in gross proceeds from the CMBS facility, subject to the lenders’ ability to reduce the amount of such CMBS facility by the amount of the bridge facility, if any, drawn in a single drawing on the effective date of the merger.

Interest payable by the PropCo borrowers is expected to accrue at a rate based on 30-day LIBOR plus an initial spread, subject to an adjustment, and calculated on an actual/360 basis. At the option of the PropCo borrowers, the CMBS facility will have either a 24-month term, with the option of five consecutive 12-month extensions thereafter, or a 48-month term, with the option of three consecutive 12-month extensions thereafter, following the effective date of the merger. The PropCo borrowers will be expected to purchase a LIBOR interest rate cap prior to funding of the CMBS facility at a strike rate no higher than 6.0%, for a period of at least two years after the effective date, if the term is 24 months, or for a period of at least four years after the effective date, if the term is 48 months.

Real Estate Bridge Facility

With respect to those properties intended for the CMBS facility, if and to the extent the PropCo borrowers are not able to satisfy the conditions for including such properties in the CMBS facility (and the CMBS lenders do not waive the satisfaction of such conditions), JPMorgan Chase, Column and Bank of America have committed to provide the bridge facility on the terms set forth below, in the amount of $4.6 billion less the amount of the CMBS facility. The bridge loans and the guarantees thereof will be senior to all subordinated obligations of the PropCo borrowers and the guarantors.

Interest payable by the PropCo borrowers is expected to accrue at a rate per annum based on 30-day LIBOR plus an initial spread, subject to an adjustment and calculated on an actual/360 basis, and provided that the weighted average spread of the CMBS facility and the bridge facility shall not exceed a certain level. The term of the bridge facility will be the same as the CMBS facility.

The real estate bridge facility will contain customary representations and warranties and covenants for similar financings. The real estate bridge facility will also include customary events of default.

Conditions to the Financing

The debt financing commitments will expire if not drawn on or prior to the date which is fourteen days after the termination date specified in the merger agreement. The facilities contemplated by the debt and bridge financing commitments are subject to customary closing conditions, including:

•	there not having occurred, since the date of the merger agreement, a “material adverse effect” as defined in the merger agreement;

•	the execution and delivery of definitive credit and security documents;

•	the merger and all related transactions must have been consummated in accordance with the terms of the merger agreement, without waiver or amendment thereof (other than any such waiver or amendment as is not materially adverse to the lenders) unless consented to by the arrangers of the facilities;

•	delivery of certain specified financial statements of Manor Care;

•	receipt of equity contributions in an amount equal to at least 19% of the pro forma capitalization of MergerCo after giving effect to the merger; and

•	receipt of customary closing documents.

The CMBS facility is subject to certain additional closing conditions, including:

•	delivery of first priority mortgage liens over the properties; and

•	delivery of surveys, title insurance policies, zoning reports and customary mortgage documentation.

Although the debt financing described in this proxy statement is not subject to the lenders’ satisfaction with their due diligence or to a “market out”, such financing is subject to certain market flex provisions and might not be funded on the effective date because of failure to meet the closing conditions or for other reasons.

Since the final terms of the debt financing facilities have not been agreed upon, such terms may differ from those set forth above and, in certain cases, such differences may be significant. We do not intend to update or otherwise revise any statements concerning the terms of the financing included in this proxy statement to reflect circumstances existing after the date when such statements were made or to reflect the occurrence of future events even in the event that any of the statements regarding the financing arrangements are shown to be in error or otherwise no longer appropriate.

As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available as anticipated.

Interests of Our Directors and Executive Officers in the Merger

In addition to their interests in the merger as stockholders, certain of our directors and executive officers have interests in the merger that differ from, or are in addition to, your interests as a stockholder. In considering the recommendation of our board of directors to vote “FOR” the adoption of the merger agreement, you should be aware of these interests. Our board of directors was aware of, and considered the interests of, our directors and executive officers in approving the merger agreement, the merger and the transactions contemplated by the merger agreement. Except as described below, such persons have, to our knowledge, no material interest in the merger that differs from your interests generally.

Treatment of Outstanding Equity-Based Awards

As of the date of this proxy statement, certain of our directors and executive officers held stock options, stock appreciation rights, restricted shares, stock awards subject to performance-based vesting criteria (which we refer to as performance share awards), restricted stock units and stock equivalent units.

  Stock Options and Stock Appreciation Rights

Except as otherwise agreed between MergerCo and the holder of an outstanding stock option or stock appreciation right, at the effective time of the merger, each outstanding stock option or stock appreciation right, whether or not then exercisable, will be canceled and the holder of each such stock option or stock appreciation right that has an exercise price of less than $67.00 will be entitled to receive a cash payment, without interest and less applicable withholding taxes, equal to the product of:

•	the number of shares of our common stock subject to the option or stock appreciation right as of the effective time of the merger, multiplied by

•	the excess of $67.00 over the exercise price per share of common stock subject to such option or stock appreciation right.

The following table summarizes the outstanding vested and unvested stock options and stock appreciation rights held by our directors and executive officers as of September 10, 2007, and, unless otherwise agreed between MergerCo and the holder of such stock options or stock appreciation rights, the consideration that each of them will receive at the effective time of the merger in connection with the cancellation of their options and stock appreciation rights:

		(b)
	(a)	Resulting	(c)	(d)
	No. of Shares	Consideration	No. of Shares	Resulting	(a) + (c)	(b) + (d)
	Underlying	from	Underlying	Consideration	Total Shares	Total Resulting
	Unvested	Unvested	Vested	from Vested	Underlying	Consideration
	Options and	Options and	Options and	Options and	Options and	from Options
Name	SARs	SARs	SARs	SARs	SARs	and SARs

Directors
Mary Taylor Behrens	0	0	0	0	0	0
Joseph F. Damico	0	0	9,000	$434,250	9,000	$434,250
William H. Longfield	0	0	45,000	$1,972,778	45,000	$1,972,778
John T. Schwieters	0	0	36,000	$1,663,403	36,000	$1,663,403
Richard C. Tuttle	0	0	0	0	0	0
Gail R. Wilensky	0	0	18,000	$790,110	18,000	$790,110
Thomas L. Young	0	0	9,000	$228,938	9,000	$228,938
Executive Officers
Paul A. Ormond	450,000	$9,663,000	1,965,738	$67,683,134	2,415,738	$77,346,134
Stephen L. Guillard	175,000	$3,822,250	0	0	175,000	$3,822,250
Steven M. Cavanaugh	40,000	$551,600	51,500	$2,352,800	91,500	$2,904,400
Richard A. Parr II	30,000	$413,700	0	0	30,000	$413,700
Nancy A. Edwards	0	0	140,000	$6,290,250	140,000	$6,290,250
John K. Graham	0	0	50,460	$1,592,098	50,460	$1,592,098
Lynn M. Hood	0	0	2,700	$88,290	2,700	$88,290
Larry C. Lester	0	0	15,000	$476,700	15,000	$476,700
Spencer C. Moler	0	0	15,000	$476,700	15,000	$476,700
Susan E. Morey	0	0	5,000	$163,500	5,000	$163,500
David B. Parker	0	0	0	0	0	0
Michael J. Reed	0	0	0	0	0	0
F. Joseph Schmitt	0	0	25,000	$794,500	25,000	$794,500
Daniel Wood	0	0	5,000	$163,500	5,000	$163,500

  Restricted Stock

Except as otherwise agreed between MergerCo and the holder of outstanding restricted shares, at the effective time of the merger, each outstanding restricted share will immediately vest and will be converted into the right to receive $67.00 per share in cash, without interest and less applicable withholding taxes. As of September 10, 2007, no director or executive officer other than Mr. Guillard holds restricted shares. Mr. Guillard currently holds 15,000 restricted shares. Unless otherwise agreed between MergerCo and Mr. Guillard, these shares will be converted into $1,005,000 in cash at the effective time of the merger.

  Performance Share Awards

Except as otherwise agreed between MergerCo and the holder of outstanding performance shares, at the effective time of the merger, each outstanding performance share award will immediately vest with respect to the maximum number of shares subject to the award and will be converted into the right to receive $67.00 per share, without interest and less any applicable withholding taxes.

As of September 10, 2007, based on the maximum performance level, Messrs. Ormond, Guillard, Cavanaugh and Parr held performance share awards with respect to 401,555, 78,750, 33,750 and 22,500 shares of our common stock, respectively. Unless otherwise agreed between MergerCo and the relevant executive, at the effective time of the merger, these shares will be converted into $26,904,185, $5,276,250, $2,261,250 and $1,507,500 in cash, respectively. No other director or executive officer holds performance share awards.

  Restricted Stock Units

Except as otherwise agreed between MergerCo and the holder of outstanding restricted stock units, at the effective time of the merger, each outstanding restricted stock unit will be converted into the right to receive $67.00 per share in cash. Except in the case of restricted stock units held by Mr. Ormond, cash with respect to the restricted stock units will be paid as soon as practicable following the effective time of the merger, without interest and less any applicable withholding taxes. In the case of restricted stock units held by Mr. Ormond, due to restrictions under Section 409A of the Internal Revenue Code, in the event that the completion of the merger occurs before January 1, 2008, payment of cash with respect to his restricted stock units must be deferred until the first business day of January 2008 (or the date his employment terminates, if earlier). Cash equal to the amount payable to Mr. Ormond will be deposited in an interest bearing money market account immediately following the effective time of the merger, and will be paid to him less any applicable withholding taxes.

None of our directors (other than Messrs. Ormond and Guillard) holds restricted stock units. The following table summarizes the outstanding restricted stock units held by our executive officers as of September 10, 2007, and, unless otherwise agreed between MergerCo and the holder of such restricted stock units, the consideration that each of them will receive in connection with the cancellation of their restricted stock units:

	No. of Shares Underlying	Resulting
Name	Outstanding RSUs	Consideration

Paul A. Ormond	67,078	$4,494,226
Stephen L. Guillard	10,083	$675,561
Steven M. Cavanaugh	15,229	$1,020,343
Richard A. Parr II	12,679	$849,493
Nancy A. Edwards	10,153	$680,251
John K. Graham	10,153	$680,251
Lynn M. Hood	6,104	$408,968
Larry C. Lester	5,076	$340,092
Spencer C. Moler	6,092	$408,164
Susan E. Morey	7,642	$512,014
David B. Parker	6,104	$408,968
Michael J. Reed	7,642	$512,014
F. Joseph Schmitt	10,153	$680,251
Daniel Wood	3,561	$238,587

  Stock Equivalent Units

Certain of our executive officers have elected to notionally invest a portion of their account balances under our deferred compensation plans in stock equivalent units with respect to shares of our common stock. At the effective time of the merger, each such stock equivalent unit will cease to represent the right to receive a share of our common stock and instead will be converted into the right to receive $67.00 per unit. Such amounts will be credited under our deferred compensation plans and will be notionally reinvested in the future in accordance with the terms of the applicable plan.

None of our directors (other than Messrs. Ormond and Guillard) holds stock equivalent units. The following table summarizes the outstanding stock equivalent units held by our executive officers as of September 10, 2007 and the value of the amount that will be credited as of the effective time of the merger to each executive officer’s account under our deferred compensation plans:

	No. of Shares Underlying	Amount Credited Under
	Outstanding Stock Equivalent	Deferred
Name	Units	Compensation Plans

Paul A. Ormond	30,528	$2,045,376
Stephen L. Guillard	0	$0
Steven M. Cavanaugh	1,403	$94,001
Richard A. Parr II	0	$0
Nancy A. Edwards	2,659	$178,153
John K. Graham	3,114	$208,638
Lynn M. Hood	2,621	$175,607
Larry C. Lester	5,707	$382,369
Spencer C. Moler	12,032	$806,144
Susan E. Morey	465	$31,155
David B. Parker	999	$66,933
Michael J. Reed	0	$0
F. Joseph Schmitt	59	$3,953
Daniel Wood	719	$48,173

Employment Agreements

We have entered into an employment agreement with each of Paul A. Ormond, Stephen L. Guillard, Steven M. Cavanaugh and Richard A. Parr II. The completion of the merger will constitute a change in control for purposes of these employment agreements.

The employment agreements provide that in the event that an executive’s employment is terminated by us without cause or by the executive for “good reason” (as defined in the employment agreements) during the three-year period following a change in control, in the case of Mr. Ormond, or during the two-year period following a change in control, in the case of the other executives, the executive will be entitled to the payments and benefits described below. In addition, solely in the case of Mr. Ormond, if he terminates his employment for any reason during the 180-day period that begins one year after a change in control, he will also be entitled to such payments and benefits. Such payments and benefits include: (1) a lump-sum payment equal to three times the sum of the executive’s annual base salary and annual incentive bonus (which bonus will be calculated at the maximum level for Messrs. Ormond and Guillard, and, in the case of Messrs. Cavanaugh and Parr, calculated at the greater of the target level and a level based on a formula specified in their employment agreements) and, solely in the case of Messrs. Ormond and Guillard, the maximum award amount under Manor Care’s performance award plan for the period that ends in the year in which the change in control occurs; (2) three years of continued medical, dental and vision benefits; (3) an additional 36 months of service credit under Manor Care’s tax-qualified and supplemental pension, retirement and savings plans; (4) solely in the case of Messrs. Ormond and Cavanaugh, full funding by Manor Care of any split dollar life insurance arrangements maintained by Manor Care for the executive’s benefit, based on the assumption that the executive will remain employed for three additional years; and (5) solely in the case of Mr. Ormond, three years of continued use of office space, support services and furnishings provided by Manor Care.

Pursuant to the employment agreements, upon a change in control, all outstanding stock options, stock appreciation rights, restricted shares and restricted stock units will become fully vested, and outstanding performance share awards will become vested at the levels specified in the employment agreements. For a description of the treatment of each executive’s equity-based awards in connection with the merger, see “Treatment of Outstanding Equity-Based Awards” beginning at page 39. In addition, each executive’s annual bonus under Manor

Care’s annual incentive plan for the year in which the change in control occurs will become irrevocably payable at the greater of the target level and a level based on a formula specified in each employment agreement. Based on current compensation levels, the maximum annual incentive bonuses for Messrs. Ormond, Guillard, Cavanaugh and Parr for the year in which the merger occurs would be equal to $2,267,000, $600,000, $270,000 and $315,000, respectively. Furthermore, any amounts payable to the executives under Manor Care’s performance award plan for each performance period in which the change in control occurs will become irrevocably payable at the greater of the target level and a level based on a formula specified in the employment agreements. Assuming that the completion of the merger occurs in 2007, amounts payable in respect of the periods then in effect to Messrs. Ormond, Guillard and Cavanaugh would be $2,926,550, $360,000 and $75,000, respectively. Mr. Parr does not participate in Manor Care’s performance award plan.

In addition to the foregoing, the employment agreements provide that Manor Care will make certain tax “gross-up” payments to address taxes, interest and penalties that may be imposed under applicable tax laws in connection with golden parachute payments and non-qualified deferred compensation and will reimburse the executives for certain legal fees and related expenses incurred in connection with the enforcement of the employment agreements.

The employment agreements contain non-competition, non-solicitation and no-hire provisions that apply for a period of two years following termination of employment, in the case of Messrs. Ormond, Cavanaugh and Parr, and for a period of three years following termination of employment, in the case of Mr. Guillard.

Life Insurance Arrangement with Mr. Ormond

Pursuant to an agreement between us and Mr. Ormond regarding Manor Care’s purchase of a life insurance policy with premiums payable in a total amount equal to $3,400,000, (1) if, at any time, Mr. Ormond’s employment is terminated by Manor Care without cause, (2) if, following a change in control, Mr. Ormond terminates his employment for “good reason” (within the meaning of Mr. Ormond’s employment agreement) or (3) if, during the 180-day period that begins one year after a change in control, Mr. Ormond terminates his employment for any reason, Manor Care will transfer ownership of the life insurance policy to Mr. Ormond. The completion of the merger will constitute a change in control for purposes of the agreement.

Benefit Arrangements with the Surviving Corporation

Pursuant to the merger agreement, for a period of one year following the completion of the merger, the surviving corporation will either (1) maintain our employee benefit plans and agreements (other than equity-based plans) at the level in effect on the date of the merger agreement or (2)(a) provide each employee with a base salary and bonus opportunity that, taken as a whole, have a value (or potential value, in the case of bonus opportunity) that is not less favorable in the aggregate than the base salary and bonus opportunity provided to such employee on the date of the completion of the merger and (b) provide benefits to each such employee that, taken as a whole, have a value that is not less favorable in the aggregate (excluding any value attributable to equity-based compensation) than the benefits provided to each such employee on date of the completion of the merger.

In addition, the surviving corporation has agreed to honor and continue, without amendment or modification (other than any amendment required to comply with applicable law or any amendment adopted with the consent of the affected employee), for a period of one year following the completion of the merger, or, if sooner, until all obligations thereunder have been satisfied, each of our employment, severance, retention and termination plans, policies, programs, agreements and arrangements (including any change in control severance agreement between Manor Care and any employee).

The surviving corporation will also, subject to specified limitations, recognize an employee’s service with Manor Care with respect to determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies under the surviving corporation’s employee benefit plans, to the extent that such recognition would not result in any duplication of benefits.

The surviving corporation will also recognize expenses incurred by employees prior to the completion of the merger during the calendar year in which the merger occurs for purposes of satisfying such year’s deductible and co-

payment limitations under such plans. In addition, the surviving corporation will also waive pre-existing condition limitations with respect to the employees under its welfare benefit plans (except to the extent that such pre-existing condition limitations would have been applicable under our employee benefit plans).

Following the closing of the merger, the surviving corporation will also make payments to certain employees under the Manor Care performance award plan as determined in the discretion of the chief executive officer of the surviving corporation, subject to an aggregate cap of approximately $2.1 million and certain other limitations. Following the closing of the merger, the surviving corporation will also allow senior management of Manor Care to determine the level of payments to be made to employees under Manor Care’s annual cash incentive plans for the 2007 annual performance period, subject to certain limitations, provided that such payments do not exceed the sum of 110% of the aggregate payments made under such annual cash incentive plans with respect to the 2006 annual performance period and $1 million.

Directors’ and Officers’ Indemnification and Insurance

The merger agreement provides that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger and rights to advancement of expenses relating thereto now existing in favor of any person who is or prior to the effective time of the merger becomes, or has been at any time prior to the date of the merger agreement, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of Manor Care, any of our subsidiaries or any of our or their respective predecessors (each, an “indemnified party”) as provided in the organizational documents of Manor Care or any of our subsidiaries or any indemnification agreement between such indemnified party and us or any of our subsidiaries (in each case, as in effect on date of the merger agreement or, with respect to any indemnification agreement entered into after the date of the merger agreement, to the extent the terms thereof are no more favorable in any material respect to the indemnified party than those of certain indemnification agreements existing prior to the date of the merger agreement) shall survive the merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such indemnified party.

The merger agreement also provides that, without limiting any right of any indemnified party pursuant to any indemnification agreement, from and after the effective time of the merger, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, the surviving corporation shall, for a period of six years after the effective time, indemnify and hold harmless, to the fullest extent permitted by law, each such indemnified party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual claim, arising out of, or pertaining to (1) the fact that such an indemnified party was a director (including in a capacity as a member of any board committee), officer, employee or agent of Manor Care, any of our subsidiaries or any of our or their respective predecessors or (2) the merger agreement or any of the transactions contemplated by the merger agreement, whether in any case asserted or arising before or after the effective time of the merger. The surviving corporation has agreed not to settle, compromise or consent to the entry of any judgment in any threatened or actual claim for which indemnification could be sought by an indemnified party under the merger agreement, unless such settlement, compromise or consent includes an unconditional release of such indemnified party from all liability arising out of such claim or such indemnified party otherwise consents in writing to such settlement, compromise or consent (which consent is not to be unreasonably withheld). The surviving corporation has also agreed to cooperate with an indemnified party in the defense of any matter for which such indemnified party could seek indemnification under the merger agreement.

The merger agreement further provides that the surviving corporation shall obtain, at or prior to the effective time, prepaid (or “tail”) directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the effective time of the merger for six years from the effective time, covering each indemnified party on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of the merger agreement. In the event the surviving corporation is unable to obtain such “tail” insurance policies, then, for a period of six years from the effective time, the surviving corporation is required to maintain in effect our current directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the effective time, covering each indemnified party on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of the merger agreement; provided that the surviving corporation may substitute policies of a reputable and financially sound insurance company containing terms no less favorable to any indemnified party; provided further that in satisfying these obligations the surviving corporation is not obligated to pay for coverage for any 12-month period aggregate premiums for insurance in excess of 250% of the amount paid by us for coverage for the period of 12 months beginning on June 1 most recently commenced prior to the date of the merger agreement, although the surviving corporation is required to provide such coverage as may be obtained for such amount.

Positions with the Surviving Corporation and Arrangements with Holdings, MergerCo and Carlyle

Holdings and MergerCo have informed us that they currently intend to retain the members of our management team, and that they expect that Mr. Ormond and the other executive officers of Manor Care will remain in their current positions with the surviving corporation following completion of the merger. Mr. Ormond and other members of our senior management team have also informed us that they intend to remain employed by the surviving corporation following completion of the merger.

As of the date of this proxy statement, no member of our management has entered into any agreement with Holdings, MergerCo or Carlyle regarding employment with, or the right to purchase or participate in the equity of, Holdings, MergerCo or the surviving corporation. In addition, as of the date of this proxy statement, no member of our board of directors has entered into any agreement with Holdings, MergerCo or Carlyle regarding the right to purchase or participate in the equity of Holdings, MergerCo or the surviving corporation. On June 27, 2007, Mr. Ormond engaged in general discussions with representatives of Carlyle, Holdings and MergerCo regarding revised terms of employment and the general structure of co-investment opportunities and equity incentive plans that could be considered. In addition to revised terms of employment, Holdings and MergerCo have informed us that they anticipate offering members of management the opportunity to convert a portion of their current equity interests in Manor Care into equity in Holdings and that they also intend to create equity-based incentive compensation plans for management of the surviving corporation. Although we believe members of our management team are likely to enter into new arrangements with Holdings or the surviving corporation regarding employment with the surviving corporation and the right to purchase or participate in the equity of Holdings, such matters are subject to negotiations and discussion and no terms or conditions have been finalized. Any such new arrangements are expected to be entered into prior to the completion of the merger, but are not a condition to the consummation of the merger.

Appraisal Rights

Our stockholders have the right under Delaware law to dissent from the adoption of the merger agreement, to exercise appraisal rights and to receive payment in cash for the fair value of their shares of our common stock determined in accordance with Delaware law. The fair value of shares of our common stock, as determined in accordance with Delaware law, may be more or less than the merger consideration to be paid to non-dissenting stockholders in the merger. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of the adoption of the merger agreement and must follow specific procedures. Dissenting stockholders must precisely follow these specific procedures to exercise appraisal rights, or their appraisal rights may be lost. These procedures are described in this proxy statement, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex D to this proxy statement. See “Appraisal Rights” beginning on page 69.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we will no longer file periodic reports with the SEC on account of our common stock.

Material United States Federal Income Tax Consequences of the Merger

The following is a discussion of the material United States federal income tax consequences of the merger to U.S. holders whose shares of our common stock are converted into the right to receive cash in the merger. The discussion is based upon the Internal Revenue Code, Treasury regulations, Internal Revenue Service rulings and judicial and administrative decisions in effect as of the date of this proxy statement, all of which are subject to change (possibly with retroactive effect) or to different interpretations. The following discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. This discussion applies only to stockholders who, on the date on which the merger is completed, hold shares of our common stock as a capital asset. The following discussion does not address taxpayers subject to special treatment under U.S. federal income tax laws, such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations, mutual funds, real estate investment trusts, investors in pass-through entities, S corporations and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to stockholders who acquired their shares of our common stock upon the exercise of employee stock options or otherwise as compensation for services or through a tax-qualified retirement plan or who hold their shares as part of a hedge, straddle, conversion transaction or other integrated transaction. If our common stock is held through a partnership, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships that are holders of our common stock and partners in such partnerships are urged to consult their own tax advisors regarding the tax consequences to them of the merger.

The following discussion does not address potential foreign, state, local and other tax consequences of the merger. All stockholders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences, as well as the foreign, state and local tax consequences, of the disposition of their shares in the merger.

For purposes of this summary, a “U.S. holder” is a holder of shares of our common stock, who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) it was in existence on August 20, 1996 and has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes.

Except with respect to the backup withholding discussion below, this discussion does not discuss the tax consequences to any stockholder who or that, for U.S. federal income tax purposes, is not a U.S. holder.

For U.S. federal income tax purposes, the merger will be treated as a sale of our common stock for cash by each of our stockholders. Accordingly, in general, the U.S. federal income tax consequences to a stockholder receiving cash in the merger will be as follows:

•	The stockholder will recognize a capital gain or loss for U.S. federal income tax purposes upon the disposition of the stockholder’s shares of our common stock pursuant to the merger.

•	The amount of capital gain or loss recognized by each stockholder will be measured by the difference, if any, between the amount of cash received by the stockholder in the merger and the stockholder’s adjusted tax basis in the shares of our common stock surrendered in the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash in the merger.

•	The capital gain or loss, if any, will be long-term with respect to shares of our common stock that have a holding period for tax purposes in excess of one year at the time of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Cash payments made pursuant to the merger will be reported to our stockholders and the Internal Revenue Service to the extent required by the Internal Revenue Code and applicable Treasury regulations. These amounts ordinarily will not be subject to withholding of U.S. federal income tax. However, backup withholding of the tax at applicable rates will apply to all cash payments to which a U.S. holder is entitled pursuant to the merger agreement if such holder (1) fails to supply the paying agent with the stockholder’s taxpayer identification number (Social Security number, in the case of individuals, or employer identification number, in the case of other stockholders), certify that such number is correct, and otherwise comply with the backup withholding rules, (2) has received notice from the Internal Revenue Service of a failure to report all interest and dividends required to be shown on the stockholder’s U.S. federal income tax returns, or (3) is subject to backup withholding in certain other cases. Accordingly, each U.S. holder will be asked to complete and sign a Substitute Form W-9, which is to be included in the appropriate letter of transmittal for the shares of our common stock, in order to provide the information and certification necessary to avoid backup withholding or to otherwise establish an exemption from backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent. Stockholders who are not U.S. holders should complete and sign a Form W-8BEN (or other applicable tax form) and return it to the paying agent in order to provide the information and certification necessary to avoid backup withholding tax or otherwise establish an exemption from backup withholding tax. Certain of our stockholders will be asked to provide additional tax information in the appropriate letter of transmittal for the shares of our common stock.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

The foregoing discussion of certain material U.S. federal income tax consequences is included for general informational purposes only. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger.

Regulatory Approvals

Under the merger agreement, we and MergerCo have agreed to use our reasonable best efforts to complete the transactions contemplated by the merger agreement as promptly as practicable, including obtaining all necessary governmental approvals. The Hart-Scott-Rodino Act provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. Manor Care and Carlyle Partners V MC, L.P. filed notification reports with the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Act on August 2, 2007 and on August 1, 2007, respectively. We received notification on August 13, 2007 that the waiting period under the Hart-Scott-Rodino Act has been terminated.

The merger and the CMBS restructuring are also subject to certain health care-related local, state and federal regulatory requirements for notice, abbreviated review, or full regulatory review and approval of the merger or related transitions as part of the CMBS restructuring, which will encompass the need for new permits, licenses, certificates of need, third party payor agreements and certifications and contracts, as well as other requirements as mandated by the applicable jurisdictions within which Manor Care provides or owns licensed or otherwise regulated services.

While we believe that we will receive the requisite approvals and clearances for the merger, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, that the result of such challenge would permit the merger and the CMBS restructuring to proceed. Similarly, there can be no assurance that the parties will obtain the other regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions to the completion of the merger or require changes to the terms of the merger. These conditions or changes could result in the conditions to the merger not being satisfied prior to the termination date or at all. Under the merger agreement, Manor Care and MergerCo have agreed to use reasonable best efforts to obtain the required governmental approvals in connection with the execution of the merger agreement and completion of the merger.

The filing of a certificate of merger in Delaware at or before the effective date of the merger is also required for the completion of the merger.

Litigation Concerning the Merger

On July 3, 2007, Alexander Crescente filed a purported stockholder class action in the Circuit Court of Lucas County, Ohio. The lawsuit names as defendants Manor Care, all of our current directors and Carlyle. The case is captioned Crescente v. Manor Care, Inc. et al., Cause No. CI-200704789. The suit alleges that, in connection with the pending merger, the defendants have breached their fiduciary duties of loyalty, due care, independence, good faith and fair dealing, or have aided and abetted such breaches. The plaintiff asks the court to declare the suit a proper class action suit and to certify the plaintiff as class representative and plaintiff’s counsel as class counsel. Among other things, the plaintiff seeks (1) a declaration that the merger agreement violates the individual defendants’ fiduciary duties, (2) an injunction that prevents the consummation of the merger and (3) an indeterminate amount of fees, expenses and costs to plaintiff and plaintiff’s counsel.

On September 13, 2007, counsel for Manor Care and our directors and counsel for Carlyle entered into a memorandum of understanding with counsel for the plaintiff providing for the settlement of the lawsuit. Under the terms of the memorandum of understanding, Manor Care has agreed to provide additional disclosures related to the merger which are included in this proxy statement. In agreeing to make these additional disclosures, Manor Care is not admitting that our prior disclosures were in any way materially misleading or inadequate. Furthermore, Manor Care and the other defendants deny the plaintiff’s allegations and deny having committed, or having aided and abetted, any breach of fiduciary duty or other violation of law in connection with the pending merger.

The settlement will be subject to customary conditions, including court approval following notice to members of the proposed settlement class. If approved by the court, the settlement will resolve all claims that were or could have been brought on behalf of the proposed settlement class in the actions being settled, including all claims relating to the merger and the disclosures made in connection therewith. In addition, as part of the proposed settlement, we have agreed to pay up to $340,000 to the plaintiff’s counsel for their fees and expenses incurred in pursuing the action, subject to final approval of the settlement and of such fees by the court. The merger may be consummated prior to final court approval of the settlement.

The memorandum of understanding will not affect the amount of consideration to be paid to the stockholders of Manor Care in connection with the merger.

THE MERGER AGREEMENT

The merger agreement is the legal document that governs the merger. This section of the proxy statement describes the material provisions of the merger agreement but may not contain all of the information about the merger agreement that is important to you. The merger agreement is included as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We encourage you to read the merger agreement in its entirety. The merger agreement is a commercial document that establishes and governs the legal relations between us and MergerCo with respect to the transactions described in this proxy statement. The representations, warranties and covenants made by us and MergerCo are qualified and subject to important limitations agreed to by us and MergerCo in connection with negotiating the terms of the merger agreement. Furthermore, the representations and warranties may be subject to standards of materiality applicable to us and MergerCo that may be different from those that are applicable to you.

Effective Time; The Marketing Period

The effective time of the merger will occur at the time that we file a certificate of merger with the Secretary of State of the State of Delaware on the closing date of the merger (or such later time as provided in the certificate of merger). So long as the marketing period has expired, the closing date will occur on the second business day after all of the conditions to the merger set forth in the merger agreement have been satisfied or waived (or such other date as we and MergerCo may agree). In the event that all conditions have been satisfied but the marketing period has not expired, then the parties are not required to effect the closing until the earlier of:

•	a date during the marketing period specified by MergerCo on no less than three business days’ notice to us; and

•	the final day of the marketing period.

The “marketing period” is defined in the merger agreement as the first period of 30 consecutive calendar days following July 2, 2007, throughout which:

•	MergerCo shall have financial and other pertinent information regarding Manor Care as may be reasonably requested by it to consummate the debt financing;

•	our independent registered public accounting firm shall have not withdrawn its audit opinions for any of our historical audited financial statements; and

•	we have received stockholder approval of the merger agreement, no judgment or order issued by any Federal or state court is in effect that enjoins or prohibits consummation of the merger and the waiting period under the Hart-Scott-Rodino Act has terminated or has expired.

If the marketing period would otherwise end on or after August 1, 2007, then the marketing period will commence no earlier than September 6, 2007. If the marketing period would otherwise end on or after December 15, 2007, then the marketing period will commence no earlier than January 7, 2008.

The marketing period will be extended until the earlier of February 1, 2008 and the date on which the CMBS deliveries (as defined under “ — Financing Commitments; Cooperation of Manor Care” below beginning on page 60) for properties comprising at least 90% of the aggregate value of all properties securing the CMBS facility have been delivered and until all filings, notices, consents and approvals have been made or obtained without any adverse conditions or restrictions resulting in losses, costs, damages or expenses to MergerCo of more than $20 million.

Structure

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, MergerCo will merge with and into Manor Care. The separate corporate existence of MergerCo will cease, and Manor Care will continue as the surviving corporation, wholly owned by entities sponsored by or co-investors with Carlyle. The surviving corporation will be a privately held corporation and our current stockholders will cease to have any ownership interest in the surviving corporation or rights as our stockholders. Therefore, such current stockholders will not participate in any future earnings or growth of the surviving corporation and will not benefit from any appreciation in value of the surviving corporation.

Treatment of Common Stock and Equity-Based Awards

Common Stock

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be canceled and will cease to exist and will be converted into the right to receive $67.00 in cash, without interest and less applicable withholding taxes, other than shares of our common stock:

•	held in our treasury immediately prior to the effective time of the merger, which shares will be canceled without conversion or consideration;

•	owned by MergerCo or MergerCo’s sole stockholder immediately prior to the effective time of the merger, which shares will be canceled without conversion or consideration; and

•	held by stockholders who have properly demanded and perfected their appraisal rights in accordance with Delaware law, which shares shall be entitled to payment of the fair value of such shares in accordance with Delaware law.

After the effective time of the merger, each of our outstanding stock certificates representing shares of common stock converted in the merger will represent only the right to receive the merger consideration of $67.00 in cash per share, without any interest and less applicable withholding taxes, and any dividends declared with a record date prior to the effective time that remain unpaid at the effective time and that are due with respect to such shares. The merger consideration (and dividends, if any) paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of our common stock represented by that certificate.

Equity-Based Awards

Except as otherwise agreed between MergerCo and the holder of outstanding equity-based awards, at the effective time of the merger:

•	each outstanding option to purchase shares of our common stock and each outstanding stock appreciation right with respect to shares of our common stock, whether or not then exercisable, will be canceled and converted into the right to receive a cash payment equal to the excess (if any) of the $67.00 per share cash merger consideration over the exercise price per share of the option or stock appreciation right, multiplied by the number of shares subject to the option or stock appreciation right;

•	each outstanding share of restricted stock will immediately vest and will be converted into the right to receive $67.00 per share;

•	each performance share award will immediately vest at the maximum performance level and will be converted into the right to receive $67.00 per share; and

•	each outstanding restricted stock unit, whether or not vested, will be canceled and will be converted into the right to receive $67.00 per unit.

In the case of stock equivalent units outstanding under our deferred compensation plans, at the effective time of the merger, each such stock equivalent unit will cease to represent the right to receive a share of our common stock and instead will be converted into the right to receive $67.00 per unit. Such amounts will be credited under our deferred compensation plans and will be notionally reinvested in the future in accordance with the terms of the applicable plan.

Exchange and Payment Procedures

At or prior to the effective time of the merger, MergerCo will deposit, or will cause the surviving corporation to deposit, cash in an amount sufficient to pay the merger consideration to each holder of shares of our common stock and to each holder of our other equity-based interests with a bank or trust company (the “paying agent”) reasonably acceptable to us. Within two business days after the effective time of the merger, the surviving corporation will cause the paying agent to mail a letter of transmittal and instructions to you and the other stockholders. The letter of transmittal and instructions will tell you how to surrender your common stock certificates in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a signed letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may reasonably be required by the paying agent. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must either pay any fiduciary or surety bonds or any transfer or other similar taxes or establish to the reasonable satisfaction of the surviving corporation that such taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates. The surviving corporation or the paying agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration, the option amounts and the amounts for other equity-based interests. Any sum which is withheld and paid to a taxing authority by the surviving corporation or the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.

At the close of business on the day on which the effective time of the merger occurs, our stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock. If, after the close of business on the day on which the effective time of the merger occurs, certificates are presented to the surviving corporation for transfer, they will be canceled and exchanged for the merger consideration.

None of Manor Care, the surviving corporation, MergerCo, the sole stockholder of MergerCo or the paying agent will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of certificates evidencing shares of our common stock for twelve months after the effective time of the merger, will be delivered, upon demand, to the surviving corporation. Holders of certificates who have not surrendered their certificates prior to the delivery of such funds to the surviving corporation may only look to the surviving corporation for, and the surviving corporation shall remain liable for, the payment of the merger consideration. Any portion of the merger consideration that remains unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority will, to the extent permitted by applicable law, become the property of the surviving corporation free and clear of any claims of interest of any person previously entitled to the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of that fact and, if required by the surviving corporation, post a bond or surety in such reasonable amounts as the surviving corporation may direct as indemnity against any claim that may be made against it with respect to that certificate.

Representations and Warranties

We make various representations and warranties in the merger agreement, including with respect to, among other things:

•	our and our subsidiaries’ proper organization, good standing and qualification to do business;

•	our interests in our subsidiaries;

•	our capitalization, including in particular the number of shares of our common stock, stock options and other equity-based interests;

•	our outstanding indebtedness for borrowed money;

•	our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the approval and recommendation by our board of directors of the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	the absence of violations of or conflicts with our and our subsidiaries’ governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	our SEC filings since January 1, 2004, including the financial statements contained therein;

•	the absence of undisclosed liabilities;

•	the accuracy of this proxy statement;

•	the absence of a “material adverse effect” and certain other changes or events related to us or our subsidiaries since December 31, 2006;

•	legal proceedings and judgments;

•	contracts to which we or our subsidiaries are a party;

•	compliance with laws;

•	possession of permits necessary to conduct our business;

•	employment and labor matters affecting us or our subsidiaries, including matters relating to our and our subsidiaries’ employee benefit plans;

•	taxes and environmental matters;

•	real property;

•	intellectual property;

•	our and our subsidiaries’ insurance policies;

•	the required vote of our stockholders in connection with the adoption of the merger agreement;

•	the inapplicability of anti-takeover statutes to the merger;

•	the absence of undisclosed broker’s fees;

•	the receipt by us of an opinion from each of JPMorgan and Citi;

•	the absence of a stockholder rights plan; and

•	related party transactions.

For the purposes of the merger agreement, “material adverse effect” means any event, circumstance, development, change, effect, occurrence or state of facts that (1) materially impedes, interferes with, hinders or delays beyond March 31, 2008 (or such later date as set forth in the merger agreement) the consummation by Manor Care of the merger or the other transactions contemplated by the merger agreement, or (2) is materially adverse to the business, properties, assets, financial condition or results of operations of us and our subsidiaries.

A “material adverse effect” will not have occurred, however, as a result of any change, effect, event, occurrence or state of facts:

•	relating to economic, financial market or geopolitical conditions in general (so long as it does not have a disproportionate impact on us and our subsidiaries, taken as a whole, relative to other companies operating in the same industries and geographies as us);

•	relating to changes in law or applicable accounting regulations or principles or interpretations thereof (so long as it does not have a disproportionate impact on us and our subsidiaries, taken as a whole, relative to other companies operating in the same industries and geographies as us);

•	relating to any change in federal or state health care program reimbursement law, policy or procedure or interpretations thereof applicable to the services rendered by us, including any reduction in regulatory reimbursement rates affecting us or any of our subsidiaries (so long as it does not have a disproportionate impact on us and our subsidiaries, taken as a whole, relative to other companies operating in the same industries and geographies as us);

•	relating to the industries in which we and our subsidiaries operate generally (so long as it does not have a disproportionate impact on us and our subsidiaries, taken as a whole, relative to other companies operating in the same industries and geographies as us);

•	relating to any outbreak or escalation of hostilities or war or any act of terrorism (so long as it does not have a disproportionate impact on us and our subsidiaries, taken as a whole, relative to other companies operating in the same industries and geographies as us);

•	consisting of any change in our stock price or trading volume, in and of itself, or any failure, in and of itself, by us to meet published revenue or earnings projections (it being understood that the facts or occurrences giving rise to or contributing to such change or failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a material adverse effect, and it being further understood that any such change or failure may be taken into account in determining whether the facts or occurrences giving rise or contributing to such change or failure are materially adverse to the business, financial condition or results of operations of Manor Care and our subsidiaries, taken as a whole); and

•	relating to the announcement of the merger agreement and the transactions contemplated thereby and performance of and compliance with the terms of the merger agreement and the identity of MergerCo or any of its affiliates as the acquiror of Manor Care.

The merger agreement also contains various representations and warranties made by MergerCo, including with respect to, among other things:

•	its organization, valid existence and good standing;

•	its corporate or other power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with its governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	the accuracy of information supplied for inclusion or incorporation by reference in this proxy statement;

•	debt and equity financing commitments;

•	its purpose of formation and prior activities;

•	its lack of ownership of our common stock; and

•	the absence of undisclosed broker’s fees.

The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger. You should be aware that these representations and warranties made by Manor Care to MergerCo or by MergerCo to Manor Care, as the case may be, are subject to important limitations and qualifications agreed to by the parties to the merger agreement, may or may not be accurate as of the date they were made and do not purport to be accurate as of the date of this proxy statement.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions and unless MergerCo gives its prior written consent, between July 2, 2007, and the effective time of the merger, we will, and will cause each of our subsidiaries to:

•	carry on business in the ordinary course; and

•	to the extent consistent therewith, use reasonable best efforts to preserve substantially intact our and their current business organizations, to keep available the services of our and our subsidiaries’ current officers and employees and to preserve our and our subsidiaries’ relationships with significant customers, providers, suppliers and others with which we and our subsidiaries have significant business dealings.

We have also agreed that during the same time period, and again subject to certain exceptions or unless MergerCo gives its prior written consent, we will not, and will not permit any of our subsidiaries to:

•	declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of our or its capital stock, other than:

•	dividends or distributions by a direct or indirect wholly-owned subsidiary to its parent; and

•	regular quarterly cash dividends on our common stock, not to exceed, in the case of any such quarterly dividend, $0.17 per share;

•	split, combine or reclassify any of our or our subsidiaries’ capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of our or our subsidiaries’ capital stock;

•	purchase, redeem or otherwise acquire any shares of our or our subsidiaries’ capital stock or any rights, warrants or options to acquire any such shares, other than:

•	the acquisition by us of shares of our common stock in connection with the surrender of shares of our common stock by holders of stock options in order to pay the exercise price of the stock options;

•	the withholding of shares of our common stock to satisfy tax obligations with respect to awards granted pursuant to our stock plans;

•	the acquisition by us of awards granted under our stock plans in connection with the forfeiture of such awards;

•	the acquisition by the trustee of our 401(k) plan of shares of our common stock in order to satisfy participant investment elections under our 401(k) plan; and

•	the extinguishment of rights pursuant to stock equivalent units in connection with the change in a participant’s investment election under one of our deferred compensation plans;

•	issue, deliver or sell any shares of our or our subsidiaries’ capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, other than:

•	upon the exercise of stock options and settlement of our restricted stock units outstanding on July 2, 2007, in each case in accordance with their then present terms;

•	as required to comply with any benefit plan or benefit agreement of Manor Care as in effect on July 2, 2007;

•	the issuance of shares of our common stock upon conversion of our convertible notes or exercise of our warrants; and

•	the issuance of stock equivalent units pursuant to our deferred compensation plans;

•	amend our or our subsidiaries’ certificates of incorporation or bylaws or comparable organizational documents;

•	merge or consolidate with, or purchase an equity interest in or a substantial portion of the assets of, any person or any division or business thereof, if the aggregate amount of the consideration paid or transferred by us and our subsidiaries in connection with all such transactions would exceed $30 million, in each case other than any such action solely between or among us and our subsidiaries;

•	sell, lease or otherwise dispose of any of our or our subsidiaries’ properties or assets (including capital stock of any subsidiary) that are material, individually or in the aggregate, to us and our subsidiaries, taken as a whole, other than:

•	sales or other dispositions of inventory and other assets in the ordinary course of business; and

•	subleases of leased real property, and voluntary terminations or surrenders of real property leases, in each case, in the ordinary course of business;

•	pledge, encumber or otherwise subject to a lien any of our or our subsidiaries’ properties or assets (including capital stock of any subsidiary), other than in the ordinary course of business;

•	incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of us or our subsidiaries, guarantee any such indebtedness or any debt securities of another person or enter into any “keep well” or other agreement to maintain any financial statement condition of another person, other than:

•	indebtedness incurred in the ordinary course of business consistent with past practice (including any borrowings under our existing revolving credit facilities and any trade letters of credit) not to exceed $50 million (not including any undrawn letter of credit), provided that the amount of such additional indebtedness may exceed $50 million but not $75 million, only if the weighted average monthly balance of such indebtedness does not exceed $50 million for any month between July 2, 2007, and the closing date and that the proceeds of such additional indebtedness may not be used to fund payment of our quarterly dividend;

•	indebtedness incurred to fund payments due under our convertible notes only upon conversion thereof, provided that such indebtedness does not contain terms that have an adverse effect on the ability of MergerCo to obtain any portion of the financing (including the CMBS financing); and

•	make any loans or capital contributions to, or investments in, any other person, other than to any of our wholly-owned subsidiaries;

•	make any capital expenditures, other than:

•	in accordance with our 2007 budget and strategic plan;

•	in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance); and

•	otherwise in an aggregate amount for all such capital expenditures not covered above not to exceed $15 million;

•	settle any material claim or material litigation, in each case made or pending against us or any of our subsidiaries, or any of our or their officers and directors in their capacities as such, other than the settlement of claims or litigation which, in any event:

•	has been disclosed, reflected or reserved against in the most recent financial statements (or notes thereto) included in our filed SEC documents, for an amount not materially in excess of the amount so disclosed, reflected or reserved;

•	cancel any material indebtedness or waive any claims or rights of substantial value, in each case other than in the ordinary course of business;

•	except (1) in the ordinary course of business consistent with past practice; (2) as required pursuant to the terms of any benefit plan or benefit agreement or other written agreement in effect on July 2, 2007, or (3) as otherwise expressly permitted by the merger agreement:

•	grant to any of our or our subsidiaries’ officers, directors or employees any increase in compensation or benefits;

•	grant to any of our or our subsidiaries’ officers, directors or employees any increase in severance or termination pay;

•	enter into any employment, consulting, severance or termination agreement with any of our or our subsidiaries’ officers, directors or employees, pursuant to which the total annual compensation or the aggregate severance benefits per employee exceeds $250,000;

•	establish, adopt, enter into or amend in any material respect any collective bargaining agreement, benefit agreement or benefit plan; or

•	accelerate any rights or benefits, or make any material determinations, under any benefit plan or benefit agreement;

•	make any change in accounting methods, principles or practices materially affecting our consolidated assets, liabilities or results of operations, other than as required by generally accepted accounting principles or by law with respect thereto;

•	make any material tax election, file any amended tax return with respect to any material tax or change any annual tax accounting period, in each case, other than in the ordinary course of business and consistent with past practice;

•	enter into any lease for any real or personal property, other than in the ordinary course of business and consistent with past practice;

•	fail to maintain in full force and effect in all material respects adequate insurance in accordance with past practice;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•	amend, modify, terminate or enter into certain contracts other than in the ordinary course of business and consistent with past practice or amend, modify or terminate that certain letter agreement between us and JPMorgan Chase Bank, dated as of July 2, 2007, relating to our warrants and certain purchased call options;

•	enter into any related party transaction; or

•	authorize any of, or commit or agree to take any of, the actions described above.

Stockholders Meeting

The merger agreement requires us, as promptly as reasonably practicable after July 2, 2007, to establish a record date for, duly call, give notice of and hold a meeting of our stockholders to adopt the merger agreement. Subject to limited circumstances contemplated by the merger agreement, our board of directors is required to recommend that our stockholders vote in favor of adoption of the merger agreement.

No Solicitation of Transactions

We have agreed that we will not, nor will we authorize or permit any of our subsidiaries or any of our or their respective directors, officers or employees to, and we will not authorize our or our subsidiaries’ respective representatives to, directly or indirectly:

•	solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, the making of any proposal that constitutes or is reasonably likely to lead to a “takeover proposal”; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding or furnish to any person any confidential information with respect to, or otherwise actively assist in any way with, any “takeover proposal”.

A “takeover proposal” means any inquiry, proposal or offer (other than the transactions contemplated by the merger agreement) from any person or group relating to:

•	any direct or indirect acquisition or purchase (by merger or otherwise), in a single transaction or a series of transactions, of:

•	20% or more (based on the fair market value thereof, as determined by our board of directors) of assets (including capital stock of our subsidiaries) of us and our subsidiaries, taken as a whole; or

•	20% or more of any class of our equity securities;

•	any tender offer or exchange offer that, if consummated, would result in any person or group owning, directly or indirectly, 20% or more of any class of our equity securities; or

•	any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving us pursuant to which any person or group (or the shareholders of any person) would own, directly or indirectly, 20% or more of any class of our equity securities or the surviving corporation’s equity securities in a merger or the resulting direct or indirect parent of us or such surviving corporation.

Prior to adoption of the merger agreement by our stockholders, however, we may (and may authorize and permit our subsidiaries, directors, officers, employees and representatives to), in response to a bona fide written takeover proposal, (1) furnish information with respect to us and our subsidiaries to the person making such takeover proposal and its representatives pursuant to a customary confidentiality agreement containing confidentiality provisions not less favorable in the aggregate to us than those set forth in the confidentiality agreement we previously entered into with an affiliate of MergerCo and containing a standstill provision no less favorable in the aggregate to us, and ending contemporaneously with, the standstill provision set forth in our confidentiality agreement with the affiliate of MergerCo and (2) participate in good faith in discussions and negotiations with such person and its representatives, if, prior to taking any such actions, our board of directors determines:

•	after consultation with its financial advisor and outside counsel, that such takeover proposal constitutes or is reasonably likely to lead to a “superior proposal”; and

•	after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

For purposes of the merger agreement, “superior proposal” means any written bona fide takeover proposal that:

•	if consummated, would result in a person or group (or the shareholders of any person) owning, directly or indirectly, (1) 50% or more of any class of equity securities of Manor Care or of the surviving corporation in a merger or the resulting direct or indirect parent of Manor Care or such surviving corporation or (2) 50% or more (based on the fair market value thereof, as determined by our board of directors) of the assets of Manor Care and our subsidiaries, taken as a whole; and

•	our board of directors determines (after consultation with its financial advisor and outside counsel) is more favorable to our stockholders from a financial point of view than the merger, taking into account all financial (including the financing terms of any such proposal), legal, regulatory and other aspects of such proposal and of the merger agreement (including any changes to the financial terms of the merger agreement proposed by MergerCo to us in response to such proposal or otherwise).

Neither our board of directors nor any committee thereof may make an “adverse recommendation change” or approve or recommend, or publicly propose to approve or recommend, or cause or permit us or any of our subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any takeover proposal. At any time prior to the adoption of the merger agreement by our stockholders, however, our board of directors may (subject to our obligation to pay a termination fee to MergerCo in certain circumstances as described below), if, after consultation with its outside legal counsel, it determines that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, make an adverse recommendation change or, if we have received a takeover proposal that constitutes a superior proposal, cause or permit Manor Care to terminate the merger agreement, but only:

•	after the third business day following MergerCo’s receipt of written notice from us advising MergerCo that our board of directors intends to take such action and specifying the reasons therefor, including the material terms and conditions of, and the identity of the persons making, any superior proposal that is the basis of the proposed action by our board of directors; and

•	if, in determining whether to take such action, our board of directors takes into account any changes to the financial terms of the merger agreement proposed by MergerCo to us in response to such notice or otherwise.

We have agreed that any amendment to the financial terms of a superior proposal will require a new written notice and a new three-day period.

For purposes of the merger agreement, “adverse recommendation change” means any action whereby our board of directors or any committee thereof:

•	withdraws (or modifies in a manner adverse to MergerCo), or publicly proposes to withdraw (or modify in a manner adverse to MergerCo), the approval, recommendation or declaration of advisability by our board of directors or any such committee of the merger agreement or the merger or the other transactions contemplated by the merger agreement; or

•	recommends the approval or adoption of, or approves or adopts, or publicly proposes to recommend, approve or adopt, any takeover proposal.

We have also agreed:

•	to terminate, and to cause our subsidiaries and direct our representatives to terminate, all discussions and negotiations with any person conducted prior to signing the merger agreement with respect to any takeover proposal, request the prompt return or destruction of all confidential information furnished since April 2007 in connection therewith and refrain from terminating, waiving, amending, or modifying any provision of any confidentiality or standstill agreement in our or any other subsidiaries’ favor to which we or any of our subsidiaries is a party;

•	to advise MergerCo as promptly as practicable, and in any event within two business days after receipt, orally and in writing of the receipt of any takeover proposal after July 2, 2007, the material terms and conditions of any such takeover proposal and the identity of the person making any such takeover proposal;

•	subject to the fiduciary duties under applicable law of our board of directors, to keep MergerCo reasonably informed of any material developments with respect to any takeover proposal (including any material changes thereto);

•	to not take any action to exempt any person (other than MergerCo, its sole stockholder and their respective affiliates) from restrictions on business contributions under the Delaware law or any similar provision of any other takeover law or otherwise cause such restrictions not to apply unless such actions are taken substantially concurrently with our termination of the merger agreement to comply with our board of directors’ fiduciary duties following our receipt of a takeover proposal that constitutes a superior proposal or such actions are taken following an adverse recommendation change; and

•	to provide to MergerCo all information provided by us to a third party in connection with a takeover proposal.

Employee Benefits

Pursuant to the merger agreement, for a period of one year following the completion of the merger, the surviving corporation will either (1) maintain our employee benefit plans and agreements (other than equity-based plans) at the level in effect on the date of the merger agreement or (2)(a) provide each employee with a base salary and bonus opportunity that, taken as a whole, have a value (or potential value, in the case of bonus opportunity) that is not less favorable in the aggregate than the base salary and bonus opportunity provided to such employee on the date of the completion of the merger and (b) provide benefits to each such employee that, taken as a whole, have a value that is not less favorable in the aggregate (excluding any value attributable to equity-based compensation) than the benefits provided to each such employee on date of the completion of the merger.

In addition, the surviving corporation has agreed to honor and continue, without amendment or modification (other than any amendment required to comply with applicable law or any amendment adopted with the consent of the affected employee), for a period of one year following the completion of the merger, or, if sooner, until all obligations thereunder have been satisfied, each of our employment, severance, retention, termination and cash incentive compensation plans, policies, programs, agreements and arrangements (including any change in control severance agreement between Manor Care and any employee).

The surviving corporation will also, subject to specified limitations, recognize an employee’s service with Manor Care with respect to determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies under the surviving corporation’s employee benefit plans, to the extent that such recognition would not result in any duplication of benefits.

The surviving corporation will also recognize expenses incurred by employees prior to the completion of the merger during the calendar year in which the merger occurs for purposes of satisfying such year’s deductible and co-payment limitations under such plans. In addition, the surviving corporation will also waive pre-existing condition limitations with respect to the employees under its welfare benefit plans (except to the extent that such pre-existing condition limitations would have been applicable under our employee benefit plans).

Agreement to Use Reasonable Best Efforts

Upon the terms and subject to the conditions of the merger agreement, each party has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement, including using reasonable best efforts to accomplish the following:

•	the taking of all acts necessary to cause the conditions to closing to be satisfied as promptly as practicable;

•	the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;

•	the obtaining of consents, approvals and waivers from third parties reasonably requested by MergerCo to be obtained in connection with the merger under certain contracts and real property leases; and

•	the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement.

We and our subsidiaries are not required to pay any fee, penalty or other consideration to any person whose consent, approval or waiver under certain contracts and real property leases with respect to the merger is being solicited.

We and our board of directors have also agreed to take all action necessary to ensure that no state takeover statute is or becomes applicable to the merger agreement, the merger or any of the transactions contemplated by the merger agreement and if any state takeover statute becomes applicable to the merger agreement, the merger or any of the transactions contemplated by the merger agreement, to take all action necessary to ensure that the merger and the other transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of such statute or regulation on the merger agreement, the merger or any of the transactions contemplated by the merger agreement.

We have also agreed to retain a nationally recognized investment banking or valuation firm, selected by our board of directors and reasonably acceptable to MergerCo, to render a solvency opinion, customary in scope and substance, as of the closing to our board of directors.

Financing Commitments; Cooperation of Manor Care

MergerCo has agreed to use, and to use its reasonable best efforts to cause the general partner of its affiliate, Carlyle Partners V, L.P., to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the financing on the terms and conditions described in the financing commitments, including using its reasonable best efforts:

•	to negotiate and enter into the definitive agreements with respect to the financing on the terms and conditions contained in the financing commitments (or on other terms acceptable to MergerCo, so long as such other terms do not expand upon the conditions to funding on the closing date that are not set forth in the financing commitments and would not otherwise reasonably be expected to impair or delay or otherwise adversely affect the ability of MergerCo to consummate the merger or the financing or delay the merger or the financing);

•	to satisfy or to cause its affiliates to satisfy on a timely basis all conditions applicable to MergerCo set forth in such definitive agreements; and

•	to consummate the debt financing contemplated by the debt financing commitments at the closing, including using reasonable best efforts to satisfy the conditions to funding of the debt financing required to consummate the merger at the closing and to instruct the lenders and the other persons providing such debt financing to provide such debt financing at the closing.

In the event any portion of the financing becomes unavailable on the terms and conditions set forth in the financing commitments, MergerCo is required to promptly notify Manor Care, and MergerCo is required to use its reasonable best efforts to obtain, as promptly as practicable, any such portion from alternative sources on terms that will still enable MergerCo to consummate the transactions contemplated by the merger agreement and that are not less favorable to MergerCo with respect to conditions to funding than those contained in the debt financing commitments.

MergerCo is required to keep us reasonably informed of any material breach by any party of the financing commitments or any termination of the financing commitments of which it (or its sole stockholder or Carlyle Partners V, L.P.) becomes aware and the status of its efforts to obtain the financing and to provide us with copies of agreements pursuant to which any alternative source shall have committed to provide MergerCo with any portion of the financing.

In addition, MergerCo has agreed to refrain from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of any of the conditions contained in the financing commitments or in any definitive agreement related to the financing. MergerCo has also agreed to refrain from agreeing to or permitting any amendment, supplement or other modification of, or waiving any of its rights under, any financing commitments or the definitive agreements relating to the financing if such amendment, supplement or modification:

•	reduces the aggregate amount of the debt financing or equity financing;

•	expands the conditions to drawdown on the debt financing or equity financing, on the closing date;

•	can reasonably be expected to delay the closing; or

•	can otherwise reasonably be expected to impair or delay or otherwise adversely affect the ability of MergerCo to consummate the debt financing or equity financing or the merger,

in each case, without our prior written consent (not to be unreasonably withheld or delayed).

We have agreed to, and have agreed to cause our subsidiaries (and to use our reasonable best efforts to cause our and their respective representatives) to, provide such reasonable cooperation as may be reasonably requested by MergerCo in connection with the arrangement of the debt financing, including:

•	participation in meetings, road shows, presentations, drafting sessions, due diligence sessions and rating agency presentations;

•	furnishing MergerCo and its financing sources with financial and other pertinent information regarding Manor Care as may be reasonably requested by MergerCo to consummate the debt financing;

•	obtaining customary mortgages and pledges; surveys; title insurance policies; UCC policies; zoning reports; estoppels, amendments and other instruments in respect of ground leases to satisfy rating agency criteria; and UCC, bankruptcy, tax lien, judgment and litigation searches, in each case with respect to our properties that will secure the CMBS facility (collectively, the “CMBS deliveries”);

•	assisting MergerCo and its financing sources in the preparation of offering documents and other informational and marketing materials and documents for any portion of the debt financing, materials for rating agency presentations and business projections and pro forma financial statements reasonably necessary in connection with the financing (which offering documents are to contain disclosure and financial statements with respect to Manor Care or the surviving corporation reflecting the surviving corporation and/or its subsidiaries as the obligor);

•	reasonably cooperating with the marketing efforts of MergerCo and its financing sources for any portion of the debt financing;

•	in connection with the CMBS facility and bridge facility, allowing MergerCo, its affiliates or its representatives and MergerCo’s financing sources to perform reasonable and customary due diligence related to such properties, including appropriate appraisals, surveys, and Phase 1 environmental assessments and other reasonable inspections and diligence (and documentation), including as shall be reasonably necessary to comply with any necessary rating agencies’ requirements;

•	reasonably facilitating the execution and delivery of definitive financing documents and customary deliverables;

•	taking all actions reasonably necessary to permit the prospective lenders involved in the financing to evaluate our current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements, and if reasonably required in connection with the debt financing, establish bank and other accounts and blocked account agreements and lock box arrangement in connection with the foregoing;

•	if required in connection with the debt financing, use reasonable best efforts to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which we or any of our subsidiaries is a party and to arrange discussions among MergerCo and its financing sources with other parties to material leases, encumbrances and contracts;

•	taking all corporate actions, subject to the occurrence of the closing, reasonably necessary to permit the consummation of the debt financing and to permit the proceeds thereof to be made available to the surviving corporation immediately following completion of the merger;

•	reasonably facilitating the pledging of collateral and execution and delivery of definitive financing documents and customary deliverables; and

•	using reasonable best efforts to obtain legal opinions, surveys, certificates and title insurance as reasonably requested by MergerCo.

Actions with Respect to Existing Debt

If requested by MergerCo, we have agreed to commence a solicitation of the consents of holders of a majority in principal amount of each or any series of our 6.25% senior notes due 2013, our 2.125% convertible senior notes due April 2023, our 2.125% convertible senior notes due December 2023, our 2.125% convertible senior notes due 2035 and our 2.0% convertible senior notes due 2036 (collectively, the “notes”) to amend the terms of the indentures governing the notes or to waive or amend any registration rights associated therewith and/or to commence a tender offer to purchase all or part of each or any series of notes, in each case on such terms and conditions as may be reasonably proposed by MergerCo. We have also agreed to prepare the consent solicitation and tender offer documents and execute supplemental indentures and amendments to registration rights agreements. MergerCo has agreed to reasonably cooperate with us in connection with such solicitations and tender offers and the preparation of the related documentation.

The amendments contained in any such supplemental indenture or registration rights agreement will become effective upon signing, but not operative until the closing of the merger and, if applicable, the acceptance of the applicable tender offer. The closing of any tender offer will be conditioned on the simultaneous occurrence of the closing of the merger. Simultaneously with the closing of the merger and in accordance with the terms of any consent solicitation or tender offer undertaken at MergerCo’s request, MergerCo has agreed to provide Manor Care with the funds reasonably necessary to consummate such tender offer and/or consent solicitation (including the payment of all applicable premiums, consent fees and all related fees and expenses).

In addition, we have agreed that prior to the closing of the merger, will take such actions as may be reasonably requested by MergerCo to effect termination or settlement, or any cancellation and payment, of any interest rate swap agreement, warrant, option or other contract or agreement executed in respect of any hedging arrangement entered into by Manor Care in connection with our convertible notes (including any amendment or termination hereof) effective as of the closing date of the merger, in each case as may be permitted by the indenture governing such series of convertible notes.

Neither we nor any of our subsidiaries is required to make any monetary payments or concessions or incur any other liability in connection with any consent solicitation, tender offer or termination of a hedging arrangement prior to the effective time of the merger (except to the extent MergerCo agrees to reimburse us for the amount of any such payment). MergerCo has agreed, promptly upon our request, to reimburse Manor Care for all reasonable out-of-pocket costs incurred by us or any of our subsidiaries in connection with any such action and has also agreed to indemnify and hold harmless Manor Care, our subsidiaries and our respective representatives from and against any and all losses, claims damages, liabilities, costs, expenses, judgments, fines and other amounts suffered or incurred by them in connection with any such action

CMBS Restructuring

In connection with the merger and the financing under the CMBS facility and prior to or upon the closing date, we have agreed to (with the reasonable assistance of MergerCo) use reasonable best efforts to undertake a restructuring of certain of our subsidiaries that own and operate certain skilled nursing and/or assisted living facilities to place the real estate assets for those facilities in a series of special purpose bankruptcy remote entities meeting rating agency criteria (the “real estate SPEs”) and place the business consisting of the managing and operating of those facilities (including holding the related licenses) in another series of special purpose bankruptcy remote entities that will indirectly lease the real estate assets from the real estate SPEs (collectively, the “CMBS restructuring”).

The parties to the merger agreement have agreed to use reasonable best efforts to develop the specific steps necessary to implement the CMBS restructuring and to minimize potential incurrence or imposition of cost, expense or taxes as a result of the CMBS restructuring, and to otherwise reduce any material negative effect of the CMBS restructuring on Manor Care and our business and operations; provided, however, that neither party is required to agree to a potential modification to, or more specific plan to effect, the CMBS restructuring if such proposed modification or specific plan results in any materially adverse economic or legal consequences to such party.

The parties have agreed that the implementation of the CMBS restructuring will not:

•	be considered in determining whether a representation, warranty or covenant of Manor Care under the merger agreement has been breached (other than the covenants to assist with the financing and the CMBS restructuring);

•	be consummated until MergerCo confirms that it is prepared to proceed with the closing of the merger promptly upon consummation of the CMBS restructuring unless such implementation can be reversed or unwound without imposing significant or meaningful economic harm on Manor Care or MergerCo agrees to indemnify Manor Care for the economic harm to Manor Care resulting from such implementation;

•	be consummated or effective (in whole or in part) prior to the commencement of the marketing period unless such implementation can be reversed or unwound without imposing significant or meaningful economic harm on Manor Care or MergerCo indemnifies the Company for the economic harm to Manor Care resulting from such implementation; or

•	require Manor Care or any of our subsidiaries to take any action that would reasonably be expected to cause, individually or in the aggregate, Manor Care and our subsidiaries to suffer significant or meaningful economic harm or materially and adversely affect our operations or business unless MergerCo agrees to indemnify Manor Care for such harm.

MergerCo has agreed, promptly upon our request, to reimburse Manor Care for all reasonable out-of-pocket expenses incurred by Manor Care or any of our subsidiaries in connection with actions taken at the request of MergerCo to implement or effect the CMBS restructuring (other than expenses incurred in connection with our cooperation to effect the CMBS restructuring, expenses incurred in responding to MergerCo’s reasonable information requests made in connection with MergerCo’s efforts to develop with Manor Care the specific steps necessary to implement the CMBS restructuring or MergerCo’s effort to minimize the costs of the CMBS restructuring or internal cost allocations) and, in the event the merger is not consummated, has agreed to be responsible for expenses of Manor Care and our subsidiaries in reversing or unwinding (in the event the merger agreement is terminated) the CMBS restructuring that was effected at the request of MergerCo.

Other Covenants and Agreements

The merger agreement also contains the following additional agreements between Manor Care and MergerCo relating to, among other things:

•	the provision by Manor Care to MergerCo and to MergerCo’s representatives of access to our and our subsidiaries’ properties, books and records, employees and information concerning Manor Care and our subsidiaries’ business, properties and personnel as MergerCo may reasonably request, subject to certain limitations; and

•	coordination of press releases and other public statements about the merger agreement and the transactions contemplated by the merger agreement.

Conditions to the Merger

The respective obligations of the parties to effect the merger are subject to the satisfaction or (to the extent permitted by law) waiver at or prior to the effective time of the merger of the following mutual conditions:

•	the adoption of the merger agreement by our stockholders;

•	the expiration or termination of the waiting period (and any extension thereof) applicable to the merger under the Hart-Scott-Rodino Act;

•	no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Federal or state court being in effect enjoining or otherwise prohibiting the consummation of the merger; and

•	the receipt of all consents and approvals of, and the making of all filings with and notices to, governmental authorities required in connection with the merger and the other transactions contemplated by the merger agreement (including the debt financing and the related CMBS restructuring), without the imposition of any condition or restriction that is adverse to Manor Care or MergerCo, except as would not, in the aggregate, reasonably be expected to result in losses, costs, liabilities, damages or expenses to MergerCo and/or Manor Care and our subsidiaries in excess of $40 million.

The obligations of MergerCo to effect the merger are further subject to the satisfaction or (to the extent permitted by law) waiver by MergerCo at or prior to the effective time of the merger of the following conditions:

•	(1) our representations and warranties regarding certain matters relating to our capital structure, authority to consummate the merger and title to owned and licensed real property must be true and correct in all material respects as of the date of the merger agreement and as of the date the merger is completed, except to the extent that a representation or warranty expressly speaks as of an earlier date, in which case it need be true and correct in all material respects only as of that date and (2) all other representations and warranties made by us (disregarding all materiality qualifications) must be true and correct as of the date of the merger agreement and as of the date the merger is completed, except to the extent that a representation or warranty expressly speaks as of an earlier date, in which case it need be true and correct only as of that date, and except where the failure of such other representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect;

•	our performance and compliance, in all material respects, with all of our material obligations under the merger agreement;

•	our delivery to MergerCo at closing of a certificate with respect to the satisfaction of the conditions relating to our representations and warranties and material obligations;

•	the completion of the CMBS restructuring; and

•	the absence of any event, circumstance, development, change or effect since July 2, 2007 that has had, or would reasonably be expected to have, a material adverse effect.

Our obligation to effect the merger is further subject to the satisfaction or (to the extent permitted by law) waiver by us at or prior to the effective time of the merger of the following conditions:

•	(1) MergerCo’s representations and warranties regarding certain matters relating to its authority to consummate the merger must be true and correct in all material respects as of the date of the merger agreement and as of the date the merger is completed, except to the extent that a representation or warranty expressly speaks as of an earlier date, in which case it need be true and correct in all material respects only as of that date and (2) all other representations and warranties made by MergerCo (disregarding all materiality qualifications) must be true and correct as of the date of the merger agreement and as of the date the merger is completed, except to the extent that a representation or warranty expressly speaks as of an earlier date, in which case it need be true only as of that date, and except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a MergerCo material adverse effect;

•	the performance, in all material respects, by MergerCo of all of its material obligations under the merger agreement; and

•	the delivery to us at closing by MergerCo of a certificate with respect to the satisfaction of the conditions relating to its representations and warranties and material obligations.

Neither Manor Care nor MergerCo may rely on the failure of any condition to be satisfied if such failure was caused by such party’s failure to perform any of its obligations under the merger agreement, to act in good faith or to use its reasonable best efforts to consummate the merger and the other transactions contemplated by the merger agreement.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained, as follows:

•	by mutual written consent of MergerCo and Manor Care;

•	by either MergerCo or Manor Care, if:

•	our stockholders do not adopt the merger agreement at the special meeting or any postponement or adjournment thereof;

•	any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Federal or state court shall have become final and non-appealable, so long as the terminating party shall have used reasonable best efforts to prevent the entry of and to remove such judgment or order;

•	the merger has not been consummated on or before March 31, 2008; provided that (1) if the marketing period has not expired by March 31, 2008, then the March 31, 2008 day will be automatically extended by an additional five business days (or, in the event the marketing period has commenced on or before March 31, 2008 and is then continuing, the number of days that remain in the marketing period) and (2) if the closing shall not have occurred prior to March 31, 2008 solely as a result of a governmental judgment or order or the failure to receive the required governmental consents or approvals or make the required filings and notices and it is reasonably apparent that such condition may be satisfied (or waived) on or prior to May 30, 2008, the March 31, 2008 date will be automatically extended to May 30, 2008; provided further that this right to terminate the merger agreement is not available to any party if the failure of such party to perform any of its obligations under the merger agreement, to act in good faith or to use its reasonable best efforts to consummate the merger and the other transactions contemplated by the merger agreement has been a principal cause of or resulted in the failure of the merger to be consummated on or before such date; or

•	if the terminating party is not then in material breach and there is a breach by the non-terminating party of any of its representations or warranties or failure to perform any of its covenants or agreements in the merger agreement such that the closing conditions would not be satisfied and which cannot be cured prior to the termination date set forth above;

•	by MergerCo, if our board of directors or a committee thereof makes an adverse recommendation change or we, our board of directors or a committee thereof recommends a takeover proposal or enters into, or causes Manor Care or any of our subsidiaries to enter into, a definitive agreement for a takeover proposal; or

•	by Manor Care, if:

•	prior to adoption of the merger agreement by our stockholders, we have received a takeover proposal that constitutes a superior proposal and our board of directors, after consultation with its outside legal counsel, determines that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, but only after (1) the third business day following the MergerCo’s receipt of written notice from us advising MergerCo that our board of directors intends to take such action and specifying the reasons therefor, including the material terms and conditions of, and the identity of the persons making the superior proposal that is the basis of the proposed action by our board of directors, and (2) our board of directors has taken into account any changes to the financial terms of the merger agreement proposed by MergerCo to us in response to such notice or otherwise (the right to terminate in these circumstances is referred to as the “fiduciary out right to terminate”); or

•	all of the mutual conditions to closing and all of the conditions to MergerCo’s obligations to close have been satisfied (other than those conditions that by their terms are to be satisfied at the closing) and, on or after the last day of the marketing period, neither MergerCo nor the surviving corporation has received the proceeds of the debt financing and MergerCo has failed to consummate the merger.

Fees and Expenses

Fees Payable by Manor Care

We have agreed to pay to MergerCo an aggregate termination fee of $175 million (less the amount of any MergerCo expenses reimbursed by us in certain circumstances described below) if:

•	the merger agreement is terminated by MergerCo upon the occurrence of an adverse recommendation change by our board of directors or a committee thereof or in the event we, our board of directors or a committee thereof recommends a takeover proposal or enters into, or causes Manor Care or any of our subsidiaries to enter into, a definitive agreement for a takeover proposal;

•	the merger agreement is terminated by Manor Care pursuant to the exercise of its fiduciary out right to terminate described above;

•	the merger agreement is terminated by MergerCo or Manor Care due to the failure to receive the approval of our stockholders at the special meeting or any postponement or adjournment thereof; and

•	after July 2, 2007 and prior to the termination, a takeover proposal has been publicly disclosed or has been made directly to our stockholders generally or has otherwise become publicly known and not publicly withdrawn; and

•	within nine months after the termination, we enter into a definitive agreement with respect to a takeover proposal and such takeover proposal is subsequently consummated;

•	the merger agreement is terminated by MergerCo or Manor Care because the merger is not completed prior to March 31, 2008 (as such date may be extended as described above); and

•	the special meeting of our stockholders to approve the merger has not been held;

•	after July 2, 2007 and prior to the termination, a takeover proposal has been publicly disclosed or has been made directly to our stockholders generally or has otherwise become publicly known and not publicly withdrawn; and

•	within nine months after the termination, we enter into a definitive agreement with respect to a takeover proposal and such takeover proposal is subsequently consummated; or

•	the merger agreement is terminated by MergerCo due to our breach of any of our representations or warranties or failure to perform any of our covenants or agreements in the merger agreement such that the closing conditions would not be satisfied and which cannot be cured prior to March 31, 2008 (as such date may be extended as described above); and

•	after July 2, 2007 and prior to the termination, a takeover proposal has been publicly disclosed or has been made directly to our stockholders generally or has otherwise become publicly known; and

•	within nine months after the termination, we enter into a definitive agreement with respect to a takeover proposal and such takeover proposal is subsequently consummated.

For purposes of determining whether a termination fee is payable by us, a “takeover proposal” means any inquiry, proposal or offer (other than the transactions contemplated by the merger agreement) from any person or group relating to:

•	any direct or indirect acquisition or purchase (by merger or otherwise), in a single transaction or a series of transactions, of:

•	50% or more (based on the fair market value thereof, as determined by our board of directors) of the assets (including capital stock of our subsidiaries) of us and our subsidiaries, taken as a whole; or

•	50% or more of any class of our equity securities;

•	any tender offer or exchange offer that, if consummated, would result in any person or group owning, directly or indirectly, 50% or more of any class of our equity securities; or

•	any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving us pursuant to which any person or group (or the shareholders of any person) would own, directly or indirectly, 50% or more of any class of our equity securities or of the surviving corporation’s securities in a merger or the resulting direct or indirect parent of us or such surviving corporation.

In the circumstances in which we become obligated to pay the termination fee as the result of a termination of the merger agreement by MergerCo in the event that our board of directors or a committee thereof makes an adverse recommendation change or we, our board of directors or a committee thereof recommends another takeover proposal or enters into, or causes Manor Care or any of our subsidiaries to enter into, a definitive agreement for another takeover proposal, receipt of payment of the termination fee shall be the sole and exclusive remedy of MergerCo and any of its former, current or future general or limited partners, members or stockholders or against any of their respective former, current or future directors, officers, employees, affiliates, general or limited partners, stockholders, managers, members or agents (each, a “specified person”) against Manor Care and any of our specified persons for any loss or damage suffered as a result of the breach of any representation, warranty, covenant or agreement contained in the merger agreement by us or the failure of the merger to be consummated, and upon payment of the termination fee, none of Manor Care or any of our specified persons shall have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement.

Expenses Payable by Manor Care

We have agreed to pay MergerCo’s and its affiliates’ actual and reasonably documented out-of-pocket fees and expenses actually incurred by MergerCo and its Affiliates (up to $15 million) on or prior to the termination of the merger agreement in connection with the transaction contemplated by the merger agreement if:

•	the merger agreement is terminated by MergerCo or Manor Care because the merger is not completed prior to March 31, 2008 (as such date may be extended as described above); or

•	the merger agreement is terminated by MergerCo or Manor Care due to the failure to receive the approval of our stockholders at the special meeting or any postponement or adjournment thereof at a time when the agreement was terminable because the merger is not completed prior to March 31, 2008 (as such date may be extended as described above).

The amount of any MergerCo expenses paid by Manor Care will be credited against any termination fee paid by Manor Care.

Fees Payable by MergerCo

MergerCo has agreed to pay us a termination fee of $175 million if we terminate the merger agreement in the event that all of the mutual conditions to closing and all of the conditions to MergerCo’s obligations to close have been satisfied (other than those conditions that by their terms may only be satisfied at the closing) and, on or after the last day of the marketing period, neither MergerCo nor the surviving corporation has received the proceeds of the debt financing and MergerCo shall have failed to consummate the merger.

In the circumstances in which MergerCo becomes obligated to pay this termination fee, our termination of the merger agreement in these circumstances and receipt of payment of such termination fee shall be our sole and exclusive remedy against MergerCo and any of its specified persons for any loss or damage suffered as a result of the breach of any representation, warranty, covenant or agreement contained in the merger agreement by MergerCo and the failure of the merger to be consummated, and upon payment of such termination fee, none of MergerCo or any of its specified persons shall have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement.

Liability Cap

The parties have agreed that in no event, whether or not the merger agreement shall have been terminated, shall we and our subsidiaries, as a group, on the one hand, or MergerCo and Carlyle Partners V, L.P., as a group, on the other hand, be subject to damages in excess of $250 million in the aggregate for each such group, respectively, for all losses and damages (including, in our case, lost stockholder premium) arising from or in connection with breaches by MergerCo, on the one hand, or us, on the other, of their respective representations, warranties, covenants and agreements contained in the merger agreement or arising from any other claim or cause of action, and none of Manor Care, MergerCo, Carlyle Partners V, L.P. or any of their respective specified persons shall have any further liability or obligation to the other parties or otherwise relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement.

Sponsor Guarantee

Carlyle Partners V, L.P. has guaranteed the payment by MergerCo of its obligations to us arising under, or in connection with, the merger agreement, including the payment of the termination fee, up to the maximum aggregate liability of $250 million. Our rights under the sponsor guarantee constitute our sole and exclusive remedy against Carlyle and its affiliates.

Amendment and Waiver

The merger agreement may be amended by the written agreement of Manor Care and MergerCo at any time prior to the closing date of the merger, whether before or after the adoption of the merger agreement by our stockholders, provided that after the merger agreement has been adopted by our stockholders, there shall be no amendment that by law would require the further approval of our stockholders without such approval having been obtained.

The merger agreement also provides that, at any time prior to the effective time of the merger, any party may, by written agreement:

•	extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

•	to the extent permitted by law, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	to the extent permitted by law, waive compliance with any of the agreements or conditions contained in the merger agreement, provided that after the merger agreement has been adopted by our stockholders, there shall be no waiver that by law would require the further approval of our stockholders without such approval having been obtained.

APPRAISAL RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex D. Stockholders intending to exercise appraisal rights should carefully review Annex D. Failure to follow precisely any of the statutory procedures set forth in Annex D may result in a termination or waiver of these rights.

If the merger is consummated, dissenting holders of our common stock who follow the procedures specified in Section 262 of the DGCL within the appropriate time periods will be entitled to have their shares of our common stock appraised by a court and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of our common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with us before the special meeting. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote “FOR” the merger. Any proxy or vote against the merger will not constitute a demand for appraisal within the meaning of Section 262.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to us at our address at 333 N. Summit Street, Toledo, Ohio 43604-2617, Attention: General Counsel. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his, her or its share of our common stock. Within ten days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for the merger.

Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. We, as the surviving corporation in the merger, must mail such written statement to the stockholder no later than the later of 10 days after the stockholder’s request is received by us or 10 days after the latest date for delivery of a demand for appraisal under Section 262.

Within 120 days after the effective time of the merger (but not thereafter), either we or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of our common stock owned by stockholders entitled to appraisal rights. We have no present intention to file such a petition if demand for appraisal is made.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon us. We must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom we have not reached agreements as to the value of their shares. If we file a petition, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we will bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

Stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. Stockholders should also be aware that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a merger are not opinions as to fair value under Section 262 of the DGCL. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights generally will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. See “The Merger — Material United States Federal Income Tax Consequences of the Merger” on page 45.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any stockholder to comply fully with the procedures of Section 262 of the DGCL (as reproduced in Annex D to this proxy statement) may result in termination of such stockholder’s appraisal rights. In view of the complexity of Section 262, Manor Care stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

MARKET PRICE OF OUR STOCK

Our common stock is listed on the NYSE under the trading symbol “HCR”. The following table sets forth the high and low sales prices per share of our common stock on the NYSE for the periods indicated.

	High	Low

Fiscal Year Ended December 31, 2005
First Quarter	$36.59	$32.26
Second Quarter	41.16	30.87
Third Quarter	40.46	34.70
Fourth Quarter	41.11	36.46
Fiscal Year Ended December 31, 2006
First Quarter	$44.89	$38.26
Second Quarter	47.52	41.95
Third Quarter	53.68	47.28
Fourth Quarter	52.28	46.43
Fiscal Year Ending December 31, 2007
First Quarter	$55.33	$46.07
Second Quarter	68.86	53.97
Third Quarter (through September 13, 2007)	65.20	58.88

The closing sale price of our common stock on the NYSE on April 10, 2007, which was the last trading day before we announced that our board of directors was exploring strategic alternatives, including a potential sale of Manor Care, was $55.75. The closing sale price of our common stock on the NYSE on June 29, 2007, which was the last trading day before we announced the merger, was $65.29. On September 13, 2007, the last trading day before the date of this proxy statement, the closing price of our common stock on the NYSE was $64.56. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

As of September 10, 2007, the record date for the special meeting, there were 2,081 registered holders of our common stock.

The following table sets forth dividends announced and paid in respect of Manor Care common stock, on a per share basis, for the periods indicated.

Dividends per Share
of Common Stock

Fiscal Year Ended December 31, 2005
First Quarter	$0.15
Second Quarter	0.15
Third Quarter	0.15
Fourth Quarter	0.15
Fiscal Year Ended December 31, 2006
First Quarter	$0.16
Second Quarter	0.16
Third Quarter	0.16
Fourth Quarter	0.16
Fiscal Year Ending December 31, 2007
First Quarter	$0.17
Second Quarter	0.17
Third Quarter	0.17

SECURITY OWNERSHIP OF CERTAIN MANAGEMENT AND BENEFICIAL OWNERS

Security Ownership of Directors and Executive Officers

The following table shows, as of September 10, 2007, information concerning beneficial ownership of shares of our common stock by our directors individually, our chief executive officer, our chief financial officer, our three other most highly compensated executive officers and our executive officers and directors as a group. Except as indicated by the notes to the table, the holders listed below have sole voting and investment power over the shares beneficially owned by them.

		Amount and Nature
		of Beneficial		Percent of
Title of Class	Name of Beneficial Owner	Ownership(1)(2)(3)(4)		Class

Common Stock	Mary Taylor Behrens	6,705			(6)
Common Stock	Steven M. Cavanaugh	14,974			(6)
Common Stock	Joseph F. Damico	19,705			(6)
Common Stock	John K. Graham	59,186	(4)		(6)
Common Stock	Stephen L. Guillard	33,153			(6)
Common Stock	William H. Longfield	63,741			(6)
Common Stock	Paul A. Ormond	3,668,400	(5)	4.9%
Common Stock	Richard A. Parr II	—			(6)
Common Stock	John T. Schwieters	45,205			(6)
Common Stock	Richard C. Tuttle	14,705			(6)
Common Stock	Gail R. Wilensky	27,205			(6)
Common Stock	Thomas L. Young	27,545			(6)
Common Stock	Executive Officers and Directors as a group	4,204,243		5.6%

(1)	Includes shares subject to transfer restrictions granted to non-management directors and certain executive officers under our equity award plans, with respect to which the holders have voting power and the right to receive dividends, but no right to transfer the shares.

(2)	Includes the following number of shares which the person has a right to acquire within 60 days of September 10, 2007, upon the exercise of options or conversion of phantom stock units to stock: Mr. Cavanaugh — 13,500; Mr. Damico — 9,000; Mr. Graham — 50,460; Mr. Longfield — 45,000; Mr. Ormond — 1,965,738; Mr. Schwieters — 36,000; Ms. Wilensky — 18,000; Mr. Young — 9,000; and Executive Officers and Directors as a group — 2,341,875.

(3)	Includes shares held by Messrs. Cavanaugh, Graham and Ormond and by all executive officers as a group under our 401(k) savings plan as of September 10, 2007.

(4)	Includes 473 shares held in spouse’s 401(k) account. Mr. Graham disclaims any beneficial interest in these shares.

(5)	Includes 6,282 shares held by a family member of Mr. Ormond. Mr. Ormond disclaims any beneficial interest in these shares.

(6)	Percentage of ownership does not exceed one percent of the class.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of December 31, 2006, except as indicated by the notes to the table below, information with respect to any person we know to be the beneficial owner of more than 5 percent of our common stock. The information presented is based upon filings made pursuant to the Securities Exchange Act of 1934 and received by us.

		Amount and Nature
		of Beneficial		Percent of
Title of Class	Name of Beneficial Owner	Ownership(1)(2)(3)(4)		Class

Common Stock	Ronald Baron 767 Fifth Avenue New York, NY 10153	6,022,008	(1)	8.3%
Common Stock	Janus Capital Management LLC 151 Detroit Street Denver, CO 80206	4,070,013	(2)	5.6%
Common Stock	T. Rowe Price Associates, Inc. 100 East Pratt St. Baltimore, MD 21202	6,233,969	(3)	8.6%
Common Stock	Wellington Management Company, LLP 75 State Street Boston, MA 02109	4,164,380	(4)	5.7%
Common Stock	Noonday Asset Management, L.P. 227 West Trade Street, Suite 2140 Charlotte, NC 28202	4,548,662	(5)	6.2%

(1)	The information received by us in a Form 13G filed February 14, 2007 indicates that Mr. Baron has sole voting and dispositive power over 195,908 shares and shared voting power over 5,417,900 shares and shared dispositive power over 5,826,100 shares; Baron Capital Group, Inc. (“BCG”) has sole voting and dispositive power over 55,000 shares and shared voting power over 5,417,900 shares and shared dispositive power over 5,826,100 shares; Baron Capital Management, Inc. (“BCM”), a registered investment adviser, has sole voting and dispositive power over 55,000 shares and shared voting power over 222,100 shares and shared dispositive power over 251,600 shares; and BAMCO, Inc., a registered investment adviser, has shared voting power over 5,195,800 shares and shared dispositive power over 5,574,500 shares. Mr. Baron owns a controlling interest in BCG. BCM and BAMCO, Inc. are subsidiaries of BCG.

(2)	The information received by us in a Form 13G filed August 13, 2007 indicates that the report includes the holdings of Janus Capital Management LLC (Janus Capital); Enhanced Investment Technologies LLC (“INTECH”) in which Janus Capital has an indirect 86.5% ownership interest; and Perkins, Wolf, McDonnell and Company, LLC (“Perkins Wolf”) in which Janus Capital has an indirect 30% ownership stake. Janus Capital, INTECH and Perkins Wolf are registered investment advisers. Janus Capital, INTECH and Perkins Wolf have sole voting and dispositive power over 1,411,454 shares and shared voting and dispositive power over 2,658,559 shares.

(3)	The information received by us in a Form 13G filed February 13, 2007 indicates that T. Rowe Price Associates, Inc. (Price Associates), a registered investment adviser, has sole voting power over 1,599,640 shares and sole dispositive power over 6,233,969 shares; and T. Rowe Price Mid-Cap Growth Fund, Inc. (Mid-Cap Growth) has sole voting power over 3,850,000 shares and sole dispositive power over no shares. These securities are owned by various individual and institutional investors including Mid-Cap Growth for which Price Associates serves as investment adviser with power to direct investment and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be the beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)	The information received by us in a Form 13G filed February 14, 2007 indicates that Wellington Management Company, LLP, an investment adviser, has shared voting power over 3,137,400 shares and shared dispositive power over 4,164,380 shares.

(5)	The information received by us in a Form 13D filed July 30, 2007 indicates that, as of July 30, 2007, each of Chun R. Ding, William F. Duhamel, Richard B. Fried, Monica R. Landry, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Jason E. Moment, Ashish H. Pant, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly has shared voting power and shared dispositive power over 4,548,662 shares; each of Noonday Asset Management, L.P., Noonday G.P. (U.S.), L.L.C., Noonday Capital, L.L.C., David I. Cohen and Saurabh K. Mittal has shared voting and dispositive power over 2,508,425 shares; Farallon Partners, L.L.C. has shared voting and dispositive power over 2,280,900 shares; Farallon Capital Management, L.L.C. has shared voting and dispositive power over 2,267,762 shares; Farallon Capital Offshore Investors II, L.P. has shared voting and dispositive power over 1,059,700 shares; Farallon Capital Partners, L.P. has shared voting and dispositive power over 708,600 shares; Farallon Capital Institutional Partners, L.P. has shared voting and dispositive power over 389,700 shares; Farallon Capital Institutional Partners II, L.P. has shared voting and dispositive power over 41,900 shares; Noonday Capital Partners, L.L.C. has shared voting and dispositive power over 33,300 shares; Tinicum Partners, L.P. has shared voting and dispositive power over 24,700 shares; Farallon Capital Institutional Partners III, L.P. has shared voting and dispositive power over 23,000 shares. Noonday Asset Management, L.P. and Noonday G.P. (U.S.), L.L.C. are sub-investment advisers to each of Noonday Capital Partners, L.L.C., Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P., Tinicum Partners, L.P. and Farallon Capital Offshore Investors II, L.P. (collectively, the “Funds”) and certain accounts managed by Farallon Capital Management, L.L.C. (the “Managed Accounts”), and pursuant to certain subadvisory arrangements, have investment discretion over all of the assets of Noonday Capital Partners, L.L.C. and certain assets of the other Funds and the Managed Accounts. Noonday Capital, L.L.C. is the general partner of Noonday Asset Management, L.P. David I. Cohen and Saurabh K. Mittal are the managing members of Noonday G.P. (U.S.), L.L.C. and Noonday Capital, L.L.C. Farallon Partners, L.L.C. is the managing member of Noonday Capital Partners, L.L.C. and the general partner of each of the other Funds. Chun R. Ding, William F. Duhamel, Richard B. Fried, Monica R. Landry, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Jason E. Moment, Ashish H. Pant, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly are managing members of Farallon Partners, L.L.C. and Farallon Capital Management, L.L.C.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to Manor Care, Inc., P.O. Box 10086, Toledo, Ohio 43699, Attention: Corporate Communications Department, Telephone: (419) 252-5500. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting us at the address and phone number set forth in the prior sentence.

GENERAL INFORMATION

Submission of Stockholder Proposals

If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings and we will hold a 2008 annual meeting of stockholders, in which case stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2008 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act.

Any stockholder submitting a proposal for inclusion in our proxy statement for our 2008 annual meeting must ensure our receipt of the proposal no later than December 6, 2007. Any stockholder bringing a proposal before the 2008 annual meeting that is not in our proxy statement for that meeting must deliver the proposal to us not less than 60 days and not more than 90 days prior to the date of the annual meeting. If, however, we give less than 70 days notice or prior public disclosure of the date of the annual meeting, we will consider notice of a stockholder’s submission timely if we receive it within 10 days of the date on which we first mail or publicly disclose the date of the annual meeting. Please send all proposals to Richard A. Parr II, Vice President, General Counsel and Secretary, Manor Care, Inc., 333 N. Summit St., Toledo, Ohio 43604.

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements, and other documents with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may also read and copy any document we file at the SEC public reference room located at 100 F. Street, N.E., Room 1580, Washington, D.C., 20549. You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov. These reports are also available through our website at http://www.hcr-manorcare.com. The information on our website is not part of this proxy statement.

In addition, because our common stock is listed on the New York Stock Exchange, you may read our reports, proxy statements, and other documents at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

We incorporate by reference into this proxy statement any current reports on Form 8-K filed by us pursuant to the Exchange Act after the date of this proxy statement and prior to the date of the special meeting. This means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be a part of this proxy statement, and information in documents that we file later with the SEC will automatically update and supersede this information.

We will provide to you, at no charge, a copy of the documents we incorporate by reference in this proxy statement. To request a copy of any or all of these documents, you should write or telephone us at the following address and telephone number: Manor Care, Inc., 333 N. Summit Street, Toledo, Ohio, 43604-2617, Attention: Legal Department. Our telephone number is: (419) 252-5500.

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact our proxy solicitor:

Georgeson Inc.
17 State Street
New York, New York 10004
Telephone: (888) 605-8302
Attention: Manor Care Special Meeting

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated September 14, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

By Order of the Board of Directors,

Richard A. Parr II
Secretary

Toledo, Ohio
September 14, 2007

ANNEX A

The merger agreement is a commercial document that establishes and governs the legal relations between Manor Care and MergerCo with respect to the transactions described in the proxy statement. The representations, warranties and covenants made by Manor Care and MergerCo in the merger agreement are qualified and subject to important limitations agreed to by Manor Care and MergerCo in connection with negotiating the terms of the merger agreement. Furthermore, the representations and warranties may be subject to standards of materiality applicable to Manor Care and MergerCo that may be different from those that are applicable to stockholders.

AGREEMENT AND PLAN OF MERGER
dated as of July 2, 2007,
between
MCHCR-CP MERGER SUB INC.
and
MANOR CARE, INC.

A-i

A-ii

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of July 2, 2007, between MCHCR-CP MERGER SUB INC., a Delaware corporation (“MergerCo”), and MANOR CARE, INC., a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of each of the Company and MergerCo has approved and declared advisable this Agreement and the merger of MergerCo with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), other than (a) shares of Company Common Stock directly owned by the Company, as treasury stock, or by MergerCo or MergerCo’s sole stockholder and (b) the Appraisal Shares, will be converted into the right to receive the Merger Consideration (as defined below) in cash; and

WHEREAS, MergerCo and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

The Merger

Section 1.01.  Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), MergerCo shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of MergerCo shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.02.  Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, on the later of (i) the second business day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions) and (ii) a date specified by MergerCo on not less than three business days notice to the Company, which date shall not be later than the last day of the Marketing Period, at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by MergerCo and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03.  Effective Time.  Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and shall make all other filings and recordings required under the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such subsequent date and time as MergerCo and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

Section 1.04.  Effects of the Merger.  The Merger shall have the effects set forth in Section 259 of the DGCL.

Section 1.05.  Certificate of Incorporation and Bylaws.  (a) The Certificate of Incorporation of the Company, as amended (the “Company Certificate of Incorporation”), shall be amended at the Effective Time to be in the form of Exhibit A, with such changes thereto as may be agreed to in writing by the Company and MergerCo, and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The Amended and Restated Bylaws of the Company (the “Company Bylaws”) shall be amended at the Effective Time to be in the form of Exhibit B, with such changes thereto as may be agreed to in writing by the Company and MergerCo, and, as so amended, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.06.  Directors.  The directors of MergerCo immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.07.  Officers.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Effect of the Merger on the Capital Stock of the
Constituent Corporations; Exchange Fund;
Company Equity Awards

Section 2.01.  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of MergerCo:

(a) Capital Stock of MergerCo.  Each share of capital stock of MergerCo issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancelation of Treasury Stock and MergerCo-Owned Stock.  Each share of Company Common Stock that is directly owned by the Company, as treasury stock, or by MergerCo or MergerCo’s sole stockholder immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Restricted Stock, but excluding shares to be canceled in accordance with Section 2.01(b) and, except as provided in Section 2.01(d), the Appraisal Shares) shall be converted into the right to receive $67.00 in cash, without interest (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends declared in compliance with Section 4.01(a)(i) with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to such holder.

(d) Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c). The Company shall give prompt notice to MergerCo of any demands for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and MergerCo shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of MergerCo (which consent shall not be unreasonably withheld or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

Section 2.02.  Exchange Fund.  (a) Paying Agent.  Prior to the Closing Date, MergerCo shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration and the Equity Award Amounts in accordance with this Article II and, in connection therewith, shall enter into an agreement with the Paying Agent in the form reasonably acceptable to the Company. At or immediately subsequent to the Effective Time, MergerCo (or the Surviving Corporation) shall deposit with the Paying Agent, cash in an amount sufficient to pay the aggregate Merger Consideration and the aggregate Equity Award Amount, in each case as required to be paid pursuant to this Agreement (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Certificate Exchange Procedures.  As promptly as practicable after the Effective Time, but in any event within two business days thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall otherwise be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of a Certificate shall, upon surrender to the Paying Agent of such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any fiduciary or surety bonds or any transfer or other similar taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article II and any dividends declared in compliance with Section 4.01(a)(i) with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to such holder. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

(c) No Further Ownership Rights in Company Common Stock.  All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates, subject, however, to the Surviving Corporation’s obligation to pay all dividends that may have been declared by the Company and that remain unpaid at the Effective Time. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of cash to the holder thereof as provided in this Article II.

(d) Termination of the Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for 12 months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article II.

(e) No Liability.  None of MergerCo, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, Federal or other abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Exchange Fund.  The Paying Agent shall invest the cash in the Exchange Fund as directed by MergerCo, or, if after the Effective Time, the Surviving Corporation; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1.0 billion (based on the most recent financial statements of such bank that are then publicly available) or in money market funds that are eligible under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Any interest and other income resulting from such investments shall be paid solely to MergerCo or, if after the Effective Time, the Surviving Corporation. Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Certificates to receive the Merger Consideration or any holder of a Company Stock Option, Company Performance Share Award or Non-Deferred Company RSU to receive the Option Amount, Performance Share Amount or Non-Deferred RSU Amount, as applicable, in each case as provided herein.

(g) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond or surety in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

(h) Withholding Rights.  The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or any holder of Company Stock Options, Company Restricted Stock, Company SARs, Company Performance Share Award, Deferred Company RSUs, Non-Deferred Company RSUs or Stock Equivalent Amount such amounts as the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or the holder of the Company Stock Options, Company Restricted Stock, Company SARs, Company Performance Share Award, Deferred Company RSUs or Non-Deferred Company RSUs, as the case may be, in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.

Section 2.03.  Company Equity Awards.  (a) As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee administering any Company Stock Plan) shall adopt such resolutions and take such other actions as may be required to provide that, at the Effective Time, except as otherwise agreed by MergerCo and the holder thereof:

(i) each unexercised Company Stock Option and Company SAR, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be canceled, with the holder of each such Company Stock Option or Company SAR becoming entitled to receive an amount in cash equal to (A) the excess, if any, of (1) the Merger Consideration over (2) the exercise price per share of Company Common Stock subject to such Company Stock Option or Company SAR, multiplied by (B) the number of shares of Company Common Stock subject to such Company Stock Option or Company SAR (such amount, the “Option Amount”);

(ii) each share of Company Restricted Stock that is outstanding as of the Effective Time shall become fully vested, with the holder of each such share of Company Restricted Stock becoming entitled to receive an amount in cash equal to the Merger Consideration;

(iii) each Company Performance Share Award that is outstanding immediately prior to the Effective Time shall be canceled, with the holder of each such Company Performance Share Award becoming entitled to receive an amount in cash equal to the Merger Consideration multiplied by the maximum number of shares of Company Common Stock subject to such Company Performance Share Award as of the Effective Time (such amount, the “Performance Share Amount”); and

(iv) each Non-Deferred Company RSU that is outstanding immediately prior to the Effective Time (including any Non-Deferred Company RSU resulting from dividend equivalents) shall be canceled, with the holder of each such Non-Deferred Company RSU becoming entitled to receive an amount in cash equal to the Merger Consideration (such amount, the “Non-Deferred RSU Amount”).

For purposes of this Agreement, the term “Equity Award Amounts” shall mean the sum of the aggregate Option Amounts, aggregate Performance Share Amounts and aggregate Non-Deferred RSU Amounts. All amounts payable pursuant to this Section 2.03(a) shall be paid as promptly as practicable following the Effective Time, without interest.

(b) As of the Effective Time, each Company RSU (including any Company RSU resulting from dividend equivalents) that is outstanding immediately prior to the Effective Time and is governed by terms providing that the shares of Company Common Stock covered thereby shall not be delivered until the retirement of the holder of such Company RSU (each Company RSU governed by such terms, a “Deferred Company RSU”, and each other Company RSU, a “Non-Deferred Company RSU”) (including any such Deferred Company RSU resulting from dividend equivalents) shall be converted into the right to receive an amount in cash equal to the Merger Consideration (such amount, the “Deferred RSU Amount”). In the event that the Effective Time occurs prior to January 1, 2008, each holder of a Deferred Company RSU that is outstanding as of the Effective Time shall be entitled to receive such holder’s Deferred RSU Amount upon the earlier of (i) such holder’s separation from service (within the meaning of Section 409A(a)(2)(A)) or (ii) the first business day of calendar year 2008. In the event that the Effective Time occurs on or following January 1, 2008, each holder of a Deferred Company RSU that is outstanding as of the Effective Time shall be entitled to receive such holder’s Deferred RSU Amount within 10 business days following the Effective Time. Immediately following the Effective Time, the Surviving Corporation shall deposit the Deferred RSU Amounts into an interest bearing money market account and pay such Deferred RSU Amounts in accordance with this Section 2.03(b) together with interest credited thereon from the Effective Time until the date of payment. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plan under which the Deferred Company RSUs were granted) shall adopt such resolutions and take such other action reasonably necessary to give effect to this Section 2.03(b).

(c) As of the Effective Time, each Company Stock Equivalent issued under a Specified Deferred Compensation Plan that is outstanding immediately prior to the Effective Time shall cease to represent the right to the equivalent in value and rate of return to a share of Company Common Stock and shall instead be converted into the right to receive an amount in cash equal to the Merger Consideration (such amount, the “Stock Equivalent Amount”). Following the Effective Time, the Surviving Corporation shall credit such Stock Equivalent Amounts, which credits may then be notionally reinvested, in each case in accordance with the terms of the applicable Specified Deferred Compensation Plan.

ARTICLE III

Representations and Warranties

Section 3.01.  Representations and Warranties of the Company.  Except (A) as disclosed in, and reasonably apparent from, any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the Securities and Exchange Commission (the “SEC”) by the Company and publicly available prior to the date of this Agreement (collectively, the “Filed SEC Documents”) and, for the avoidance of doubt, without giving effect to any change of fact or circumstance to the extent not disclosed in, and reasonably apparent from, any Filed SEC Document filed or furnished prior to the date hereof (excluding any disclosure that is predictive, cautionary or forward looking in nature) or (B) as set forth in the Company Disclosure Letter (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other Section or subsection), the Company represents and warrants to MergerCo as follows:

(a) Organization, Standing and Corporate Power.  Each of the Company and its Subsidiaries is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate, company or partnership power and authority to carry on its business as presently conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to MergerCo prior to the execution of this Agreement a true and complete copy of the Company Certificate of Incorporation and the Company Bylaws, in each case as in effect on the date of this Agreement.

(b) Subsidiaries.  Section 3.01(b) of the Company Disclosure Letter lists, as of the date hereof, each Subsidiary of the Company and the jurisdiction of organization thereof. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of all pledges, liens, charges, mortgages, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), other than Permitted Liens. Except for its interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity interests in, any corporation, partnership, joint venture, association or other entity.

(c) Capital Structure.  The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). At the close of business on June 26, 2007, (i) 111,032,952 shares of Company Common Stock were issued and 73,279,431 shares of Company Common Stock were outstanding (which 111,032,952 number includes (A) 37,753,521 shares of Company Common Stock held by the Company in its treasury and (B) 15,000 shares of Company Common Stock subject to vesting or other forfeiture conditions or repurchase by the Company (such shares, together with any similar shares issued after June 26, 2007, the “Company Restricted Stock”)), (ii) 8,308,271 shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s Amendment and Restatement of the Equity Incentive Plan, Amended Stock Option Plan for Key Employees, Non-Employee Director Stock Compensation Plan, Amended Restricted Stock Plan, Manor Care, Inc. Non-Employee Director Stock Option and Deferred Compensation Stock Purchase Plan, Stock Option Plan for Outside Directors and HCR Manor Care Amended Stock Appreciation Rights Plan (the foregoing plans, as may be amended from time to time, collectively, the “Company Stock Plans”), of which (A) 3,195,273 shares of Company Common Stock were subject to outstanding options to acquire shares of Company Common Stock from the Company (such options, together with any similar options granted after June 26, 2007, the “Company Stock Options”), (B) 536,555 shares of Company Common Stock were subject to restricted share awards granted by the Company that were subject to performance-based vesting or delivery requirements (such restricted share awards, together with any similar restricted share awards granted after June 26, 2007, the “Company Performance Share Awards”) and (C) 453,105 shares of Company Common Stock were subject to a restricted stock unit award with respect to one share of Company Common Stock granted by the Company (such restricted stock unit awards, together with any similar restricted stock unit awards granted after June 26, 2007, the “Company RSUs”), of which 66,900 shares of Company Common Stock were subject to Deferred Company RSUs and 386,205 shares of Company Common Stock were subject to Non-Deferred Company RSUs, (iii) 567,970 stock appreciation right awards with respect to a share of Company Common Stock granted by the Company were outstanding (such stock appreciation right awards, together with any similar stock appreciation rights granted after June 26, 2007, the “Company SARs”), (iv) 225,682 stock equivalents with respect to a share of Company Common Stock were outstanding under the Company’s Senior Management Savings Plan for Corporate Officers, the Company’s Nonqualified Retirement Savings and Investment Plan, the Company’s Senior Management Savings Plan, the Manor Care, Inc. Non-employee Director Stock Option and Deferred Compensation and Stock Purchase Plan and the Health Care and Retirement Corporation Deferred Compensation Plan for Outside Directors (such plans, collectively, the “Specified Deferred Compensation Plans”, and such stock equivalents, together with any similar stock equivalents issued after June 26, 2007, the “Company Stock Equivalents”), (v) (w) 210,540 shares of Company Common Stock were issuable upon conversion of the Company’s convertible notes issued under an indenture dated April 15, 2003 (the “2003 Company Convertible Notes”), (x) 1,516,966 shares of Company Common Stock were issuable upon conversion of the Company’s convertible notes issued under an indenture dated December 2004 (the “2004 Company Convertible Notes”), (y) 3,349,811 shares of Company Common Stock were issuable upon conversion of the Company’s convertible notes issued under an indenture dated August 1, 2005 (the “2005 Company Convertible Notes”) and (z) 1,392,932 shares of Company Common Stock were issuable upon conversion of the Company’s convertible notes issued under an indenture dated May 17, 2006 (the “2006 Company Convertible Notes” and, together with the 2003 Company Convertible Notes, the 2004 Company Convertible Notes and the 2005 Company Convertible Notes, the “Company Convertible Notes”), (vi) 994,493 shares of Company Common Stock were issuable under the Company’s Warrant Agreement dated July 26, 2005 (the “Company Warrants”) and (vii) no shares of Company Preferred Stock were issued or outstanding or held by the Company in its treasury. Except as set forth above, at the close of business on June 26, 2007, no shares of capital stock or other voting securities of the Company, or any option, warrant or other right to acquire shares of capital stock or other voting securities of the Company, or securities convertible into or exchangeable for shares of capital stock or other voting securities of the Company, were issued, reserved for issuance or outstanding. Except for (w) the issuance of shares of Company Common Stock in connection with the exercise of Company Stock Options outstanding on June 26, 2007, (x) the issuance of shares of Company Common Stock in settlement of Company RSUs outstanding on June 26, 2007, (y) the issuance of Company Stock Equivalents pursuant to the Specified Deferred Compensation Plans and (z) the issuance of shares of Company Common Stock in connection with the conversion of Company Convertible Notes and the exercise of Company Warrants, since June 26, 2007 to the date of this Agreement, (I) there have been no issuances by the Company of shares of capital stock, Company Stock Equivalents or other voting securities of the Company, and (II) there have been no issuances by the Company of options, warrants, other rights to acquire shares of capital stock, Company Stock Equivalents or other voting securities of the Company, or securities convertible into or exchangeable for shares of capital stock or other voting securities of the Company, or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock. All outstanding shares of Company Common Stock (other than Company Restricted Stock) are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Other than the Company Convertible Notes, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). Except for any obligations pursuant to this Agreement, any Company Stock Plan, the HCR Manor Care Stock Purchase and Retirement Savings 401(k) Plan (the “Company 401(k) Plan”), the Specified Deferred Compensation Plans, the Company Convertible Notes and the Company Warrants, and except for the Company Stock Options and other rights set forth in Section 3.01(c) of the Company Disclosure Letter as of June 26, 2007, there are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, Contracts or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (1) obligating the Company or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exchangeable for any capital stock of or other equity interest in, the Company or of any of its Subsidiaries or any Voting Company Debt, (2) obligating the Company or any such Subsidiary to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking or (3) that give any person the right to receive any economic interest of a nature accruing to the holders of Company Common Stock. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any such Subsidiary, other than pursuant to the Company Stock Plans and the Company 401(k) Plan. The Company has made available to MergerCo a true and complete list of the number of shares of Company Common Stock issuable upon exercise of, or represented by, the Company Stock Options, Company Common Stock Equivalents, shares of Company Restricted Stock, Company Performance Share Awards, Company RSUs, Company SARs, Company Warrants and Company Convertible Notes outstanding on June 26, 2007. The Company has made available to MergerCo a true and complete list, as of June 26, 2007, of the name of the record holder of each Company Stock Option, Company Performance Share Award, share of Company Restricted Stock, Company RSU and Company SAR, and applicable expiration date and vesting date, whether any Company Stock Options are incentive stock options, and the exercise price of each such Company Stock Option or Company SAR (including whether the exercise price was less than the fair market value of the underlying shares of Company Common Stock on the date of grant) and the number of shares of Company Common Stock issuable under or subject to each Company Stock Option, Company Performance Share Award, share of Company Restricted Stock, Company RSU or Company SAR and the aggregate number of Company Stock Equivalents. From June 26, 2007 to the date of this Agreement, there have been no changes to the information provided to MergerCo in the immediately preceding two sentences, except as a result of the exercise of Company Stock Options or Company SARs or the vesting of Company RSUs or Company Performance Share Awards outstanding on June 26, 2007, or as a result of any change in an investment election pursuant to a Specified Deferred Compensation Plan. No Company Stock Option (i) has a per share exercise price lower than the fair market value of a share of Company Common Stock on the date of grant of such Company Stock Option, (ii) has had its grant date backdated or (iii) has had its grant date delayed in order to take advantage of the release or other public announcement of material non-public information regarding the Company or its Subsidiaries. Section 3.01(c) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of all Indebtedness for borrowed money of the Company and its Subsidiaries (other than (x) any such Indebtedness owed to the Company or any of its Subsidiaries, (y) trade letters of credit and (z) any other such Indebtedness with a principal amount not in excess of $10.0 million in the aggregate) outstanding on the date of this Agreement.

(d) Authority; Noncontravention.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject, in the case of the Merger, to receipt of the Stockholder Approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, (iii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (iv) recommending that the stockholders of the Company adopt this Agreement, which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way. The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under (other than any such Lien created in connection with the Financing or otherwise from any action taken by MergerCo), any provision of (A) the Company Certificate of Incorporation, the Company Bylaws or the comparable organizational documents of any of its Subsidiaries or (B) subject to the filings and other matters referred to in the immediately following sentence, (1) any contract, lease, indenture, note, bond or other agreement that is in force and effect (a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, other than any lease of real property, under which the Company or any of its Subsidiaries is a tenant or a subtenant, that is not a Real Property Lease, or (2) any statute, law, ordinance, rule or regulation of any Governmental Entity (“Law”) or any judgment, order or decree of any Governmental Entity (“Judgment”), in each case applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clause (B) above, any such conflicts, violations, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Federal, state, local or foreign government, any court of competent jurisdiction or any administrative, regulatory (including any stock exchange) or other governmental agency, commission or authority (each, a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for (I) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable competition, merger control, antitrust or similar Law, (II) the filing with the SEC of (x) a proxy statement relating to the adoption by the stockholders of the Company of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”) and (y) such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (III) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (IV) any filings required under the rules and regulations of the New York Stock Exchange and (V) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected (x) to have a Material Adverse Effect or (y) to prevent the Company from consummating the Merger.

(e) SEC Documents.  The Company has timely filed all reports, schedules, forms, statements and other documents with the SEC required to be filed by the Company since January 1, 2004 (the “SEC Documents”). As of their respective dates of filing, the SEC Documents complied in all material respects (including as to form) with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including the notes and schedules thereto) of the Company included in the SEC Documents when filed complied in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments). Except for matters reflected or reserved against in the audited consolidated balance sheet of the Company as of December 31, 2006 (or the notes thereto) included in the Filed SEC Documents, neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (including the notes thereto), except liabilities and obligations that (i) were incurred since December 31, 2006 in the ordinary course of business consistent with past practice, (ii) are incurred in connection with the transactions contemplated by this Agreement or (iii) have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) Information Supplied.  The Proxy Statement will comply as to form with the requirements of the Exchange Act and will not, at the date it is first mailed to the stockholders of the Company, at the time of any amendment thereof or supplement thereto and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by MergerCo for inclusion or incorporation by reference in the Proxy Statement.

(g) Absence of Certain Changes or Events.  Since December 31, 2006, up to and including the date hereof, there has not been and would not reasonably be expected to be, individually or in the aggregate, a Material Adverse Effect, and from such date through the date of this Agreement, the Company and its Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice, and during such period there have not been:

(i) any declaration, setting aside or payment of any dividend on, or making of any other distribution (whether in cash, stock or property) with respect to, any capital stock of the Company or any of its Subsidiaries, except for regular quarterly cash dividends on Company Common Stock not in excess of $0.17 per share in any quarter and dividends or other distributions by any direct or indirect wholly-owned Subsidiary to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company;

(ii) any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in lieu of or in substitution for shares of capital stock of the Company;

(iii) any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock of the Company or any of its Subsidiaries or any rights, warrants or options to acquire any such shares, other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of options to acquire such stock in order to pay the exercise price thereof, (B) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans, (C) the acquisition by the Company of Company Stock Options and shares of Company Restricted Stock in connection with the forfeiture of such awards, (D) the acquisition by the trustee of the Company 401(k) Plan of shares of Company Common Stock in order to satisfy participant investment elections under the Company 401(k) Plan and (E) the extinguishment of rights pursuant to Company Stock Equivalents in connection with the change in a participant’s investment election under a Specified Deferred Compensation Plan;

(iv) except (A) in the ordinary course of business consistent with past practice, (B) as required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement or other written agreement, in each case, in effect as of December 31, 2006 or (C) filed as exhibits to the Filed SEC Documents, (1) any granting to any director or executive officer of the Company of any increase in compensation or benefits, (2) any granting to any director or executive officer of the Company of any increase in severance or termination pay or (3) any entry by the Company or any of its Subsidiaries into any employment, consulting, severance or termination agreement with any director, executive officer or employee of the Company or any of its Subsidiaries pursuant to which the total annual compensation or the aggregate severance benefits per employee exceeds $250,000;

(v) any change in accounting methods, principles or practices by the Company or any of its Subsidiaries materially affecting the consolidated assets, liabilities or results of operations of the Company, except as required (A) by GAAP (or any interpretation thereof), including as may be required by the Financial Accounting Standards Board or any similar organization, or (B) by Law, including Regulation S-X under the Securities Act; or

(vi) any material tax election or change in a material tax election by the Company or any of its Subsidiaries, any settlement or compromise of a material tax liability, any filing of an amended tax return with respect to material taxes (except as required by Law), any change in any annual tax accounting period, any closing agreement relating to a material amount of taxes, any waiver or extension of the statute of limitations in respect of taxes (other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business) other than, in each case, in the ordinary course of business and consistent with past practice.

(h) Litigation.  There is no suit, action, arbitration, litigation, investigation or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would reasonably be expected to prevent the Company from consummating the Merger. There is no material Judgment outstanding against the Company or any of its Subsidiaries. This Section 3.01(h) does not relate to environmental matters, which are the subject of Section 3.01(j)(ii).

(i) Contracts.  Except for this Agreement and Contracts filed as exhibits to the Filed SEC Documents, Section 3.01(i) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, and the Company has made available to MergerCo true and complete copies, of:

(i) each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) each Contract to which the Company or any of its Subsidiaries is a party that (A) materially and expressly restricts the ability of the Company or any of its Subsidiaries to compete in any business or with any person in any geographical area and (B) is material to the Company and its Subsidiaries, taken as a whole, except for any such Contract that may be canceled, without any material penalty or other liability to the Company or any of its Subsidiaries, upon notice of 90 days or less;

(iii) each loan and credit agreement, note, letter of credit, debenture, bond, indenture and other similar Contract pursuant to which any Indebtedness of the Company or any of its Subsidiaries, in each case in excess of $10.0 million, is outstanding or may be incurred, other than any such Contract between or among any of the Company and any of its Subsidiaries;

(iv) each Contract to which the Company or any of its Subsidiaries is a party that by its terms calls for aggregate payments by the Company or any of its Subsidiaries of more than $20.0 million on an annual basis, except for (A) any such Contract that may be canceled, without any material penalty or other liability to the Company or any of its Subsidiaries, upon notice of 90 days or less and (B) any such Contract the payments under which are made to the Company or any of its Subsidiaries;

(v) each Contract for, in each case, aggregate consideration of more than $20.0 million to which the Company or any of its Subsidiaries is a party for the acquisition or disposition by the Company or any of its Subsidiaries of Owned Real Property;

(vi) each material joint venture, partnership, limited liability or other similar agreement or arrangement, in each case other than any such Contract between or among any of the Company and any of its Subsidiaries;

(vii) any Contract involving any swap, forward, future, option, cap, floor or collar financial contract, or any other interest-rate or foreign currency hedge or protection contract, other than any such Contract under which the contractual obligations of the Company do not exceed $20 million in the aggregate;

(viii) any Contract providing the Company or any Subsidiary with a call right or other right to purchase Company Common Stock or Company Stock Equivalent, or any warrant issued by the Company or any of its Subsidiaries, including the confirmations and other agreements executed in respect of the hedging arrangements entered into by the Company in connection with the issuance of the Company Convertible Notes (including any amendment or termination hereof);

(ix) any Contract involving any directors, executive officers or 5% stockholders of the Company that cannot be cancelled by the Company within 30 days’ notice without liability, penalty or premium (other than any Company Benefit Agreement and any Contract pursuant to a Company Benefit Plan);

(x) any Contract involving any labor union or other employee organization; and

(xi) any Contract relating to development, ownership, licensing or use of any Intellectual Property Right that is material to the operation of the business of the Company and its Subsidiaries, in each case other than such Contracts with license, maintenance, support and other fees of less than $10 million per year in the aggregate per Contract and other than “shrink wrap”, “click wrap”, and other “off-the-shelf” software commercially available on reasonable terms to the public generally.

Each such Contract described in clauses (i) through (xi) above is referred to herein as a “Specified Contract”. Each of the Specified Contracts is valid and binding on the Company or the Subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no default under any Specified Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, in each case except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. This Section 3.01(i) does not relate to real property leases, which are the subject of Section 3.01(n)(ii).

(j) Compliance with Laws; Environmental Matters.  (i) Each of the Company and its Subsidiaries is and at all times in the last three years has been in compliance with all Laws applicable to its business or operations (including the Sarbanes-Oxley Act of 2002 and, for purposes of this paragraph, billing requirements of any federal health care benefit program, including the Medicare program and any relevant state Medicaid program and, to the Knowledge of the Company as of the date hereof, other applicable healthcare Laws), except for instances of possible noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries has obtained and is in compliance with all approvals, authorizations, certificates, franchises, licenses, permits, certificates of need and consents of Governmental Entities (collectively, “Permits”) necessary for it to conduct its business as presently conducted, and all such Permits are in full force and effect, except in each case for such Permits the absence of which, or the failure of which to be in full force and effect, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. This Section 3.01(j)(i) does not relate to environmental matters, which are the subject of Section 3.01(j)(ii), employee benefit matters, which are the subject of Section 3.01(l), and taxes, which are the subject of Section 3.01(m).

(ii) Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company is in violation of, or has any liability under, any Environmental Law, (B) each of the Company and its Subsidiaries validly possesses and is in compliance with all Permits required under Environmental Laws to conduct its business as presently conducted, (C) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries and (D) none of the Company or any of its Subsidiaries has Released, or is liable for any Release or clean-up of, any Hazardous Materials on, under or from any of the Owned Real Property, the Leased Real Property or any other property, including any offsite waste disposal location, in a manner that would reasonably be expected to result in an Environmental Claim against the Company or any of its Subsidiaries or is otherwise subject to any material liability under any Environmental Law. The Company has provided MergerCo with true and correct copies as of the date hereof of all material environmental assessments and reports in its possession or control, including all Phase 1 and Phase 2 reports concerning the Owned Real Property and the Leased Real Property as well as any other property for which the Company or any of its Subsidiaries retains actual or potential liability arising under Environmental Law, which assessments and reports describe matters that have had and would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has provided, as of the date hereof, MergerCo with all material information relating to Environmental Claims asserted against the Company or any of its Subsidiaries.

The term “Environmental Claims” means any administrative or judicial actions, suits, orders, claims, proceedings or written notices of noncompliance by or from any person alleging liability arising out of the Release of, or exposure to, any Hazardous Material or the failure to comply with any Environmental Law. The term “Environmental Law” means any Law relating to pollution, human health, the environment or natural resources. The term “Hazardous Materials” means (1) petroleum and petroleum by-products, asbestos in any form, radioactive materials or medical or infectious wastes, and (2) any other material, substance or waste that is prohibited, limited or regulated because of its hazardous or toxic properties or characteristics. The term “Release” means any release, spill, emission, leaking, pumping, emitting, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment.

(k) Labor and Employment Matters.  Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, and, in the last three years up to an including the date hereof there have not been, to the Knowledge of the Company, any union organizing activities concerning any employees of the Company or any of its Subsidiaries that have had, or would reasonably be expected to have, individually or in the aggregate, a

Material Adverse Effect. In the last three years up to an including the date hereof, there have been no labor strikes, grievances, slowdowns, work stoppages, labor disputes or lockouts pending or, to the Knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(l) Employee Benefit Matters.  (i) Section 3.01(l)(i) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (a “Company Pension Plan”), each material Company Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and all other material Company Benefit Plans and all material Company Benefit Agreements with any current or former officer or director of the Company or any of its Subsidiaries. Each Company Benefit Plan and Company Benefit Agreement has been administered in compliance with its terms and with applicable Law (including ERISA and the Code), other than instances of noncompliance that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to MergerCo true and complete copies, as of the date hereof, of (A) each material Company Benefit Plan and each material Company Benefit Agreement with any current or former officer or director of the Company or its Subsidiaries, other than any Company Benefit Plan or Company Benefit Agreement that the Company or any of its Subsidiaries is prohibited from making available to MergerCo as the result of applicable Law relating to the safeguarding of data privacy and as listed on Section 3.01(l)(i) of the Company Disclosure Letter, (B) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each such Company Benefit Plan (if any such report was required by applicable Law), (C) the most recent summary plan description for each such Company Benefit Plan for which a summary plan description is required by applicable Law and any summary of material modifications concerning any such Company Benefit Plan and (D) the most recently prepared actuarial report and financial statement, if any, prepared in connection with each such Company Benefit Plan.

(ii) All Company Pension Plans that are intended to be qualified for Federal income tax purposes have been the subject of determination letters from the Internal Revenue Service to the effect that such Company Pension Plans are so qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened.

(iii) None of the Company Benefit Plans is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. None of the Company, any of its Subsidiaries or any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) participates in, or is required to contribute to, or, within the past six years, sponsored or maintained, any Multiemployer Plan or any plan subject to Section 302 or Title IV of ERISA.

(iv) Except for those matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company, any of its Subsidiaries, any officer of the Company or any such Subsidiary or any Company Benefit Plan that is subject to ERISA, including any Company Pension Plan, or, to the Knowledge of the Company, any trust created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of its Subsidiaries or any officer of the Company or any such Subsidiary to the tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or to any liability under Section 502(i) or 502(1) of ERISA.

(v) No Company Benefit Plan provides welfare benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of the Company or any of its Subsidiaries after retirement or other termination of service (other than coverage or benefits required to be provided under Part 6 of Subtitle B of Title I of ERISA or any other similar applicable Law).

(vi) Except for payments or benefits that may be made pursuant to the Company Benefit Plans and Company Benefit Agreements listed in Section 3.01(l)(vi) of the Company Disclosure Letter, in each case, as in effect on the date of this Agreement, no payment or other benefit that has been or may be made to any current or former employee or independent contractor of the Company under any employment, severance or termination agreement, other compensation arrangement or employee benefit plan or arrangement with the Company or any ERISA Affiliate would be characterized as an “excess parachute payment,” as such term is defined in Section 280G of the Code or would give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code as a result of the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in connection with any other event).

(vii) No Company Benefit Plan or Company Benefit Agreement exists that would reasonably be expected to (A) result in any material payment to any present or former officer, employee or director of the Company or any ERISA Affiliate of any money or other property, (B) result in the forgiveness of Indebtedness or (C) accelerate or provide any other rights or benefits (including, without limitation, the acceleration of the accrual or vesting of any material benefits under any Company Benefit Plan or Company Benefit Agreement or the acceleration or creation of any material rights under any severance, parachute or change in control agreement or the right to receive any material transaction bonus or other similar payment) to any current or former officer, employee or director of the Company or any ERISA Affiliate, in each case, as a result of the consummation of the Merger or any other transaction contemplated by this Agreement (whether alone or in connection with any other event).

(viii) The term “Company Benefit Agreement” means each employment, consulting, indemnification, severance or termination agreement or arrangement between the Company or any of its Subsidiaries, on the one hand, and any current or former employee, officer or director of the Company or any of its Subsidiaries, on the other hand, other than any agreement or arrangement mandated by applicable Law and other than any Company Benefit Plan. The term “Company Benefit Plan” means each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation right, stock option, phantom stock or other equity-based compensation, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefits plan, policy, program, arrangement or understanding (but excluding any Company Benefit Agreement), in each case (A) sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, consultant or director of the Company or any of its Subsidiaries, or (B) sponsored, maintained or contributed to by any ERISA Affiliate within the past six years and with respect to which the Company or any of its Subsidiaries would reasonably be expected to incur any liability, other than (x) any “multiemployer plan” (within the meaning of Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (a “Multiemployer Plan”) or (y) any plan, policy, program, arrangement or understanding mandated by applicable Law.

(m) Taxes.

(i) Except those matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (A) each of the Company and its Subsidiaries has filed or has caused to be filed all tax returns required to be filed by it (or requests for extensions, which requests have been granted and have not expired), and all such returns are complete and accurate in all material respects, (B) each of the Company and its Subsidiaries has either paid or caused to be paid all taxes due and owing by the Company and its Subsidiaries to any Governmental Entity, (C) the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve (excluding any reserves for deferred taxes), established in accordance with GAAP, for all taxes not yet due and payable by the Company and its Subsidiaries, for all taxable periods and portions thereof ending on or before the date of such financial statements and (D) all amounts of tax required to be withheld by the Company and its Subsidiaries have been or will be timely withheld and paid over to the appropriate tax authority.

(ii) No deficiencies, audit examinations, refund litigation, proposed adjustments or matters in controversy for any material taxes (other than taxes that are not yet due and payable or for amounts being contested in good faith and for which adequate reserves have been established in accordance with GAAP) have been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries which have not been settled and paid. All assessments for material taxes due and owing by the Company or any of its Subsidiaries with respect to completed and settled examinations or concluded litigation have been paid. There is no currently effective agreement or other document with respect to the Company or any of its Subsidiaries extending the period of assessment or collection of any material taxes. There are no Liens for any material amount of taxes on the assets of the Company or any Subsidiary, other than Liens for current taxes and assessments not yet past due or which are being contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP.

(iii) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(iv) There are no pending or, to the Knowledge of the Company as of the date hereof, threatened audits, examinations, investigations or other proceedings in respect of a material amount of taxes of the Company or any Subsidiary with respect to which the Company or a Subsidiary has been notified in writing, and neither the Company nor any Subsidiary has waived any statute of limitations in respect of a material amount of taxes or agreed to any extension of time with respect to an assessment or deficiency for a material amount of taxes (other than pursuant to extensions of time to file tax returns obtained in the ordinary course).

(v) Neither the Company nor any Subsidiary (A) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) since January 1, 1999 or (B) is liable for a material amount of taxes of any person (other than the Company or any Subsidiary), as a transferee, successor, by contract or otherwise, where the Company or any Subsidiary became liable for such material amount of taxes after January 1, 1999.

(vi) The term “taxes” means all income, profits, capital gains, goods and services, branch, payroll, unemployment, customs duties, premium, compensation, windfall profits, franchise, gross receipts, capital, net worth, sales, use, withholding, turnover, value added, ad valorem, registration, general business, employment, social security, disability, occupation, real property, personal property (tangible and intangible), stamp, transfer (including real property transfer or gains), conveyance, severance, production, excise, withholdings, duties, levies, imposts, license, registration and other taxes (including any and all fines, penalties and additions attributable to or otherwise imposed on or with respect to any such taxes and interest thereon) imposed by or on behalf of any Governmental Entity. The term “tax return” means any return, statement, report, form, filing, customs entry, customs reconciliation and any other entry or reconciliation, including in each case any amendments, schedules or attachments thereto, required to be filed with any Governmental Entity or with respect to taxes of the Company or its Subsidiaries.

(n) Title to Properties.  (i) Section 3.01(n)(i) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all real property owned by the Company and its Subsidiaries (individually, an “Owned Real Property”), including the address of each Owned Real Property.

(ii) Section 3.01(n)(ii) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all material leases of real property (the “Real Property Leases”) under which the Company or any of its Subsidiaries is a tenant or a subtenant (individually, a “Leased Real Property”), including the address of each Leased Real Property. True and correct copies of the material Real Property Leases, as of the date hereof, have been made available to MergerCo.

(iii) Except as would not be, individually or in the aggregate, material to the Company and its business, taken as a whole, the Company or a Subsidiary of the Company has good and valid fee title to each Owned Real Property, in each case free and clear of all Liens and defects in title, except for (A) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (B) Liens for taxes, assessments and other governmental charges and levies that are not due and payable or that may thereafter be paid without interest or penalty, (C) Liens affecting the interest of the grantor of any easements benefiting Owned Real Property, (D) Liens (other than liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of the Company and its

Subsidiaries as presently conducted, (E) zoning, building and other similar codes and regulations and (F) any conditions that would be disclosed by a current, accurate survey or physical inspection (collectively, “Permitted Liens”). To the Knowledge of the Company, the Owned Real Property is not subject to any Liens that would reasonably be expected to have a material and adverse effect on MergerCo’s ability to obtain the CMBS financing described in the Financing Commitments.

(iv) Except as would not be, individually or in the aggregate, material to the Company and its business, taken as a whole, the Company or a Subsidiary of the Company has a good and valid title to a leasehold estate in each Leased Real Property, all Real Property Leases are in full force and effect, and neither the Company nor any of its Subsidiaries that is party to such leases has received or given any written notice of any material default thereunder which default continues on the date of this Agreement.

(v) The Company has made available to MergerCo true and complete copies of the Real Property Leases in respect of its corporate headquarters, assisted living facilities and skilled nursing facilities.

(o) Intellectual Property.  Section 3.01(o) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all registered trademarks, trademark applications, registered service marks and service mark applications (collectively, “Registered Intellectual Property Rights”) that, in each case, are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as presently conducted and, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or a Subsidiary of the Company owns, or is licensed or otherwise has the right to use, each such Registered Intellectual Property Right and all other trademarks, copyrights, proprietary rights, know-how, rights in technology, software or other intellectual property rights used in the business of the Company and its subsidiaries as currently conducted (such rights, together with the Registered Intellectual Property Rights, the “Intellectual Property Rights”). No claims are pending or, to the Knowledge of the Company, threatened that the Company or any of its Subsidiaries is infringing the rights of any person with regard to any Intellectual Property Right, which claims, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, no person is infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right, in a manner that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(p) Insurance.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with applicable Law, (ii) all material insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (iii) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such material insurance policy and (iv) no written notice of cancellation or termination has been received with respect to any such material insurance policy, other than in connection with ordinary renewals.

(q) Voting Requirements.  Assuming the accuracy of the representations and warranties of MergerCo set forth in Section 3.02(f), the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Stockholders’ Meeting or any adjournment or postponement thereof to adopt this Agreement (the “Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary for the Company to adopt this Agreement and approve the transactions contemplated hereby.

(r) State Takeover Statutes.  Assuming the accuracy of the representations and warranties of MergerCo set forth in Section 3.02(f), the approval of the Board of Directors of the Company of this Agreement, the Merger and the other transactions contemplated by this Agreement represents all the action necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the provisions of Section 203 of the DGCL to the extent, if any, such Section would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, and no other “moratorium”, “fair price”, “business combination”, “control share acquisition” or similar provision of any state takeover statute applies or at the Effective Time will apply to this Agreement, the Merger or the other transactions contemplated by this Agreement.

(s) Brokers and Other Advisors.  No broker, investment banker, financial advisor or other person, other than J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has made available to MergerCo complete and correct copies of the letter agreements between the Company and (i) J.P. Morgan Securities Inc. and (ii) Citigroup Global Markets Inc. pursuant to which such parties could be entitled to any payment from the Company or any of its Subsidiaries in connection with the Merger or the transactions contemplated hereby.

(t) Opinions of Financial Advisors.  The Board of Directors of the Company has received the separate opinions of each of J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock (other than as set forth in such opinion), a signed copy of each of which opinion will promptly be delivered to MergerCo for informational purposes only after receipt thereof by the Company.

(u) Related Party Transactions.  No present or former director, executive officer, stockholder, partner, member, employee or Affiliate of the Company or any of its Subsidiaries, nor any of such person’s Affiliates or immediate family members, is a party to any material Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing, in each case, that is of a type that would be required to be disclosed in the SEC Documents pursuant Item 404 of Regulation S-K that has not been so disclosed (any of the foregoing, a “Related Party Transaction”).

(v) No Rights Plan.  There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

(w) No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 3.01, MergerCo acknowledges that neither the Company nor any person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to MergerCo in connection with the transactions contemplated by this Agreement. Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to MergerCo or any other person resulting from the distribution to MergerCo, or MergerCo’s use of, any such information, including any information, documents, projections, forecasts or other material made available to MergerCo in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in or expressly set forth in a representation or warranty contained in this Section 3.01.

Section 3.02.  Representations and Warranties of MergerCo.  Except as set forth in the MergerCo Disclosure Letter (it being understood that any information set forth in one section or subsection of the MergerCo Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other Section or subsection), MergerCo represents and warrants to the Company as follows:

(a) Organization, Standing and Corporate Power.  MergerCo is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to carry on its business as presently conducted.

(b) Authority; Noncontravention.  MergerCo has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger and the Financing. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger and the Financing, have been duly authorized by all necessary corporate action on the part of MergerCo, and no other corporate proceedings (including any shareholder action) on the part of MergerCo are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger and the Financing. This Agreement has been duly executed and delivered by MergerCo and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of MergerCo, enforceable against MergerCo in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement, including the Financing, and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of MergerCo under, any provision of (i) the certificate of incorporation or bylaws of MergerCo or (ii) subject to the filings and other matters referred to in the immediately following sentence, (A) any Contract to which MergerCo is a party or by which any of its properties or assets are bound or (B) any Law or Judgment, in each case applicable to MergerCo or its properties or assets, other than, in the case of clause (ii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a MergerCo Material Adverse Effect. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to MergerCo in connection with the execution and delivery of this Agreement by MergerCo or the consummation by MergerCo of the Merger or the other transactions contemplated by this Agreement, including the Financing, except for (I) the filing of a premerger notification and report form by MergerCo under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable competition, merger control, antitrust or similar Law, (II) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (III) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a MergerCo Material Adverse Effect.

(c) Information Supplied.  None of the information supplied or to be supplied by MergerCo for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) Available Funds.  The financing of the transactions contemplated hereby will consist of a combination of equity financing (the “Equity Financing”) and debt financing (the “Debt Financing” and, together with the Equity Financing, the “Financing”). MergerCo has delivered to the Company true and complete copies of fully executed commitment letters pursuant to which the parties thereto have committed to provide MergerCo with the Financing (such agreements, as modified pursuant to Section 5.09(a), the “Equity Financing Commitments” and the “Debt Financing Commitments”, respectively, and together the “Financing Commitments”). Each of the Equity Financing Commitments, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of MergerCo and, to the Knowledge of MergerCo, the other parties thereto. As of the date of this Agreement, each of the Debt Financing Commitments, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of MergerCo and, to the Knowledge of MergerCo, the other parties thereto. The Financing Commitments have not been amended, supplemented or otherwise modified in any respect, except, in each case, with the prior written consent of the Company as permitted by Section 5.09(a), the financing commitments under the Equity Financing Commitments have not been withdrawn or terminated, and, as of the date hereof, the financing commitments under the Debt Financing Commitments have not been withdrawn or terminated. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of MergerCo under any term or condition of the Financing Commitments, and, subject to the accuracy of the representations and warranties of the Company set forth herein, MergerCo has no reason to believe that it will not be able to satisfy on a timely basis any term or condition of closing to be satisfied by it or its Affiliates set forth in the Equity Financing Commitments or, as of the date hereof, in the Debt Financing Commitments, or that any portion of the Financing to be made thereunder will otherwise not be available to MergerCo on a timely basis to consummate the Merger and the other transactions contemplated hereby. As of the date hereof, MergerCo is not aware of any fact or occurrence that makes any of the assumptions, or the representations or warranties of MergerCo, in any of the Financing Commitments inaccurate in any material respect. MergerCo has fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid by it on or prior to the date of this Agreement and shall in the future pay any such fees as they become due. The Financing, if and when funded in accordance with the

Financing Commitments, will provide MergerCo with funds sufficient to satisfy all of MergerCo’s obligations under this Agreement, including the payment of the Merger Consideration, the Equity Award Amounts and any other amounts under Article II, the repayment or refinancing of debt contemplated in connection with the Merger or the Financing Commitments and all associated costs and expenses. The obligations to make the Financing available to MergerCo pursuant to the terms of the Financing Commitments are not subject to any conditions other than the conditions set forth in the Financing Commitments. MergerCo has also delivered to the Company the limited guarantee (the “Guarantee”) of Carlyle Partners V, L.P. (the “Guarantor”), guaranteeing, on the terms set forth therein, the payment of any damages resulting from a breach of any representation, warranty, covenant or agreement of MergerCo set forth herein. The Guarantee is in full force and effect and is a legal, valid and binding obligation of the Guarantor, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(e) Operations and Assets of MergerCo.  MergerCo has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will not have incurred liabilities or obligations of any nature, other than pursuant to or in connection with this Agreement and the Merger, the Financing and the other transactions contemplated by this Agreement.

(f) Ownership of Company Common Stock.  Neither MergerCo nor the Guarantor, as of the date hereof, beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), and neither MergerCo nor the Guarantor will prior to the Closing Date beneficially own, any shares of Company Common Stock, and neither MergerCo nor the Guarantor is a party, and neither will prior to the Closing Date become a party, to any Contract, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.

(g) Brokers and Other Advisors.  No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by MergerCo, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of MergerCo.

(h) No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 3.02, the Company acknowledges that neither MergerCo nor any other person on behalf of MergerCo makes any other express or implied representation or warranty with respect to MergerCo or with respect to any other information provided to the Company in connection with the transactions contemplated hereby.

ARTICLE IV

Covenants Relating to Conduct of Business

Section 4.01.  Conduct of Business.  (a) Except as set forth in Section 4.01(a) of the Company Disclosure Letter, expressly contemplated or required by this Agreement, required by Law or consented to in writing by MergerCo (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve substantially intact its current business organizations, to keep available the services of its current officers and employees and to preserve its relationships with significant customers, providers, suppliers, and other persons having significant business dealings with it. Without limiting the generality of the foregoing, except as set forth in Section 4.01(a) of the Company Disclosure Letter, expressly contemplated or required by this Agreement, required by Law or consented to in writing by MergerCo (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than (A) dividends or distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent and (B) regular quarterly cash dividends on the Company Common Stock, not to exceed, in the case of any such quarterly dividend, $0.17 per share;

(ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock;

(iii) purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of the Company Stock Options, (B) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans, (C) the acquisition for no consideration or no more than the award’s original purchase price by the Company of Company Stock Options, Company SARs, Company RSUs and shares of Company Restricted Stock in connection with the forfeiture of such awards, (D) the acquisition by the trustee of the Company 401(k) Plan of shares of Company Common Stock in order to satisfy participant investment elections under the Company 401(k) Plan and (E) the extinguishment of rights pursuant to Company Stock Equivalents in connection with the change in a participant’s investment election under a Specified Deferred Compensation Plan;

(iv) issue, deliver or sell any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, Company Stock Equivalents or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, other than (A) upon the exercise of Company Stock Options and settlement of Company RSUs outstanding on the date of this Agreement, in each case in accordance with their present terms, (B) as required pursuant to any Company Benefit Plan or Company Benefit Agreement or other written agreement as in effect on the date of this Agreement, (C) the issuance of shares of Company Common Stock upon conversion of the Company Convertible Notes or exercise of the Company Warrants and (D) the issuance of Company Stock Equivalents pursuant to the Specified Deferred Compensation Plans;

(v) amend the Company Certificate of Incorporation or the Company Bylaws or the comparable organizational documents of any Subsidiary of the Company;

(vi) merge or consolidate with, or purchase an equity interest in or a substantial portion of the assets of, or any facility of, any person or any division or business thereof, if the aggregate amount of the consideration paid or transferred by the Company and its Subsidiaries in connection with all such transactions would exceed, individually or in the aggregate, $30.0 million, other than any such action solely between or among the Company and its wholly-owned Subsidiaries;

(vii) sell, lease or otherwise dispose of any of its properties or assets (including capital stock of any Subsidiary of the Company) that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, other than (A) sales or other dispositions of inventory and other assets in the ordinary course of business, and (B) subleases of Leased Real Properties, and voluntary terminations or surrenders of Real Property Leases, in each case, in the ordinary course of business;

(viii) pledge, encumber or otherwise subject to a Lien (other than a Permitted Lien) any of its properties or assets (including capital stock of any Subsidiary of the Company), other than in the ordinary course of business;

(ix) (A) incur any indebtedness for borrowed money (including capital leases), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another person or enter into any “keep well” or other agreement to maintain any financial statement condition of another person (collectively, “Indebtedness”) or amend or modify the terms of any current Indebtedness, other than (1) Indebtedness incurred, assumed or otherwise entered into in the ordinary course of business consistent with past practices under the Company’s existing revolving credit facilities (including any letters of credit) in an amount not to exceed $50,000,000 (not including for purposes of calculating such amount any undrawn letter of credit) (provided that the amount of such additional Indebtedness may exceed $50,000,000 but not $75,000,000, only if the weighted average monthly balance of such Indebtedness does not exceed $50,000,000 for any month between the date hereof and the Closing Date and that the proceeds of such additional Indebtedness may not be used to fund payment of the

Company’s quarterly dividend), and (2) Indebtedness incurred to fund payments due under the Company Convertible Notes only upon conversion thereof; provided, that such Indebtedness does not provide for any prepayment penalty or premium or other breakage costs in connection with the repayment thereof or contain terms that that have, or would reasonably be expected to have, an adverse effect on the ability of MergerCo to obtain any portion of the Financing (including the CMBS financing contemplated by the Debt Commitments); or (B) make any loans or capital contributions to, or investments in, any other person, other than to any of the wholly-owned Subsidiaries of the Company;

(x) make, incur or commit to incur any capital expenditures in excess of the capital expenditures set forth in the Company’s 2007 budget and strategic plan previously provided to MergerCo in writing, other than (A) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) or (B) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (B) not to exceed $15.0 million;

(xi) settle any material claim or material litigation, in each case made or pending against the Company or any of its Subsidiaries, other than the settlement of claims or litigation disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company included in the Filed SEC Documents for an amount not materially in excess of the amount so disclosed, reflected or reserved;

(xii) cancel any material Indebtedness or waive any claims or rights of substantial value, in each case other than in the ordinary course of business;

(xiii) except (A) in the ordinary course of business consistent with past practice, (B) as required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement or other written agreement as in effect on the date of this Agreement or (C) as otherwise expressly permitted by this Agreement, (1) grant to any officer, director or employee of the Company or any of its Subsidiaries any increase in compensation or benefits, (2) grant to any officer, director or employee of the Company or any of its Subsidiaries any increase in severance or termination pay, (3) enter into any employment, consulting, severance or termination agreement with any officer, director or employee of the Company or any of its Subsidiaries pursuant to which the total annual compensation or the aggregate severance benefits per employee exceed $250,000, (4) establish, adopt, enter into or amend in any material respect any collective bargaining agreement, Company Benefit Agreement or Company Benefit Plan or (5) accelerate any rights or benefits, or make any material determinations, under any Company Benefit Plan or Company Benefit Agreement; provided, however, that the foregoing clauses (1), (2), and (3) shall not restrict the Company or any of its Subsidiaries from entering into or making available to newly hired employees, other than executive officers, or to employees, other than executive officers, in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business consistent with past practice, plans, agreements, benefits and compensation arrangements (including incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(xiv) make any change in accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company, other than as required (A) by GAAP (or any interpretation thereof), including as may be required by the Financial Accounting Standards Board or any similar organization, or (B) by Law, including Regulation S-X under the Securities Act;

(xv) make or change any material tax election, file any amended tax return with respect to any material tax or change any annual tax accounting period, settle or compromise any material tax liability, enter into any closing agreement relating to a material amount of taxes or waive or extend the statute of limitations in respect of a material amount of taxes, in each case, other than in the ordinary course of business and consistent with past practice;

(xvi) enter into any lease for any real or personal property, other than in the ordinary course of business and consistent with past practice;

(xvii) fail to maintain in full force and effect in all material respects adequate insurance in accordance with past practice;

(xviii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

(xix) amend, modify, terminate or enter into any Specified Contract (other than any Specified Contract described in clause (xi) of the definition thereof) other than in the ordinary course of business and consistent with past practice or amend, modify or terminate that certain letter agreement between the Company and JPMorgan Chase Bank, National Association, London Branch, dated as of the date hereof relating to the Company Warrants and certain purchased call options;

(xx) enter into any Related Party Transaction; or

(xxi) authorize any of, or commit or agree to take any of, the foregoing actions.

(b) Advice of Changes.  The Company and MergerCo shall promptly give written notice to the other party upon becoming aware of any material event, development or occurrence that would reasonably be expected to give rise to a failure of condition precedent set forth in Section 6.02 (in the case of the Company) or Section 6.03 (in the case of MergerCo).

Section 4.02.  No Solicitation.  (a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of their respective directors, officers or employees to, and shall not authorize any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) retained by it or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate, cause or knowingly encourage, or take any other action to knowingly facilitate, the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding or furnish to any person any confidential information with respect to, or otherwise actively assist in any way with, any Takeover Proposal. The Company shall, and shall cause its Subsidiaries and direct its Representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any person conducted heretofore with respect to any Takeover Proposal. Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Stockholder Approval, in response to an unsolicited bona fide written Takeover Proposal, if the Board of Directors of the Company determines in good faith (x) after consultation with its financial advisor and outside counsel, that such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (y) after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Company may (and may authorize and permit its Subsidiaries, directors, officers, employees and Representatives to), subject to compliance with Section 4.02(c), (A) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement containing confidentiality provisions not less favorable in the aggregate to the Company than those set forth in the Confidentiality Agreement and which shall contain a standstill provision no less favorable in the aggregate to the Company, and ending contemporaneously with, the standstill provision set forth in the Confidentiality Agreement; provided that all such information has previously been provided to MergerCo or is provided to MergerCo prior to or substantially concurrently with the time it is provided to such person, and (B) participate in discussions and negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.

The term “Takeover Proposal” means any inquiry, proposal or offer from any person or group relating to (a) any direct or indirect acquisition or purchase (by merger or otherwise), in a single transaction or a series of transactions, of (1) 20% or more (based on the fair market value thereof, as determined by the Board of Directors of the Company) of assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, or (2) 20% or more of any class of equity securities of the Company, (b) any tender offer or exchange offer that, if consummated, would result in any person or group owning, directly or indirectly, 20% or more of any class of equity securities of the Company or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company pursuant to which any person or group (or the shareholders of any person) would own, directly or indirectly, 20% or more of any class of equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the transactions contemplated by this Agreement.

The term “Superior Proposal” means any written bona fide Takeover Proposal that if consummated would result in a person or group (or the shareholders of any person) owning, directly or indirectly, (A) 50% or more of any class of equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity or (B) 50% or more (based on the fair market value thereof, as determined by the Board of Directors of the Company) of the assets of the Company and its Subsidiaries, taken as a whole, which the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside counsel) is more favorable to the stockholders of the Company from a financial point of view than the Merger, taking into account all financial (including the financing terms of any such proposal), legal, regulatory and other aspects of such proposal and of this Agreement (including any changes to the financial terms of this Agreement proposed by MergerCo to the Company in response to such proposal or otherwise).

(b) Neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw (or modify in a manner adverse to MergerCo), or publicly propose to withdraw (or modify in a manner adverse to MergerCo), the approval, recommendation or declaration of advisability by the Board of Directors or any such committee of this Agreement or the Merger or the other transactions contemplated by this Agreement or (B) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Takeover Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any Takeover Proposal, other than any confidentiality agreement referred to in Section 4.02(a). Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Stockholder Approval and subject to compliance with Section 5.06(b), the Board of Directors of the Company may, if, after consultation with its outside counsel, it determines that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (1) make an Adverse Recommendation Change or (2) if the Company shall have received a Takeover Proposal that constitutes a Superior Proposal, cause or permit the Company to terminate this Agreement; provided, however, that the Board of Directors of the Company shall not make an Adverse Recommendation Change, and the Company may not terminate this Agreement pursuant to clause (2) above, until after the third day following MergerCo’s receipt of written notice (a “Notice of Superior Proposal”) from the Company advising MergerCo that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the material terms and conditions of, and the identity of the persons making, any Superior Proposal that is the basis of the proposed action by such Board of Directors (it being understood and agreed that (I) any amendment to the financial terms of such Superior Proposal shall require a new Notice of Superior Proposal and a new three day period and (II) in determining whether to make an Adverse Recommendation Change or to cause or permit the Company to so terminate this Agreement, the Board of Directors of the Company shall take into account any changes to the financial terms of this Agreement proposed by MergerCo to the Company in response to a Notice of Superior Proposal or otherwise).

(c) In addition to the obligations of the Company set forth in Sections 4.02(a) and 4.02(b), the Company shall as promptly as practicable, and in any event within two business days after receipt, advise MergerCo orally and in writing of the receipt of any Takeover Proposal after the date of this Agreement, the material terms and conditions of any such Takeover Proposal and the identity of the person making any such Takeover Proposal. The Company shall, subject to the fiduciary duties under applicable Law of the Board of Directors of the Company, keep MergerCo reasonably informed of any material developments with respect to any such Takeover Proposal (including any material changes thereto). The Company shall not take any action to exempt any person (other than MergerCo, MergerCo’s sole stockholder and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other Takeover Law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, in each case unless (i) such actions are taken substantially concurrently with a termination of this Agreement pursuant to Section 7.01(f) or (ii) such actions are taken following an Adverse Recommendation Change.

(d) The Company (i) shall request the prompt return or destruction of all confidential information furnished since April 2007 to any person that previously engaged in discussions with the Company or any of its representatives or Affiliates with respect to any Takeover Proposal and (ii) shall not terminate, waive, amend or modify any provisions of any confidentiality or standstill agreement in its or any of its Subsidiaries’ favor to which it or any of its Subsidiaries is a party.

(e) Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Board of Directors of the Company determines in good faith (after consultation with its outside counsel) that failure to do so would be inconsistent with its fiduciary duties under applicable Law, it being understood, however, that any such disclosure (other than a “stop, look and listen” letter or a similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change unless the Board of Directors of the Company expressly and publicly reconfirms its Recommendation at least two business days prior to the Stockholders’ Meeting.

ARTICLE V

Additional Agreements

Section 5.01.  Preparation of the Proxy Statement; Stockholders’ Meeting.  (a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement with the assistance of, and in consultation with, MergerCo. MergerCo shall provide to the Company all information concerning MergerCo as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and resolution of comments referred to below. The Company shall promptly notify MergerCo upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, and shall provide MergerCo with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide MergerCo with a reasonable opportunity to review and comment on the Proxy Statement or such response and shall include in such documents or response comments reasonably proposed by MergerCo. The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement and to cause the Proxy Statement to be cleared by the SEC and mailed to the stockholders of the Company as promptly as reasonably practicable following the date of this Agreement. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide MergerCo a reasonable opportunity to review and to propose comments on such document or response. If at any time prior to the Stockholders’ Meeting, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, as determined in good faith by the Board of Directors of the Company after consultation with its outside counsel, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and, to the extent required by applicable Law, mailed by the Company to the stockholders of the Company.

(b) The Company shall, as promptly as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders’ Meeting”) for the purpose of obtaining the Stockholder Approval and, unless and until there has been an Adverse Recommendation Change, use its reasonable best efforts to solicit proxies from its stockholders in favor of adoption of this Agreement. Subject to the ability of the Board of Directors of the Company to make an Adverse Recommendation Change pursuant to Section 4.02(b), the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement (the “Recommendation”) and shall include such Recommendation in the Proxy Statement.

Section 5.02.  Access to Information; Confidentiality.  The Company shall afford to MergerCo, and to MergerCo’s officers, employees, accountants, counsel, consultants, financial advisors and other Representatives, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all of its and its Subsidiaries’ properties, books and records and to those employees of the Company to whom MergerCo reasonably requests access, and, during such period, the Company shall furnish, as promptly as practicable, to MergerCo all information concerning its and its Subsidiaries’ business, properties and personnel as MergerCo may reasonably request (it being agreed, however, that the foregoing shall not permit MergerCo or any such Representatives to conduct any environmental testing or sampling). Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where the Company reasonably determines that such access or disclosure would jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or contravene any Law or any Contract to which the Company or any of its Subsidiaries is a party (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that does not cause such violation or jeopardization; provided, however, that none of the parties hereto nor any of their Affiliates shall be required to make monetary payments or concessions or incur any other liability in connection with the foregoing). Except for disclosures expressly permitted by the terms of the confidentiality letter agreement dated as of April 20, 2007, between MergerCo’s Affiliate, Carlyle Investment Management L.L.C., and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), MergerCo shall hold, and shall cause its officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the Company or its Representatives, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.

Section 5.03.  Reasonable Best Efforts.  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining of consents, approvals and waivers from third parties reasonably requested by MergerCo to be obtained in connection with the Merger under the Specified Contracts and Real Property Leases, provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay any fee, penalty or other consideration to any landlord or other person to obtain any such consent, approval or waiver, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (A) take all action necessary to ensure that no state takeover statute is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (B) if any state takeover statute becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. No party shall voluntarily extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity to delay or not to consummate the Merger or any of the other transactions contemplated by this Agreement except with the prior written consent of the other party (such consent not to be unreasonably withheld or delayed and which reasonableness shall be determined in light of each party’s obligation to do all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement).

(b) The Company shall retain a nationally recognized investment banking or valuation firm, selected by the Board of Directors of the Company and reasonably acceptable to MergerCo, to render a solvency opinion, customary in scope and substance, as of the Closing to the Board of Directors of the Company.

Section 5.04.  Benefit Plans.  (a) For a period of one year following the Effective Time, the Surviving Corporation shall either (i) assume and maintain, for the benefit of the employees of the Company and its Subsidiaries immediately prior to the Effective Time (the “Company Employees”) while they remain active employees of the Surviving Corporation or its Subsidiaries, the Company Benefit Plans (other than the Company Stock Plans) and Company Benefit Agreements at the benefit levels in effect on the date of this Agreement or (ii) (A) provide base salary and bonus opportunity to each Company Employee that, taken as a whole, have a value (or potential value in the case of bonus opportunity) that is not less favorable in the aggregate than the base salary and bonus opportunity provided to such Company Employee immediately prior to the Effective Time (excluding any value attributable to equity-based compensation) and (B) provide benefits to each Company Employee that, taken as a whole, have a value that is not less favorable in the aggregate than the benefits provided to such Company Employee immediately prior to the Effective Time (excluding any value attributable to equity-based compensation).

(b) Without limiting the generality of Section 5.04(a), from and after the Effective Time, the Surviving Corporation shall assume, honor and continue during the one-year period following the Effective Time or, if sooner, until all obligations thereunder have been satisfied, all of the Company’s employment, severance, retention and termination plans, policies, programs, agreements and arrangements (including any change in control severance agreement between the Company and any Company Employee), in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), without any amendment or modification, other than any amendment or modification required to comply with applicable Law or with the consent of the applicable Company Employee.

(c) With respect to any “employee benefit plan”, as defined in Section 3(3) of ERISA, maintained by the Surviving Corporation or any of its Subsidiaries (including any vacation, paid time-off and severance plans), for all purposes, including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies, each Company Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary) (“Pre-Closing Service”) shall be treated as service with the Surviving Corporation or any of its Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits. Notwithstanding the foregoing, the Surviving Corporation and its Subsidiaries shall only be required to provide service credit for Pre-Closing Service under a defined benefit pension plan if such plan is a Company Benefit Plan or if such plan has assumed the assets or liabilities of a Company Benefit Plan.

(d) The Surviving Corporation shall waive any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by the Surviving Corporation or any of its Affiliates in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. The Surviving Corporation shall recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

(e) The Surviving Corporation shall take all actions described in Section 5.04(e) of the Company Disclosure Letter.

(f) The provisions of this Section 5.04 shall not (i) create in any current or former employee of the Company of any ERISA Affiliate any right to employment or continued employment with MergerCo, the Surviving Corporation or any of their respective Subsidiaries or Affiliates or any right to any specific terms or conditions of employment or (ii) limit the right of MergerCo, the Surviving Corporation or any of their respective Subsidiaries or Affiliates to terminate the employment of any such employee at any time and for any reason. Notwithstanding the foregoing, nothing contained herein, whether express or implied, shall (A) be treated as an amendment or other modification of any Company Benefit Plan, Company Benefit Agreement or any employee benefit plan sponsored, maintained or contributed to by the Surviving Corporation (including any employment, severance, retirement or health and welfare plan, program, agreement or arrangement) (collectively, “Surviving Corporation Plans”) or (B) limit the right of MergerCo, the Surviving Corporation or any of their Subsidiaries to amend, terminate or otherwise modify any Company Benefit Plan, Company Benefit Agreement or Surviving Corporation Plan following the Closing Date. MergerCo, the Surviving Corporation and the Company acknowledge and agree that all provisions contained in this Section 5.04 with respect to Company Employees are included for the sole benefit of MergerCo, the Surviving Corporation and the Company, and that nothing herein, whether express or implied, shall create any third-party beneficiary or other rights (1) in any other Person, including, without limitation, any Company Employees, former employees of the Company or any of its Subsidiaries, any participant in any Company Benefit Plan or Company Benefit Agreement or any dependent or beneficiary thereof or (2) to continued participation in any Company Benefit Plan, Company Benefit Agreement or Surviving Corporation Plan.

(g) Prior to the Effective Time, the Company will take all actions necessary so that no current or former employee of the Company or any of its Subsidiaries will be permitted to acquire equity securities of Merger Co, Surviving Corporation or any of their then existing Affiliates (whether directly, indirectly or notionally) on or following the Effective Time, except as specifically agreed to by MergerCo.

Section 5.05.  Indemnification, Exculpation and Insurance.  (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, any of its Subsidiaries or any of their respective predecessors (each, an “Indemnified Party”) as provided in the Company Certificate of Incorporation, the Company Bylaws, the organizational documents of any Subsidiary of the Company or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries (in each case, as in effect on the date hereof or, with respect to any indemnification agreement entered into after the date hereof, to the extent the terms thereof are no more favorable in any material respect to the Indemnified Party that is the beneficiary thereof than the terms of any indemnification agreement included as an exhibit in the Filed SEC Documents) shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(b) Without limiting Section 5.05(a) or any rights of any Indemnified Party pursuant to any indemnification agreement, from and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation (a “Claim”), whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Party is or was a director (including in a capacity as a member of any board committee), officer, employee or agent of the Company, any of its Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, as and to the fullest extent permitted by Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Claim. The Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification could be sought by any Indemnified Party hereunder without the consent of such Indemnified Party (such consent not to be unreasonably withheld), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent. The Surviving Corporation shall cooperate with each Indemnified Party in the defense of any matter for which such Indemnified Party could seek indemnification hereunder. The Surviving Corporation’s obligations under this Section 5.05(b) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.

(c) The Company shall obtain, at or prior to the Effective Time, prepaid (or “tail”) directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time for six years from the Effective Time, covering each Indemnified Party on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of this Agreement; provided, however, that, without the prior written consent of MergerCo, the Company may not expend therefor in excess of 400% of the amount (the “Annual Amount”) paid by the Company for coverage for the period of 12 months beginning on October 1, 2006. In the event the Company does not obtain such “tail” insurance policies, then, for a period of six years from the Effective Time, the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time, covering each Indemnified Party on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of this Agreement; provided, however, that the Surviving Corporation may substitute therefor policies of a reputable and financially sound insurance company containing terms, including with respect to coverage and amounts, no less favorable to any Indemnified Party; provided further, however, that in satisfying its obligation under this Section 5.05(c) the Surviving Corporation shall not be obligated to pay for coverage for any 12-month period aggregate premiums for insurance in excess of 250% of the Annual Amount, it being understood and agreed that the Surviving Corporation shall nevertheless be obligated to provide such coverage as may be obtained for the Annual Amount.

(d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any person, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 5.05.

(e) The provisions of this Section 5.05 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 5.06.  Fees and Expenses.  (a) Except as otherwise provided in this Section 5.06, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, including the Financing, shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that this Agreement is terminated (i) by the Company pursuant to Section 7.01(f) or (ii) by MergerCo pursuant to Section 7.01(e), then the Company shall pay MergerCo a fee equal to $175 million (the “Termination Fee”) as directed in writing by MergerCo (A) in the case of a payment required by clause (i) above, on the date of termination of this Agreement, and (B) in the case of a payment required by clause (ii) above, as promptly as possible (but in any event within two business days) following termination of this Agreement, in each case, by wire transfer of same day funds as directed by MergerCo. In the event that, after the date of this Agreement, (x) a Takeover Proposal shall have been publicly disclosed or made directly to the stockholders of the Company generally or shall have otherwise become publicly known and, in the case of any termination pursuant to Section 7.01(b)(i) or Section 7.01(b)(iii), not publicly withdrawn, (y) thereafter, this Agreement is terminated by MergerCo pursuant to Section 7.01(c) or by either MergerCo or the Company pursuant to Section 7.01(b)(i) (but only if the Stockholders’ Meeting has not been held) or Section 7.01(b)(iii) and (z) within nine months after such termination, the Company enters into a definitive agreement with respect to a Takeover Proposal and such Takeover Proposal is subsequently consummated, then the Company shall pay MergerCo the Termination Fee (less any MergerCo Expenses previously reimbursed by the Company to MergerCo pursuant to Section 5.06(c)) as directed in writing by MergerCo as soon as reasonably practicable (but in any event within three business days) after the date of the consummation of the Takeover Proposal referred to in clause (z) above, in each case, by wire transfer of same day funds as directed by MergerCo. For the purpose of the immediately preceding sentence, the term “Takeover Proposal” shall have the meaning assigned to such term in Section 4.02(a), except that all references to 20% therein shall be deemed to be references to 50%. The parties understand and agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c) In the event that this Agreement is terminated by MergerCo or the Company pursuant to Section 7.01(b)(iii) or pursuant to Section 7.01(b)(i) at a time when this Agreement was terminable pursuant to Section 7.01(b)(iii), the Company shall promptly as possible (but in any event within three business days) following receipt of an invoice therefor pay all of MergerCo’s and its Affiliates’ actual and reasonably documented out-of-pocket fees and expenses (including reasonable legal and other third party advisors fees and expenses) actually incurred by MergerCo and its Affiliates on or prior to the termination of this Agreement in connection with the transaction contemplated by this Agreement (the “MergerCo Expenses”) as directed by MergerCo in writing, which amount shall not be greater than $15 million; provided, that payment of the MergerCo Expenses pursuant to this Section 5.06(c) shall not relieve the Company of its payment obligations under Section 5.06(b), if applicable.

(d) In the event that this Agreement is terminated by the Company pursuant to Section 7.01(g), then MergerCo shall pay to the Company an aggregate amount equal to $175 million (the “MergerCo Termination Fee”) as promptly as reasonably practicable (and, in any event, within two business days following such termination) by wire transfer of same-day funds as directed in writing by the Company.

(e) Notwithstanding anything to the contrary in this Agreement, (i) in the circumstances in which MergerCo becomes obligated to pay the MergerCo Termination Fee, then the Company’s termination of this Agreement pursuant to Section 7.01(g) and receipt of payment of the MergerCo Termination Fee pursuant to Section 5.06(d) shall be the sole and exclusive remedy of the Company and its Subsidiaries against MergerCo and any of its former, current or future general or limited partners, members or stockholders or against any of their respective former, current or future directors, officers, employees, Affiliates, general or limited partners, stockholders, managers, members or agents (each, a “Specified Person”) for any loss or damage suffered as a result of the breach of any representation, warranty, covenant or agreement contained in this Agreement by MergerCo and the failure of the Merger to be consummated, and upon payment of the MergerCo Termination Fee in accordance with Section 5.06(d), none of MergerCo or any of its Specified Persons shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, (ii) in the circumstances in which the Company becomes obligated to pay the Termination Fee as the result of a termination of this Agreement by MergerCo pursuant to Section 7.01(e), receipt of payment of the Termination Fee pursuant to Section 5.06(b) shall be the sole and exclusive remedy of MergerCo and its Specified Persons against the Company and any of its Specified Persons for any loss or damage suffered as a result of the breach of any representation, warranty, covenant or agreement contained in this Agreement by the Company or the failure of the Merger to be consummated, and upon payment of the Termination Fee in accordance with Section 5.06(b), none of the Company or any of its Specified Persons shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, and (iii) in no event, whether or not this Agreement shall have been terminated, shall the Company and its Subsidiaries, as a group, on the one hand, or MergerCo and the Guarantor, as a group, on the other, be subject to damages in excess of $250 million (less, in the case of the Company, the Termination Fee if paid pursuant to Section 5.06(b) and the MergerCo Expenses if paid pursuant to Section 5.06(c) or, in the case of MergerCo, the MergerCo Termination Fee if paid pursuant to Section 5.06(d)) in the aggregate for each such group, respectively, for all losses and damages (including, in the case of any claim by the Company, lost stockholder premium) arising from or in connection with breaches by MergerCo, on the one hand, or the Company, on the other, of their respective representations, warranties, covenants and agreements contained in this Agreement or arising from any other claim or cause of action, and none of the Company, MergerCo, the Guarantor or any of their respective Specified Persons shall have any further liability or obligation to the other parties or otherwise relating to or arising out of this Agreement or the transactions contemplated hereby.

(f) Each of the Company and MergerCo acknowledges and agrees that the agreements contained in this Section 5.06 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor MergerCo would have entered into this Agreement. If the Company or MergerCo, as the case may be, fails promptly to pay the Termination Fee, the MergerCo Termination Fee or the MergerCo Expenses, as the case may be, due pursuant to this Section 5.06 when due, and, in order to obtain such payment, MergerCo or the Company commences a suit that results in a judgment against the other party for any Termination Fee, the MergerCo Termination Fee or the MergerCo Expenses, as the case may be, the Company or MergerCo, as the case may be, shall pay to the other party its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee, the MergerCo

Termination Fee or the MergerCo Expenses, as the case may be, due pursuant to this Section 5.06 from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

Section 5.07.  Public Announcements.  MergerCo and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger and the Financing, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for any matters referred to in Section 4.02. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

Section 5.08.  Stockholder Litigation.  In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or, to the Knowledge of the Company, threatened, against the Company and/or its directors prior to the Effective Time, the Company shall reasonably promptly notify MergerCo of any such stockholder litigation brought, or threatened, against the Company and/or its directors and keep MergerCo reasonably informed with respect to the status thereof. The Company shall give MergerCo the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without MergerCo’s prior written consent (such consent not to be unreasonably withheld or delayed).

Section 5.09.  Financing.  (a) MergerCo shall use, and shall use its reasonable best efforts to cause the general partner of Guarantor to use, its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Financing on the terms and conditions described in the Financing Commitments, including using its reasonable best efforts to (i) negotiate and enter into the definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments or on other terms acceptable to MergerCo (provided, that such other terms (x) shall not expand upon the conditions precedent to the Financing as set forth in the Financing Commitments or (y) would not reasonably be expected to impair or delay or otherwise adversely affect the ability of MergerCo to consummate the Merger or the Financing or delay the Merger or the Financing), (ii) satisfy (or cause its Affiliates to satisfy) on a timely basis all conditions applicable to MergerCo set forth therein and (iii) consummate the Debt Financing contemplated by the Debt Financing Commitments at the Closing, including using its reasonable best efforts to satisfy the conditions to funding of the Debt Financing required to consummate the Merger at the Closing and to instruct the lenders and the other persons providing such Debt Financing to provide such Debt Financing at the Closing upon satisfaction of such conditions. In the event that any portion of the Financing becomes unavailable on the terms and conditions set forth in the Financing Commitments, MergerCo shall promptly notify the Company and shall use its reasonable best efforts to obtain any such portion from alternative sources, on terms that will still enable MergerCo to consummate the transactions contemplated by this Agreement and on terms not less favorable to MergerCo with respect to conditions precedent to the Financing than the terms of the Financing, as promptly as practicable following the occurrence of such event. MergerCo shall deliver to the Company true and complete copies of all agreements (excluding any fee letters and engagement letters which, by their terms are confidential, except to the extent any such letters contain conditions to the consummation of the Debt Financing (including pursuant to so-called “flex” provisions)) pursuant to which any such alternative source shall have committed to provide MergerCo with any portion of the Financing. MergerCo shall refrain from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of any of the conditions contained in the Financing Commitments or in any definitive agreement related to the Financing. MergerCo shall not agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, any Financing Commitments or the definitive agreements relating to the Financing if such amendment, supplement or modification (i) reduces the aggregate amount of the Debt Financing or Equity Financing, (ii) expands the conditions to drawdown on the Debt Financing or Equity Financing, on the Closing Date, (iii) can reasonably be expected to delay the Closing or (iv) can otherwise reasonably be expected to impair or delay or otherwise adversely affect the ability of MergerCo to consummate the Debt Financing or Equity Financing or the Merger, in each case, without the Company’s prior written consent

(which consent shall not be unreasonably withheld or delayed). MergerCo shall give the Company prompt notice of any material breach by any party of the Financing Commitments or any termination of the Financing Commitments of which it (or its sole stockholder or Guarantor) becomes aware, and MergerCo shall keep the Company reasonably informed of the status of their efforts to obtain the Financing. Subject to the satisfaction of the conditions set forth in Sections 6.01 and 6.02, in the event that all conditions to the Financing Commitments (other than the availability of funding of the Equity Financing) have been satisfied, MergerCo shall drawdown on the Debt Financing required to consummate the Merger no later than the last day of the Marketing Period.

(b) The Company shall provide, shall cause its Subsidiaries to provide and shall use its reasonable best efforts to cause its and their Representatives to provide such reasonable cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by MergerCo, including (i) participation in meetings, road shows, presentations, drafting sessions, due diligence sessions and rating agency presentations, (ii) furnishing MergerCo and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by MergerCo to consummate the Debt Financing (the “Required Financial Information”), (iii) obtaining the CMBS Deliveries with respect to the CMBS Properties, (iv) assisting MergerCo and its financing sources in the preparation of (A) offering documents and other informational and marketing materials and documents for any portion of the Debt Financing, (B) materials for rating agency presentations and (C) business projections and pro forma financial statements reasonably necessary in connection with the Financing; provided that any such offering documents shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor, (v) reasonably cooperating with the marketing efforts of MergerCo and its financing sources for any portion of the Debt Financing, (vi) in connection with the CMBS Facility and Bridge Facility (as such terms are defined in the commitment letter with respect to the Debt Financing), allow MergerCo, its Affiliates or its Representatives and MergerCo’s financing sources to perform reasonable and customary due diligence related to such properties, including appropriate appraisals, surveys, and Phase 1 environmental assessments and other reasonable inspections and diligence (and documentation), including as shall be reasonably necessary to comply with any necessary rating agencies’ requirements, (vii) reasonably facilitating the execution and delivery of definitive financing documents and customary deliverables, (viii) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements, and (B) if reasonably required in connection with the Debt Financing, establish bank and other accounts and blocked account agreements and lock box arrangement in connection with the foregoing, (ix) if required in connection with the Debt Financing, use reasonable best efforts to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which the Company or any Subsidiary is a party and to arrange discussions among MergerCo and its Financing sources with other parties to material leases, encumbrances and contracts, (x) taking all corporate actions, subject to the occurrence of the Closing, reasonably necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately following the Effective Time, (xi) reasonably facilitating the pledging of collateral and execution and delivery of definitive financing documents and customary deliverables and (xii) using reasonable best efforts to obtain legal opinions, surveys, certificates and title insurance as reasonably requested by MergerCo; provided that (w) none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or make any monetary payment or concession or incur any other liability in connection with the Debt Financing prior to the Effective Time, (x) such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, (y) no incurrence of indebtedness or other obligation of the Company or any of its Subsidiaries under the Debt Financing shall be effective until the Effective Time and (z) none of the Company or any of its Subsidiaries shall be required to provide access to or disclose information where the Company reasonably determines that such access or disclosure would jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or contravene any Law or any Contract to which the Company or any of its Subsidiaries is a party (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that does not cause such violation or jeopardization; provided, however, that none of the parties hereto nor any of their Affiliates shall be required to make monetary payments or concessions or incur any other liability in connection with the foregoing). MergerCo shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with such cooperation (as incurred). MergerCo shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, claims damages, liabilities, costs, expense, judgments, fines and other amounts suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith. Subject to Section 5.09(c), all non-public or otherwise confidential information regarding the Company obtained by MergerCo or its Representatives pursuant to this Section 5.09(b) shall be kept confidential in accordance with the Confidentiality Agreement.

(c) Notwithstanding any provision of the Confidentiality Agreement to the contrary (i) MergerCo and its Affiliates may enter into discussions, negotiations, arrangements and/or understandings with third parties with respect to the Equity Financing in connection with the Merger (including exclusivity agreements with potential equity co-investors) to add other equity providers and, subject to the execution of customary confidentiality agreements or arrangements (the “Equity Confidentiality Agreements”) between such parties and MergerCo, may provide to such third parties such information as is reasonably necessary to effectuate such negotiations, arrangements and/or understandings and (ii) in connection with the syndication of the Debt Financing, MergerCo may distribute confidential bank books, bank presentations, Rule 144A offering memoranda, rating agency presentations and similar materials containing information concerning the Company and its Subsidiaries as is customarily included in such bank books, presentations, offering memoranda and similar materials; provided, however, that, in each case under clause (i) or (ii), MergerCo and such Affiliates shall keep the Company reasonably informed with respect to each of the foregoing and shall promptly respond to inquiries from the Company with respect to each of the foregoing. MergerCo shall be responsible to the Company for any breach of any such Equity Confidentiality Agreement as though MergerCo had committed such breach itself, and MergerCo shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, claims, damages, liabilities, costs, expenses, judgments, fines and other amounts suffered or incurred by them in connection with any such breach.

Section 5.10.  Restructuring in Connection with CMBS Financing.  (a) The Company shall, and shall cause its Subsidiaries to, with the reasonable assistance of MergerCo, use their reasonable best efforts to effect the restructuring described in Exhibit C hereto (the “CMBS Restructuring”) and prepare all documentation and do all such other acts and things as are reasonably necessary or desirable to give effect to such CMBS Restructuring immediately prior to the Effective Time.

(b) The parties shall use reasonable best efforts to develop the specific steps necessary to implement the CMBS Restructuring and to minimize potential incurrence or imposition of cost, expense or taxes as a result of the CMBS Restructuring, and to otherwise reduce any material negative effect of the CMBS Restructuring on the Company and its business and operations. If either party proposes a potential modification to, or more specific plan to effect, the CMBS Restructuring (a “Proposed Modification”), the other party shall consider such Proposed Modification in good faith, and such Proposed Modification shall be implemented if consented to in writing by the other party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that either party may withhold its consent to any Proposed Modification if such Proposed Modification results in any materially adverse economic or legal consequences to such party (it being understood that, (A) in the case of MergerCo, any such Proposed Modification will be considered to have a materially adverse economic consequence to MergerCo in the event that such Proposed Modification would be reasonably likely to (i) impede the ability of MergerCo to complete any portion of the Debt Financing (including the CMBS financing contemplated by the Financing Commitments), (ii) result in an increase in the cost to MergerCo or the Surviving Corporation of any portion of the Debt Financing (including the pricing of and/or any fees relating to any portion of the Debt Financing (including the CMBS financing contemplated by the Financing Commitments)) or result in any change of any material term of any portion of the Debt Financing or (iii) result in any adverse tax consequences to MergerCo or the Surviving Corporation or any of its Subsidiaries, and (B) in the case of the Company, any such Proposed Modification shall not be considered to have an adverse economic or legal consequence to the Company if such adverse economic or legal consequence would occur only following the Closing or if such economic or legal consequence is indemnified or subject to reimbursement by MergerCo). If any Proposed Modification to the CMBS Restructuring proposed by either party pursuant to this Section 5.10(b) is consented to by the other party as contemplated, the term “CMBS Restructuring” as used herein shall be deemed to refer to the CMBS Restructuring as so modified by such Proposed Modification.

(c) Notwithstanding anything to the contrary herein, the implementation of the CMBS Restructuring shall not (i) be considered in determining whether a representation, warranty or covenant of the Company hereunder has been breached (other than the covenants set forth in Section 5.09 and this Section 5.10), (ii) be consummated until MergerCo confirms that it is prepared to proceed with the Closing promptly upon consummation of the CMBS Restructuring unless (A) such implementation can be reversed or unwound without imposing significant or meaningful economic harm on the Company or (B) MergerCo agrees to indemnify the Company for the economic harm to the Company resulting from such implementation, (iii) be consummated or effective (in whole or in part) prior to the commencement of the Marketing Period unless (A) such implementation can be reversed or unwound without imposing significant or meaningful economic harm on the Company or (B) MergerCo indemnifies the Company for the economic harm to the Company resulting from such implementation, or (iv) require the Company or any of its Subsidiaries to take any action under this Section 5.10 that would reasonably be expected to cause, individually or in the aggregate, the Company and its Subsidiaries to suffer significant or meaningful economic harm or materially and adversely affect the operations or business of the Company and its Subsidiaries unless MergerCo agrees to indemnify the Company for such harm. MergerCo shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket expenses incurred by the Company or any of its Subsidiaries in connection with actions taken at the request of MergerCo to implement or effect the CMBS Restructuring (it being understood that such expenses shall not include expenses incurred in connection with the cooperation described in Section 5.10(a), expenses incurred in responding to MergerCo’s reasonable information requests made in connection with MergerCo’s efforts to develop with the Company the specific steps necessary to implement the CMBS Restructuring or MergerCo’s effort to minimize the costs of the CMBS Restructuring or internal cost allocations) and, in the event the Merger is not consummated, shall be responsible for expenses of the Company and its Subsidiaries in reversing or unwinding (in the event this Agreement is terminated) the CMBS Restructuring that was effected at the request of MergerCo.

Section 5.11.  Actions with Respect to Existing Debt.  (a) If requested by MergerCo in writing, as promptly as reasonably practicable after the request of MergerCo, the Company shall commence a solicitation of the consents of holders of a majority in principal amount of each or any series of the Company Notes designated by MergerCo (each, a “Consent Solicitation”) to an amendment to the indenture governing the terms of such series of Company Notes or waiver or amendment of any registration rights associated therewith as may be reasonably requested by MergerCo pursuant to this Section 5.10 (the “Requested Consents”) and/or tender offer for all or part of the outstanding notes with respect to each or any series of Company Notes designated by MergerCo (each, a “Debt Tender Offer”), and shall reasonably cooperate with MergerCo in connection with one or more Consent Solicitation(s) and/or Debt Tender Offer(s) by MergerCo, on such terms and conditions as may be reasonably proposed from time to time by MergerCo. Notwithstanding anything herein to the contrary, no Consent Solicitation or Debt Tender Offer shall require any payment for the Company Notes and/or the consents or waiver or amendment under the Consent Solicitations to be made prior to the Effective Time. MergerCo shall provide reasonable assistance to the Company in connection with any Consent Solicitation or Debt Tender Offer commenced by the Company upon the request of MergerCo hereunder.

(b) In connection with any Consent Solicitation or Debt Tender Offer commenced by the Company upon the request of MergerCo hereunder, the Company shall prepare all reasonably necessary and appropriate documentation, including the offer to purchase, the terms of the consent, related letters of transmittal and other related documents and any Schedule TO or other filing with the SEC (collectively, the “Offer Documents”). All mailings to the holders of the Company Notes in connection with any Consent Solicitation or Debt Tender Offer or related filings with the SEC shall be subject to the prior review and comment of the Company and MergerCo and shall be reasonably acceptable to each of them. MergerCo and the Company shall reasonably cooperate, and the Company shall cause its Subsidiaries to reasonably cooperate, and MergerCo and the Company shall each use its respective reasonable best efforts, to cause its respective representatives to reasonably cooperate with each other in connection with any Consent Solicitation or Debt Tender Offer (including the preparation of the Offer Documents) and use reasonable best efforts to cause the payment for any Consent Solicitation or the initial settlement of any Debt Tender Offer to occur simultaneously with the Effective Time.

(c) Upon the request of MergerCo, the Company shall use its reasonable best efforts to obtain the Requested Consents in connection with any Consent Solicitation. Promptly upon receipt of the Requested Consents permitting an amendment of the indenture governing any series of Company Notes or any registration rights agreement related thereto and upon the request of MergerCo, the Company shall enter into a supplemental indenture or amended registration rights agreement reflecting the amendments to such indenture or registration rights agreement approved by such Requested Consents and shall use its reasonable best efforts to cause the indenture trustee to promptly enter into such supplemental indenture or registration rights agreement; provided, that the amendments contained in such supplemental indenture or registration rights agreement shall become effective upon signing, but not operative until the Closing and, if applicable, the acceptance of the applicable Debt Tender Offer. The closing of any Debt Tender Offer shall be conditioned on the simultaneous occurrence of the Closing. Simultaneously with the Closing and in accordance with the terms of any Consent Solicitation or Debt Tender Offer, if the Company shall have undertaken such Consent Solicitation or Debt Tender Offer at the request of MergerCo, MergerCo shall provide the Company the funds reasonably necessary to consummate such Debt Tender Offer and/or Consent Solicitation (including the payment of all applicable premiums, consent fees and all related fees and expenses) and the Company, if applicable, shall accept for purchase and use such funds to purchase the Company Notes tendered in such Debt Tender Offer.

(d) If requested by MergerCo, the Company shall enter into one or more customary dealer manager agreements with such Persons as MergerCo shall reasonably request. MergerCo shall pay the fees and expenses of any dealer manager, information agent, depositary or other agent retained in connection with any Consent Solicitation or Debt Tender Offer.

(e) Prior to the Closing, the Company shall take such actions as may be reasonably requested by MergerCo to effect termination or settlement, or any cancellation and payment, of any interest rate swap agreement, warrant, option or other Contract or agreement executed in respect of any hedging arrangement entered into by the Company in connection with the Company Convertible Notes (including any amendment or termination hereof) effective as of the Closing Date, in each case as may be permitted by the indenture governing such series of Company Convertible Notes.

(f) Notwithstanding anything to the contrary herein, nothing in this Section 5.11 (x) shall require the Company or any of its Subsidiaries to make any monetary payments or concessions or incur any other liability under this Section 5.11 prior to the Effective Time (except to the extent MergerCo agrees to reimburse the Company for the amount of any such payment), (y) may unreasonably interfere with the ongoing operations of the Company and its Subsidiaries or (z) shall impair or delay or otherwise adversely affect the ability of MergerCo to consummate the Financing or the Merger or delay the Financing or the Merger. MergerCo shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with any action by the Company undertaken pursuant to this Section 5.11 (as incurred). MergerCo shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, claims damages, liabilities, costs, expenses, judgments, fines and other amounts suffered or incurred by them in connection with any action undertaken pursuant to this Section 5.11.

ARTICLE VI

Conditions Precedent

Section 6.01.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval.  The Stockholder Approval shall have been obtained.

(b) HSR Act.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c) No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Federal or state court of competent jurisdiction or any other Governmental Entity (collectively, “Restraints”) shall be in effect enjoining or otherwise prohibiting the consummation of the Merger.

(d) Governmental Approvals.  All consents and approvals of, and all filings with and notices to, any Governmental Entities required in connection with the Merger and the other transactions contemplated hereby (including, without limitation, the CMBS Restructuring and the Debt Financing) shall have been made or obtained without the imposition of any condition or restriction that is adverse to MergerCo or the Company, as applicable, except to the extent that the failure to make or obtain any such filing, notice, consent or authorization, and/or the imposition of any such adverse condition or restriction, would not, in the aggregate, reasonably be expected to result in losses, costs, liabilities, damages or expenses to MergerCo and/or the Company and its Subsidiaries in excess of $40,000,000.

Section 6.02.  Conditions to Obligations of MergerCo.  The obligations of MergerCo to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver as of the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties set forth in the first sentence of Section 3.01(c), the first two sentences of Section 3.01(d), Section 3.01(n)(iii) and Section 3.01(n)(iv) shall be true and correct in all material respects (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). The other representations and warranties of the Company set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. MergerCo shall have received a certificate signed on behalf of the Company by the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company.  The Company shall have, in all material respects, performed or complied with all material obligations required to be performed or complied with by it under this Agreement by the time of the Closing, and MergerCo shall have received a certificate signed on behalf of the Company by the chief financial officer of the Company to such effect.

(c) CMBS Restructuring.  The CMBS Restructuring shall have been consummated.

(d) Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any event, circumstance, development, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.03.  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver as of the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of MergerCo set forth in Section 3.02(b) shall be true and correct in all material respects (disregarding all qualifications or limitations as to “materiality”, “MergerCo Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date). The other representations and warranties of MergerCo set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “MergerCo Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a MergerCo Material Adverse

Effect. The Company shall have received a certificate signed on behalf of MergerCo by an executive officer of MergerCo to such effect.

(b) Performance of Obligations of MergerCo.  MergerCo shall have, in all material respects, performed or complied with all material obligations required to be performed or complied with by it under this Agreement by the time of the Closing, and the Company shall have received a certificate signed on behalf of MergerCo by an executive officer of MergerCo to such effect.

Section 6.04.  Frustration of Closing Conditions.  Neither the Company nor MergerCo may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to perform any of its obligations under this Agreement, to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, including the Financing, as required by and subject to Sections 5.03 and 5.09.

ARTICLE VII

Termination, Amendment and Waiver

Section 7.01.  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval:

(a) by mutual written consent of MergerCo and the Company;

(b) by either MergerCo or the Company:

(i) if the Merger shall not have been consummated on or before March 31, 2008; provided, however, that (A) if the Marketing Period has not expired prior to March 31, 2008, then such March 31, 2008 date shall automatically be extended for (x) in the event the Marketing Period has commenced on or before March 31, 2008 and is then continuing, the number of days that remain in the Marketing Period and (y) in all other cases, an additional five business days or (B) in the event that each of the conditions set forth in Article VI, other than one or more of the conditions set forth in Section 6.01(c) or Section 6.01(d), shall have been satisfied or waived or are reasonably capable of being satisfied as of such date, such date shall automatically be extended until May 30, 2008 to the extent it is reasonably apparent that such condition may be satisfied (or waived), as the case may be, on or prior to such extended date (the latest applicable date, the “Outside Date”); provided, further, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if the failure of such party to perform any of its obligations under this Agreement, the failure to act in good faith or the failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, including the Financing, as required by and subject to Sections 5.03 and 5.09, has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

(ii) if any Restraint having any of the effects set forth in Section 6.01(c) shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have used reasonable best efforts to prevent the entry of and to remove such Restraint; or

(iii) if the Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by MergerCo, if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (ii) is incapable of being cured prior to the Outside Date; provided that MergerCo shall not have the right to terminate this Agreement pursuant to this Section 7.01(c) if MergerCo is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(d) by the Company, if MergerCo shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (ii) is incapable of being cured prior to the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this

Section 7.01(d) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(e) by MergerCo, in the event that (i) an Adverse Recommendation Change shall have occurred or (ii) the Company, the Board of Directors of the Company or a committee thereof shall (A) recommend any Takeover Proposal or (B) enter into or cause the Company or any of its Subsidiaries to enter into, a definitive agreement for a Takeover Proposal;

(f) by the Company, in accordance with Section 4.02(b); or

(g) by the Company, if (i) all of the conditions set forth in Section 6.01 and Section 6.02 have been satisfied (other than those conditions that by their terms may only be satisfied at the Closing) and (ii) on or after the last day of the Marketing Period neither MergerCo nor the Surviving Corporation shall have received the proceeds of the Debt Financing and MergerCo shall have failed to consummate the Merger.

Section 7.02.  Effect of Termination.  In the event of termination of this Agreement by either the Company or MergerCo as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of MergerCo or the Company, other than the provisions of (a) the penultimate sentence of Section 5.02, (b) Section 5.06, (c) the second and third sentences of Section 5.09(b), (d) the last sentence of Section 5.10(c), (e) Section 5.11(f), (f) this Section 7.02 and (g) Article VIII, which provisions shall survive such termination; provided, however, that (i) subject to Section 5.06(e), clause (ii) of this proviso and the last two sentences of Section 7.02, nothing herein shall relieve the Company or MergerCo from liability for any willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement and (ii) in no event shall MergerCo be liable for any breach of this Agreement as a result of or relating to the failure to consummate the Merger or any other transaction contemplated hereby, or the failure of MergerCo to make any payment or take any action contemplated by Article I or Article II of this Agreement, if MergerCo shall not have obtained the Debt Financing prior to termination of this Agreement, other than any willful and material breach of this Agreement (other than any breach of any obligation under Article I or Article II as a result of or caused by the failure of MergerCo to obtain the Debt Financing) on the part of MergerCo that results in (x) the Debt Financing being unavailable to MergerCo prior to such termination of this Agreement or (y) any condition set forth in Sections 6.01 and 6.02 not being satisfied, respectively. Notwithstanding any provision hereof to the contrary, in no event shall MergerCo be liable or responsible for damages or losses as a result of a breach of this Agreement in excess of (A) $250 million, less (B) the amount of the MergerCo Termination Fee if paid pursuant to Section 5.06(d). Notwithstanding any provision hereof to the contrary, in no event shall the Company be liable or responsible for damages or losses as a result of a breach of this Agreement in excess of (1) $250 million, less (2) the amount of the Termination Fee and MergerCo Expenses if paid pursuant to Sections 5.06(b) and (c), respectively.

Section 7.03.  Amendment.  This Agreement may be amended by the parties hereto at any time before or after receipt of the Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.04.  Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 7.03 and to the extent permitted by Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 7.05.  Procedure for Termination or Amendment.  A termination of this Agreement pursuant to Section 7.01 or an amendment of this Agreement pursuant to Section 7.03 shall, in order to be effective, require, in the case of MergerCo or the Company, action by its Board of Directors or, with respect to any amendment of this Agreement pursuant to Section 7.03, the duly authorized committee of its Board of Directors to the extent permitted by Law.

ARTICLE VIII

General Provisions

Section 8.01.  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.02.  Notices.  Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, faxed (with confirmation) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to MergerCo, to:

MCHCR-CP Merger Sub Inc.
In care of The Carlyle Group
520 Madison Avenue
New York, NY 10022
Fax No.: (212) 381-4901
Attention: Karen Bechtel
Stephen Wise

with a copy to:

Latham & Watkins LLP
555 Eleventh Street, N.W.
Suite 1000
Washington, DC 20004
Fax No.: (202) 637-2201
Attention: Daniel T. Lennon, Esq.
James R. Hanna, Esq.

if to the Company, to:

Manor Care, Inc.
333 North Summit Street
Toledo, OH 43604-2617
Fax No.: (419) 252-5599
Attention: Richard A. Parr II, Esq.

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Fax No.: (212) 474-3700
Attention: James C. Woolery, Esq.

Section 8.03.  Definitions.  For purposes of this Agreement:

(a) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b) “business day” means any day on which banks are not required or authorized to be closed in the City of New York;

(c) “CMBS Deliveries” means the documents, reports and other materials or deliveries listed on Exhibit D hereto;

(d) “CMBS Properties” means the 331 skilled nursing facilities and assisted living facilities listed on Exhibit E;

(e) “Company Disclosure Letter” means the letter dated as of the date of this Agreement delivered by the Company to MergerCo;

(f) “Company Notes” means, collectively, the Company’s 6.25% Senior Notes issued under the indenture dated as of April 15, 2003 and the Company Convertible Notes;

(g) “Knowledge” means (i) with respect to the Company, the actual knowledge of any of the persons set forth in Section 8.03(d) of the Company Disclosure Letter and (ii) with respect to MergerCo, the actual knowledge of any of the officers of MergerCo;

(h) “Marketing Period” shall mean the first 30 consecutive calendar day period after the date hereof throughout which (i) MergerCo shall have the Required Financial Information that the Company is required to provide to MergerCo pursuant to Section 5.09(b), (ii) the conditions set forth in Sections 6.01 and 6.02 (other than (x) those conditions that by their nature may only be satisfied at Closing, (y) Section 6.01(d) and (z) Section 6.02(c)) shall be satisfied and (iii) the Company’s independent registered public accounting firm shall have not withdrawn its audit opinions for any historical audited financial statements of the Company included in the Required Financial Information; provided, that (A) if such 30-day period would otherwise end on or after August 1, 2007, then the Marketing Period will commence no earlier than September 6, 2007, (B) if such 30-day period would otherwise end on or after December 15, 2007, then the Marketing Period will commence no earlier than January 7, 2008, (C) if the Company’s independent registered public accounting firm shall have withdrawn its opinion with respect to any historical audited financial statements of the Company included in the Required Financial Information or does not consent to the use of its audit opinion with respect to any such audited financial statements audited by such firm in any bank book or other offering documents or other marketing materials reasonably requested by MergerCo in connection with the marketing of the Debt Financing, the Marketing Period shall not be deemed to have commenced until such firm, or such other independent registered public accounting firm performs an audit of such audited financial statements, (x) issues an opinion with respect to such audited financial statements and/or (y) consents to the use of its audit opinion with respect to such audited financial statements, as applicable, and (D) in the event that the Marketing Period would otherwise expire prior to February 1, 2008, the Marketing Period will be extended until the earlier of (x) the date on which (1) the Company has obtained and delivered to MergerCo the CMBS Deliveries with respect to the CMBS Properties having an aggregate appraised value of at least 90% of the aggregate appraised value set forth in Exhibit E necessary for inclusion of such properties in the CMBS Facility (as such term is defined in the Debt Financing Commitments) and (2) all filings with, notices to and consents and approvals from, all Governmental Entities required in connection with or relating to the consummation of the Merger and the other transactions contemplated hereby (including, without limitation, the CMBS Restructuring and the Debt Financing) shall have been made or obtained without the imposition of any condition or restriction that is adverse to MergerCo or the Company, except to the extent the failure to have made or obtained such filings, notices, consents and approvals, and/or the imposition of any such adverse condition or restriction, would not reasonably be expected to result in losses, costs, damages or expenses on the part of MergerCo and/or the Company and its Subsidiaries in excess of $20,000,000, and (y) February 1, 2008;

(i) “Material Adverse Effect” means any event, circumstance, development, change, effect, occurrence or state of facts that, individually or in the aggregate with all other events, circumstances, developments, changes, effects, occurrences or states of facts, (i) materially impedes, interferes with, hinders or delays the consummation by the Company of the Merger and the other transactions contemplated hereby beyond the Outside Date, or (ii) is, or would reasonably be expected to be, materially adverse to the business, properties, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, effect, event, occurrence or state of facts relating to (A) economic, financial market or geopolitical conditions in general, (B) changes in Law or applicable accounting regulations or principles or interpretations thereof, (C) any change in federal or state health care program reimbursement Law, policy or procedure or interpretations thereof applicable or potentially applicable to the services rendered by the Company and its Subsidiaries, including any reduction in regulatory reimbursement rates affecting the Company or any of its Subsidiaries, (D) the industries in which the Company and its subsidiaries operate generally, (E) any outbreak or escalation of hostilities or war or any act of terrorism, which, in the case of each of the foregoing clauses (A), (B), (C), (D) and (E) does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the same industries and geographies in which the Company and its Subsidiaries operate, (F) any change in the Company’s stock price or trading volume, in and of itself, or any failure, in and of itself, by the Company to meet internal or published revenue or earnings projections (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect and it being further understood that any such failure may be taken into account in determining whether the facts or occurrences giving rise to or contributing to such failure are materially adverse to the business, financial conditions, assets or results of operations of the Company and its Subsidiaries, taken as a whole), and (G) the announcement of this Agreement and the transactions contemplated hereby and performance of and compliance with the terms of this Agreement and the identity of MergerCo or any of its Affiliates as the acquiror of the Company;

(j) “MergerCo Disclosure Letter” means the letter dated as of the date of this Agreement delivered by MergerCo to the Company;

(k) “MergerCo Material Adverse Effect” means any event, circumstance, development, change, effect, occurrence or state of facts that, individually or in the aggregate with all other events, circumstances, developments, changes, effects, occurrences or states of facts, prevents or materially impedes, interferes with, hinders or delays the consummation by MergerCo of the Merger or the other transactions contemplated by this Agreement;

(l) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

(m) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person.

Section 8.04.  Interpretation.  When a reference is made in this Agreement to an Article, a Section or Exhibit, such reference shall be to an Article or a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

Section 8.05.  Consents and Approvals.  For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

Section 8.06.  Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.07.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement, provided that the Confidentiality Agreement shall survive the execution and delivery of this Agreement, and (b) except for the provisions of Article II and Sections 2.02, 2.03 and 5.05, are not intended to confer upon any person other than the parties any legal or equitable rights or remedies.

Section 8.08.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 8.09.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void, provided, however, that MergerCo may assign all of its rights hereunder to its lenders and debt providers for collateral security purposes only. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns; provided, however, that MergerCo may, prior to the Effective Time, assign its rights under this Agreement to any Affiliate (unless doing so would prevent or materially delay or impair the Merger or the consummation of the transactions contemplated hereby), in which event all references herein to MergerCo shall be deemed references to such other Affiliate, except that all representations and warranties made herein with respect to MergerCo as of the date of this Agreement shall be deemed to be representations and warranties made with respect to such other Affiliate as of the date of such designation; provided further that no such assignment shall relieve MergerCo of any liability or obligation hereunder.

Section 8.10.  Specific Enforcement; Consent to Jurisdiction.  The parties agree that neither party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement that each party’s sole and exclusive remedy shall be the remedies set forth in Section 5.06; provided, however, that, prior to the termination of this Agreement, the Company shall be entitled to an injunction or injunctions to prevent breaches by MergerCo to enforce specifically the provisions of this Agreement solely with respect to the confidentiality provisions of Section 5.02 and Section 5.09. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any Federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery (or, if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware).

Section 8.11.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible

IN WITNESS WHEREOF, MergerCo and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

MCHCR-CP MERGER SUB INC.,

By:	/s/ Karen H. Bechtel
Name: Karen H. Bechtel

Title:	President

MANOR CARE, INC.

By:	/s/ Paul A. Ormond
Name: Paul A. Ormond

Title:	Chairman, President and Chief Executive Officer

ANNEX I

Index of Defined Terms

Term

2003 Company Convertible Notes	Section 3.01(c)
2004 Company Convertible Notes	Section 3.01(c)
2005 Company Convertible Notes	Section 3.01(c)
2006 Company Convertible Notes	Section 3.01(c)
Adverse Recommendation Change	Section 4.02(b)
Affiliate	Section 8.03(a)
Agreement	Preamble
Annual Amount	Section 5.05(c)
Appraisal Shares	Section 2.01(d)
business day	Section 8.03(b)
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
Claim	Section 5.05(b)
Closing	Section 1.02
Closing Date	Section 1.02
CMBS Deliveries	Section 8.03(c)
CMBS Properties	Section 8.03(d)
CMBS Restructuring	Section 5.10
Code	Section 2.02(h)
Company	Preamble
Company 401(k) Plan	Section 3.01(c)
Company Benefit Agreement	Section 3.01(l)(vii)
Company Benefit Plan	Section 3.01(l)(vii)
Company Bylaws	Section 1.05(b)
Company Certificate of Incorporation	Section 1.05(a)
Company Common Stock	Recitals
Company Convertible Notes	Section 3.01(c)
Company Disclosure Letter	Section 8.03(e)
Company Employees	Section 5.04(a)
Company Notes	Section 8.03(f)
Company Pension Plan	Section 3.01(l)(i)
Company Performance Share Awards	Section 3.01(c)
Company Preferred Stock	Section 3.01(c)
Company Restricted Stock	Section 3.01(c)
Company RSUs	Section 3.01(c)
Company SARs	Section 3.01(c)
Company Stock Equivalents	Section 3.01(c)
Company Stock Options	Section 3.01(c)
Company Stock Plans	Section 3.01(c)
Company Warrants	Section 3.01(c)
Confidentiality Agreement	Section 5.02
Consent Solicitation	Section 5.10(a)
Contract	Section 3.01(d)
Debt Financing	Section 3.02(d)

Term

Debt Financing Commitment	Section 3.02(d)
Debt Tender Offer	Section 5.10(a)
Deferred Company RSU	Section 2.03(b)
Deferred RSU Amount	Section 2.03(b)
DGCL	Section 1.01
Effective Time	Section 1.03
Environmental Claims	Section 3.01(j)(ii)
Environmental Law	Section 3.01(j)(ii)
Equity Award Amounts	Section 2.03(a)
Equity Confidentiality Agreements	Section 5.09(c)
Equity Financing	Section 3.02(d)
Equity Financing Commitment	Section 3.02(d)
ERISA	Section 3.01(l)(vii)
ERISA Affiliate	Section 3.01(1)(iii)
Exchange Act	Section 3.01(d)
Exchange Fund	Section 2.02(a)
Filed SEC Documents	Section 3.01
Financing	Section 3.02(d)
Financing Commitments	Section 3.02(d)
GAAP	Section 3.01(e)
Governmental Entity	Section 3.01(d)
Guarantee	Section 3.02(d)
Guarantor	Section 3.02(d)
Hazardous Materials	Section 3.01(j)(ii)
HSR Act	Section 3.01(d)
Incentive Plans	Section 5.04(c)
Indebtedness	Section 4.01(a)(ix)
Indemnified Party	Section 5.05(a)
Intellectual Property Rights	Section 3.01(o)
Judgment	Section 3.01(d)
Knowledge	Section 8.03(g)
Law	Section 3.01(d)
Leased Real Property	Section 3.01(n)(ii)
Liens	Section 3.01(b)
Marketing Period	Section 8.03(h)
Material Adverse Effect	Section 8.03(i)
Merger	Recitals
Merger Consideration	Section 2.01(c)
MergerCo.	Preamble
MergerCo Expenses	Section 5.06(c)
MergerCo Disclosure Letter	Section 8.03(j)
MergerCo Material Adverse Effect	Section 8.03(k)
MergerCo Termination Fee	Section 5.06(d)
Multiemployer Plan	Section 3.01(l)(vii)
Non-Breaching Financial Failure	Section 5.06(e)
Non-Deferred Company RSU	Section 2.03(b)
Non-Deferred RSU Amount	Section 2.03(a)(iv)

Term

Notice of Superior Proposal	Section 4.02(b)
Offer Documents	Section 5.11(b)
Option Amount	Section 2.03(a)
Outside Date	Section 7.01(b)(i)
Owned Real Property	Section 3.01(n)(i)
Paying Agent	Section 2.02(a)
Performance Share Amount	Section 2.03(a)(iii)
Permits	Section 3.01(j)(i)
Permitted Liens	Section 3.01(n)(iii)
person	Section 8.03(l)
Pre-Closing Service	Section 5.04(d)
Proposed Modification	Section 5.10(b)
Proxy Statement	Section 3.01(d)
Real Property Leases	Section 3.01(n)(ii)
Recommendation	Section 5.01(b)
Registered Intellectual Property Right	Section 3.01(o)
Related Party Transaction	Section 3.01(u)
Release	Section 3.01(j)(ii)
Representatives	Section 4.02(a)
Requested Consents	Section 5.11(a)
Required Financial Information	Section 5.09(b)
Restraints	Section 6.01(c)
SEC	Section 3.01
SEC Documents	Section 3.01(e)
Section 262	Section 2.01(d)
Securities Act	Section 3.01(e)
Specified Contract	Section 3.01(i)
Specified Deferred Compensation Plans	Section 3.01(c)
Specified Person	Section 5.06(e)
Stock Equivalent Amount	Section 2.03(c)
Stockholder Approval	Section 3.01(q)
Stockholders’ Meeting	Section 5.01(b)
Subsidiary	Section 8.03(m)
Superior Proposal	Section 4.02(a)
Surviving Corporation	Section 1.01
Surviving Corporation Plans	Section 5.04(g)
Takeover Proposal	Section 4.02(a)
tax returns	Section 3.01(m)(v)
taxes	Section 3.01(m)(v)
Termination Fee	Section 5.06(b)
Voting Company Debt	Section 3.01(c)

ANNEX B

[LETTERHEAD OF J.P. MORGAN SECURITIES INC.]

July 1, 2007

The Board of Directors
Manor Care, Inc.
333 N. Summit Street
Toledo, OH 43604-2617

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Manor Care, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Merger”) of the Company with MCHCR-CP MERGER SUB INC. (“MergerCo”). Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) between MergerCo and the Company, MergerCo will merge with and into the Company and the Company will continue as the surviving corporation, and each outstanding share of the Company Common Stock, other than (i) Appraisal Shares (as defined in the Merger Agreement) and (ii) shares of the Company Common Stock directly owned by the Company as treasury stock, or by MergerCo or MergerCo’s sole stockholder, immediately prior to the consummation of the Merger, will be converted into the right to receive $67.00 per share in cash (the “Consideration”).

In arriving at our opinion, we have (i) reviewed a draft, dated July 1, 2007, of the Merger Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and MergerCo or otherwise reviewed by or for us. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or MergerCo under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Merger and the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement, and that the definitive Merger Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and MergerCo in the Merger Agreement are and will be true and correct in all ways material to our analysis. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

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We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Merger and we express no opinion as to the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger.

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

We and our affiliates have in the past provided, are currently providing and in the future may provide investment banking, commercial banking and other financial services to the Company and MergerCo as well as the private investment firm whose affiliates are stockholders of MergerCo, and their respective portfolio companies or other affiliates, for which we have received, and would expect to receive, customary compensation. Please be advised that in the past two years, we and our affiliates acted, on behalf of the Company, as the sole bookrunner on (i) a $250 million issuance of Convertible Senior Notes in May, 2006 and (ii) a $400 million issuance of Convertible Senior Notes in July, 2005. We have also been engaged on behalf of the portfolio companies of the private investment firm whose affiliates are stockholders of MergerCo and have received customary fees for such engagements. In addition, we and our affiliates offered financing terms to potential acquirors of the Company and may arrange and/or provide financing of the merger consideration for MergerCo. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities. Among other transactions, JPMorgan Chase Bank, N.A., London Branch (“JPM London”), entered into an option transaction and a warrant transaction with the Company pursuant to certain ISDA confirmations dated July 26, 2005 (the “Equity Call Agreements”). In connection with the Merger Agreement, JPM London and the Company will enter into an agreement, to be dated July 2, 2007, pursuant to which the total amount of the call spread value payable to JPM London in accordance with the terms and conditions of the Equity Call Agreements will be capped at $47 million upon consummation of the Merger.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Merger is fair, from a financial point of view, to such holders.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.
/s/  J.P. Morgan Securities Inc.

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ANNEX C

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

July 1, 2007

The Board of Directors
Manor Care, Inc.
333 N. Summit Street
Toledo, Ohio 43604-2617

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Manor Care, Inc. (“Manor Care”) of the Merger Consideration (as defined below) provided for pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into between MCHCR-CP Merger Sub Inc. (“Merger Sub”), an affiliate of The Carlyle Group (“Carlyle”), and Manor Care. As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into Manor Care (the “Merger”) and (ii) each outstanding share of the common stock, par value $0.01 per share, of Manor Care (“Manor Care Common Stock”) will be converted into the right to receive $67.00 in cash (the “Merger Consideration”).

In arriving at our opinion, we reviewed a draft dated July 1, 2007 of the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Manor Care concerning the business, operations and prospects of Manor Care. We examined certain publicly available business and financial information relating to Manor Care as well as certain financial forecasts, both before and after giving effect to certain acquisitions proposed to be undertaken by Manor Care, and other information and data relating to Manor Care which were provided to or otherwise discussed with us by the management of Manor Care. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Manor Care Common Stock; the historical and projected earnings and other operating data of Manor Care; and the capitalization and financial condition of Manor Care. We analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Manor Care and considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of Manor Care that it is not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to the financial forecasts and other information and data relating to Manor Care provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Manor Care, and we have assumed, with your consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Manor Care as to the future financial performance of Manor Care (both before and after giving effect to certain acquisitions proposed to be undertaken by Manor Care). We have assumed, with your consent, that the Merger will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any term, condition or agreement in any respect material to our opinion, and in compliance with all applicable laws, and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Manor Care or the Merger. Representatives of Manor Care have advised us, and we also have assumed, with your consent, that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us. We have not

C-1

The Board of Directors
Manor Care, Inc.
July 1, 2007

made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Manor Care nor have we made any physical inspection of the properties or assets of Manor Care. Our opinion does not address any terms or other aspects or implications of the Merger (other than the Merger Consideration to the extent expressly specified herein) or any aspects or implications of any other agreement, arrangement or understanding to be entered into in connection with, or otherwise contemplated by, the Merger. We express no view as to, and our opinion does not address, the underlying business decision of Manor Care to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Manor Care or the effect of any other transaction in which Manor Care might engage. We were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of Manor Care; however, we have held discussions with Manor Care and its other advisors regarding the results of the solicitation process undertaken to date by or on behalf of Manor Care. We also were not requested to, and we did not, participate in the negotiation or structuring of the Merger. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Citigroup Global Markets Inc. has been engaged by Manor Care solely for purposes of rendering an opinion in connection with the proposed Merger and will receive a fee for such services in connection with the delivery of this opinion. We and our affiliates in the past have provided, currently are providing and in the future may provide services to Carlyle and certain of its affiliates unrelated to the proposed Merger, for which services we and our affiliates have received, and expect to receive, compensation, including, among other things, having acted or acting (i) as financial advisor to Carlyle and certain of its portfolio companies in connection with certain sale and acquisition transactions, (ii) in various roles in connection with securities offerings of certain portfolio companies of Carlyle and (iii) as a lender in connection with credit facilities of certain portfolio companies of Carlyle. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Manor Care and of certain portfolio companies of Carlyle for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Manor Care, Carlyle and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Manor Care in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Manor Care Common Stock.

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

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ANNEX D

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

c/o National City Bank Corporate Trust Operations Locator 5352 P. O. Box 94509 Cleveland, OH 44101-4509 VOTE BY TELEPHONE Have your proxy card available when you call the Toll-Free Number 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote. VOTE BY INTERNET Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions presented to record your vote. VOTE BY MAIL Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return to: National City Bank, P.O. Box 535800, Pittsburgh, PA 15253. Vote by Telephone Vote by Internet Vote by Mail Call Toll-Free using a Access the website and Return your proxy Touch-Tone phone: cast your vote: in the postage-paid 1-888-693-8683 www.cesvote.com envelope provided. Vote 24 hours a day, 7 days a week! If you vote by telephone or Internet, please do not send your proxy by mail. I If voting by mail, Proxy must be signed and dated below. D Please fold and detach card at perforation before mailing. D Proxy Proxy This proxy is solicited on behalf of the Board of Directors The undersigned hereby appoints Paul A. Ormond, Steven M. Cavanaugh and Matthew S. Kang and each of them, as Proxies with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated herein, all shares of common stock of Manor Care, Inc. held of record by the undersigned on September 10, 2007, at the Special Meeting of Stockholders to be held on October 17, 2007, or at any adjournment thereof.

Dated: , 2007 Signature Signature, if held jointly Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please fold and detach card at perforation before mailing. D MANOR CARE, INC. PROXY This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Item 1 and FOR Item 2. Item 1 and Item 2 have been proposed by Manor Care, Inc. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting. The Board of Directors recommends a vote FOR Item 1. 1. To adopt the Agreement and Plan of Merger, dated as of July 2, 2007, between MCHCR-CP Merger Sub Inc. and Manor Care, Inc. (the “Merger Agreement”): FOR AGAINST ABSTAIN The Board of Directors recommends a vote FOR Item 2. 2. To adjourn or postpone the Special Meeting, if necessary or appropriate: FOR AGAINST ABSTAIN (Continued and to be signed on reverse side.) YOUR VOTE IS IMPORTANT! Please take a moment to vote your shares for the upcoming Manor Care, Inc. Stockholder's Meeting. Your vote is confidential. You can vote by telephone, by Internet or by mail. To vote by telephone, call 1-888-693-8683 using a touch-tone telephone. To vote by Internet, access the website www.cesvote.com. Enter the number by the arrow in the box on the reverse side of this form and follow the simple instructions to record your vote. If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to National City Bank, P.O. Box 535800, Pittsburgh, PA 15253, so your shares may be represented at the Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.

c/o National City Bank Corporate Trust Operations Locator 5352 P. O. Box 94509 Cleveland, OH 44101-4509 VOTE BY TELEPHONE Have your proxy card available when you call the Toll-Free Number 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote. VOTE BY INTERNET Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions presented to record your vote. VOTE BY MAIL Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return to: National City Bank, P.O. Box 535800, Pittsburgh, PA 15253. Vote by Telephone Vote by Internet Vote by Mail Call Toll-Free using a Access the website and Return your voting instruction card Touch-Tone phone: cast your vote: in the postage paid 1-888-693-8683 www.cesvote.com envelope provided Vote 24 hours a day, 7 days a week! Your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Time on October 12, 2007 to be counted in the final tabulation. I D Please fold and detach card at perforation before mailing. D HCR Manor Care Stock Purchase and Retirement Savings 401(k) Plan The undersigned hereby authorizes and instructs Fidelity Management Trust Company, as Trustee under the HCR Manor Care Stock Purchase and Retirement Savings 401(k) Plan, to vote in person or by proxy the full common shares of Manor Care, Inc. credited to my account under the Manor Care, Inc. Stock Fund as of September 10, 2007, if any, at the Special Meeting of Stockholders to be held on October 17, 2007, or at any adjournment thereof. When properly executed, these voting instructions will be voted by the Trustee in the manner directed on the reverse side of this card by the undersigned stockholder. If no direction is made, these voting instructions will be voted by the Trustee in accordance with the instructions received with respect to a majority of shares in the Manor Care, Inc. Stock Fund. Signature Dated: , 2007 Please sign your name exactly as it appears to the left.

YOUR VOTE IS IMPORTANT ! Please take a moment to vote your shares for the upcoming Manor Care, Inc. Stockholder’s Meeting. Your vote is confidential. You can vote by telephone, by Internet or by mail. To vote by telephone, call 1-888-693-8683 using a touch-tone telephone. To vote by Internet, access the website www.cesvote.com. Enter the number by the arrow in the box on the reverse side of this form and follow the simple instructions to record your vote. If you do not vote by telephone or Internet, please sign and date this voting instruction card and return it promptly in the enclosed postage-paid envelope, or otherwise to National City Bank, P.O. Box 535800, Pittsburgh, PA 15253, so your shares may be represented at the Meeting. If you vote by telephone or Internet, it is not necessary to return this voting instruction card. D Please fold and detach card at perforation before mailing. D MANOR CARE, INC. VOTING INSTRUCTIONS The Trustee is directed to vote as specified below. If your voting instructions are not received by October 12, 2007 or if no instructions are given, the shares credited to your account will be voted by the Trustee in accordance with the instructions received with respect to a majority of shares in the Manor Care, Inc. Stock Fund. Item 1 and Item 2 have been proposed by Manor Care, Inc. In its discretion the Trustee is authorized to vote upon such other business as may properly come before the meeting. The Board of Directors recommends a vote FOR Item 1. 1. To adopt the Agreement and Plan of Merger, dated as of July 2, 2007, between MCHCR-CP Merger Sub Inc. and Manor Care, Inc. (the “Merger Agreement”): FOR AGAINST ABSTAIN The Board of Directors recommends a vote FOR Item 2. 2. To adjourn or postpone the Special Meeting, if necessary or appropriate: FOR AGAINST ABSTAIN (Continued and to be signed on reverse side.)